Exhibit (k)(6)

EXECUTION VERSION

SARATOGA INVESTMENT CORP. CLO 2013-1, Ltd.

Issuer

SARATOGA INVESTMENT CORP. CLO 2013-1, Inc.

Co-Issuer

U.S. BANK NATIONAL ASSOCIATION

Trustee

AMENDED AND RESTATED

INDENTURE

Dated as of November 15, 2016

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	3
Section 1.2	Assumptions as to Assets	73

ARTICLE II

THE RATED NOTES

Section 2.1	Forms Generally	76
Section 2.2	Forms of Rated Notes	77
Section 2.3	Authorized Amount; Stated Maturity; Denominations	78
Section 2.4	Execution, Authentication, Delivery and Dating	80
Section 2.5	Registration, Registration of Transfer and Exchange	81
Section 2.6	Mutilated, Defaced, Destroyed, Lost or Stolen Rated Note	89
Section 2.7	Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved	90
Section 2.8	Persons Deemed Owners	93
Section 2.9	Purchase and Surrender of Rated Notes; Cancellation	94
Section 2.10	DTC Ceases to be Depository	95
Section 2.11	Rated Notes Beneficially Owned by Persons Not QIB/QPs or in Violation of ERISA Representations	95
Section 2.12	Tax Certification	96

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions to Issuance of Rated Notes on Closing Date	100
Section 3.2	Delivery of Collateral Obligations and Eligible Investments	104

ARTICLE IV

SATISFACTION AND DISCHARGE; ILLIQUID ASSETS; LIMITATION ON ADMINISTRATIVE EXPENSES

Section 4.1	Satisfaction and Discharge of Indenture	106
Section 4.2	Application of Trust Money	107
Section 4.3	Repayment of Amounts Held by Paying Agent	107

-i-

-ii-

-iii-

ARTICLE X

ACCOUNTS, ACCOUNTING AND RELEASES

Section 10.1	Collection of Money	164
Section 10.2	Collection Account	164
Section 10.3	Transaction Accounts	166
Section 10.4	The Revolver Funding Account	167
Section 10.5	LC Reserve Account	169
Section 10.6	Reinvestment of Funds in Accounts; Reports by Trustee	169
Section 10.7	Accountings	171
Section 10.8	Release of Assets	178
Section 10.9	Appointment of Independent Accountants	179
Section 10.10	Reports to Rating Agencies and Additional Recipients	180
Section 10.11	Procedures Relating to the Establishment of Accounts Controlled by the Trustee	181
Section 10.12	Section 3(c)(7) Procedures	181

ARTICLE XI

APPLICATION OF MONIES

Section 11.1	Disbursements of Amounts from Payment Account	182

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1	Sales of Collateral Obligations	189
Section 12.2	Purchase of Additional Collateral Obligations; Investment Criteria	191
Section 12.3	Conditions Applicable to All Sale and Purchase Transactions	193

ARTICLE XIII

HOLDERS’ RELATIONS

Section 13.1	Subordination	193
Section 13.2	Standard of Conduct	194

ARTICLE XIV

MISCELLANEOUS

Section 14.1	Form of Documents Delivered to Trustee	194
Section 14.2	Acts of Holders	195

-iv-

Schedules and Exhibits

Schedule 1	Moody’s Industry Classification Group List
Schedule 2	S&P Industry Classifications
Schedule 3	Diversity Score Calculation
Schedule 4	Moody’s Rating Definitions
Schedule 5	S&P Recovery Rate Tables
Schedule 6	Approved Index List

Exhibit A	Forms of Notes
Exhibit A-1	Form of Class X Note
Exhibit A-2	Form of Class A-1 Note
Exhibit A-3	Form of Class A-2 Note
Exhibit A-4	Form of Class B Note
Exhibit A-5	Form of Class C Note
Exhibit A-6	Form of Class D Note
Exhibit A-7	Form of Class E Note
Exhibit A-8	Form of Class F Note
Exhibit B	Forms of Transfer and Exchange Certificates
Exhibit B-1	Form of Transferor Certificate for Transfer to Rule 144A Global Note
Exhibit B-2	Form of Transferor Certificate for Transfer to Regulation S Global Note
Exhibit B-3	Form of Transferee Certificate for Transfer to Certificated Note
Exhibit C	Calculation of LIBOR

-v-

Exhibit D	Form of Note Owner Certificate
Exhibit E	Form of Account Agreement

-vi-

THIS AMENDED AND RESTATED INDENTURE, dated as of November 15, 2016, between Saratoga Investment Corp. CLO 2013-1, Ltd. (f/k/a GSC Investment Corp. CLO 2007, Ltd.), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), Saratoga Investment Corp. CLO 2013-1, Inc. (f/k/a GSC Investment Corp. CLO 2007, Inc.), a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), and U.S. Bank National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”) amends and restates in its entirety the Indenture, dated October 17, 2013, among the Co-Issuers and the Trustee.

PRELIMINARY STATEMENT

The Co-Issuers and U.S. Bank National Association, as legacy trustee (the “Legacy Trustee”) are party to an Indenture, dated as of January 22, 2008 (the “Original Indenture”), pursuant to which the Co-Issuers issued Class A Notes, Class B Notes, Class C Notes and Class D Notes and the Issuer issued Class E Notes (the Class E Notes issued pursuant to the Original Indenture, collectively with the Class A Notes, Class B Notes, Class C Notes and Class D Notes issued pursuant to the Original Indenture, the “Legacy Rated Notes” and holders thereof, “Legacy Rated Noteholders”) and Subordinated Notes. On August 8, 2013, the Issuer delivered to the Legacy Trustee, the holders of the Legacy Rated Notes, the holders of the Subordinated Notes and U.S. Bank National Association, as Subordinated Note Paying Agent, a Notice of Optional Redemption pursuant to Sections 9.2 and 9.3 of the Original Indenture, for optional redemption of the Legacy Rated Notes thereunder on the redemption date of October 21, 2013 (the “Legacy Rated Notes Redemption Date”).

On the Closing Date, the Issuer received net proceeds from the issuance of the Rated Notes hereunder, after payment of its fees and expenses associated with the issuance of the Rated Notes hereunder, the funding of the Expense Reserve Account and the allocation of certain unused proceeds as Principal Proceeds, in the amount of U.S.$275,400,000 (the “Closing Date Deposit”) with the Legacy Trustee, in its capacity as custodian under the Original Indenture (the “Legacy Custodian”), for application by the Legacy Custodian towards the payment in full of all known expenses of the Issuer incurred prior to the Closing Date and for redemption in full of all of the Legacy Rated Notes on the Legacy Rated Notes Redemption Date in accordance with the terms of the Original Indenture. A firm of independent certified public accountants which are internationally recognized has verified that all amounts on deposit with the Legacy Custodian are sufficient to pay and discharge the entire indebtedness on the Legacy Rated Notes for the principal and interest on such Legacy Rated Notes through to the Legacy Rated Notes Redemption Date. The Co-Issuers have paid or caused to be paid all other sums payable under the Original Indenture, including under any hedge agreements thereunder and under the collateral management thereunder and have delivered to the Legacy Trustee officer’s certificates and an opinion of counsel, each stating that all conditions precedent in the Original Indenture provided for or relating to the satisfaction and discharge of the Original Indenture have been complied with. In connection with the foregoing, upon the deposit by or on behalf of the Issuer of the net proceeds of the issuance of the Rated Notes and, pursuant to Section 4.1(a)(ii) of the Original Indenture, the Original Indenture is deemed discharged and of no force and effect with respect to the Legacy Rated Notes and the Subordinated Notes and the collateral, except as to those limited rights which expressly survive pursuant to the terms of the Original Indenture. The terms and conditions of the Subordinated Notes are being amended and restated pursuant to this Indenture, the Subordinated Notes and the Amended and Restated Subordinated Note Paying Agency Agreement, dated as of the Closing Date, between the Issuer, the Subordinated Note Paying Agent and the Investment Manager and/or its Affiliates, as holders of 100% of the Subordinated Notes as of the Closing Date.

Each of the Co-Issuers is duly authorized to execute and deliver this Indenture to provide for the Rated Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Co-Issuers herein are for the benefit and security of the Secured Parties. The Co-Issuers are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of each of the Co-Issuers in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

I.	Subject to the priorities and the exclusions, if any, specified below in this Granting Clause, the Issuer hereby Grants to the Trustee, for the benefit and security of Holders of the Rated Notes, the Administrator, the Investment Manager, the Collateral Administrator, the Trustee and the Bank in all of its capacities under the Transaction Documents (collectively, the “Secured Parties”) to the extent of such Secured Party’s interest hereunder, including under the Priority of Payments, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, all securities, loans and investments and all Instruments, Financial Assets, Investment Property, General Intangibles, Letter-of-Credit Rights, Securities, Securities Accounts, Deposit Accounts and all other property of any type or nature in which the Issuer has, from time-to-time, an interest, including all Proceeds with respect to any of the foregoing (excluding the Excepted Property, the “Assets” or the “Collateral”). Such Grants include, but are not limited to

(a)	the Collateral Obligations and Equity Securities which the Issuer has caused to be delivered to the Trustee on or before the Closing Date (directly or through an Intermediary or bailee) and that are owned by the Issuer as of the Closing Date, together with all payments thereon or with respect thereto,

(b)	all Collateral Obligations that are delivered to the Trustee on or after the Closing Date, together with all payments thereon or with respect thereto,

(c)	the Issuer’s interest in each Account, including any Eligible Investments purchased with funds credited thereto, and all income from the investment of funds credited thereto,

(d)	the Investment Management Agreement, the Administration Agreement, the Registered Office Agreement and the Collateral Administration Agreement,

(e)	Cash delivered to the Trustee (directly or through an Intermediary or bailee),

(f)	the Issuer’s equity interest in any Issuer Subsidiary and any Equity Securities, in each case including all payments and rights thereunder, and

(g)	all Proceeds with respect to the foregoing.

Such Grants exclude (i) the bank account in the Cayman Islands in which the amounts from time to time (if any) remaining from the U.S.$250 transaction fee paid to the Issuer in consideration of the issuance of the Legacy Rated Notes and (ii) such funds as are attributable to the issuance and allotment of the Issuer’s ordinary shares or the bank account in the Cayman Islands in which such funds are deposited (or any interest thereon) (collectively, the “Excepted Property”).

Such Grants are made in trust to secure the Rated Notes equally and ratably without prejudice, priority or distinction between any Rated Note and any other Rated Note by reason of difference of time of issuance or otherwise, except as expressly provided in this Indenture, and to secure, in accordance with the priorities set forth in the Priority of Payments, (A) the payment of all amounts due on the Rated Notes in accordance with their terms, (B) the payment of all other sums payable under this Indenture to any Secured Party and (C) compliance with the provisions of this Indenture, all as provided in this Indenture (collectively, the “Secured Obligations”).

II.	The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. Except as otherwise specified herein or as the context may otherwise require: (i) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document (whether or not already so stated); (ii) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules (whether or not already so stated); (iii) the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import; (iv) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in an “either … or” construction; (v) references to a Person are references to such Person’s successors and assigns (whether or not already so stated); (vi) all references in this Indenture to designated “Articles,” “Sections,” “subsections” and other subdivisions are to the designated articles, sections, subsections and other subdivisions of this Indenture; and (vii) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision.

“Account Agreement”: An agreement in substantially the form of Exhibit E hereto.

“Accounts”: Each of (i) the Payment Account, (ii) the Collection Account, (iii) the Revolver Funding Account, (iv) the Expense Reserve Account, (v) the Ongoing Expense Smoothing Account, (vi) the Custodial Account and (vii) the LC Reserve Account.

“Act”: The meaning specified in Section 14.2.

“Additional Notes”: Any Notes issued pursuant to Section 2.13.

“Additional Notes Closing Date”: The closing date for the issuance of any Additional Notes pursuant to Section 2.13 as set forth in an indenture supplemental to this Indenture pursuant to Section 8.2(a)(xvii).

“Accountants’ Certificate”: A certificate of a firm of Independent certified public accountants of recognized international reputation appointed by the Investment Manager on behalf of the Issuer pursuant to Section 10.9, which may be a firm of Independent accountants that audits the financial statements of the Issuer or the Investment Manager.

“Adjusted Collateral Principal Amount”: As of any date of determination:

(a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations and Deferring Securities); plus

(b) without duplication, the amounts on deposit in the Collection Account (including Eligible Investments therein) representing Principal Proceeds; plus

(c) the lesser of the (i) S&P Collateral Value of all Defaulted Obligations and Deferring Securities and (ii) Moody’s Collateral Value of all Defaulted Obligations and Deferring Securities; provided that the Adjusted Collateral Principal Amount will be zero for any Defaulted Obligation which the Issuer has owned for more than three years after its default date; plus

(d) with respect to each Discount Obligation, the product of (i) the outstanding principal amount of such Discount Obligation as of such date, multiplied by (ii) the purchase price of such Discount Obligation (expressed as a percentage of par), excluding accrued interest; minus

(e) the Excess CCC/Caa Adjustment Amount; provided that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation, Deferring Security or Discount Obligation, or any asset that falls into the Excess CCC/Caa Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Adjusted Weighted Average Moody’s Rating Factor”: As of any date of determination, a number equal to the Weighted Average Moody’s Rating Factor determined in the following manner: for purposes of determining a Moody’s Default Probability Rating, Moody’s Rating or Moody’s Derived Rating in connection with determining the Weighted Average Moody’s Rating Factor for purposes of this definition, each applicable rating on credit watch by Moody’s that is on (a) positive watch will be treated as having been upgraded by one rating subcategory, (b) negative watch will be treated as having been downgraded by two rating subcategories and (c) negative outlook will be treated as having been downgraded by one rating subcategory.

“Administration Agreement”: An agreement between the Administrator and the Issuer (as amended from time to time) relating to the various corporate management functions that the Administrator will perform on behalf of the Issuer, including communications with shareholders and the general public, and the provision of certain clerical, administrative and other corporate services in the Cayman Islands during the term of such agreement.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.035% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount on the related Determination Date and (b) U.S.$160,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months) or, with respect to this clause (b), if an Event of Default has occurred and is continuing, such higher amount as may be agreed between the Trustee and a Majority of the Controlling Class; provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to clause (A) of the Priority of Interest Proceeds, clause (A) of the Priority of Principal Proceeds and clause (A) of the Special Priority of Payments (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date) and payable in the following order by the Issuer or the Co-Issuer: first, to the Trustee pursuant to Section 6.7 and the other provisions of this Indenture, second, to the Bank (in each of its capacities) including as Collateral Administrator pursuant to the Collateral Administration Agreement, third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties: (i) the Independent accountants, agents (other than the Investment

Manager) and counsel of the Issuer for fees and expenses; (ii) the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Rated Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations; (iii) the Administrator pursuant to the Administration Agreement and the Registered Office Agreement; and (iv) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture ((1) including any expenses related to FATCA compliance, any Issuer Subsidiary, the payment of facility rating fees and all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations, and (2) excluding the Investment Management Fee (but including any other monies expended by the Investment Manager and reimbursable under the Investment Management Agreement)) and the Notes, including but not limited to, amounts owed to the Co-Issuer pursuant to Section 7.1 and any amounts due in respect of the listing of the Notes on any stock exchange or trading system and fourth, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document, the Placement Agency Agreement; provided that (x) amounts due in respect of actions taken on or before the Closing Date shall not be payable as Administrative Expenses, but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(d), (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Rated Notes and distributions on the Subordinated Notes) shall not constitute Administrative Expenses and (z) no amount shall be payable to the Investment Manager as Administrative Expenses in reimbursement of fees or expenses of any third party unless the Investment Manager shall have first paid the fees or expenses that are the subject of such reimbursement.

“Administrator”: MaplesFS Limited and any successor thereto.

“Affected Class”: Any Class of Notes that, as a result of the occurrence of a Tax Event described in the definition of Tax Redemption, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”: With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, Officer, employee or general partner (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) of this sentence. For the purposes of this definition, “control” of a Person means the power, direct or indirect, (x) to vote more than 50% of the notes having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, (i) no entity shall be deemed to be an Affiliate of the Issuer or the Co-Issuer solely because the Administrator or any of its Affiliates acts as administrator or share trustee for such entity and (ii) no entity to which the Investment Manager provides investment management or advisory services shall be deemed to be an Affiliate of the Investment Manager solely because the Investment Manager acts in such capacity, unless either of the foregoing clauses (a) or (b) is satisfied as between such entity and the Investment Manager.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation, (a) the stated coupon on such Collateral Obligation (excluding any Deferrable Security or Partial Deferrable Security to the extent of any non-cash interest and the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) expressed as a percentage; and (b) the Principal Balance (including for this purpose any capitalized interest) of such Collateral Obligation; provided that for purposes of this definition, the interest coupon will be deemed to be, with respect to (i) any Step-Down Obligation, the lowest of the then-current interest coupon and any future interest coupon; (ii) any Step-Up Obligation, the current interest coupon; and (iii) any Deferrable Security or Partial Deferrable Security, that portion of the interest coupon that must be paid in cash and may not be deferred (without defaulting) under the Underlying Instruments.

“Aggregate Excess Funded Spread”: As of any Measurement Date, the amount obtained by multiplying: (a) the amount equal to LIBOR applicable to the Rated Notes during the Interest Accrual Period in which such Measurement Date occurs; by (b) the amount (not less than zero) equal to (i) the Aggregate Principal Balance (including for this purpose any capitalized interest) of the Collateral Obligations as of such Measurement Date minus (ii) the Reinvestment Target Par Balance.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of

(a) in the case of each Floating Rate Obligation that bears interest at a spread over a London interbank offered rate based index, (i) the stated interest rate spread (excluding any Deferrable Security or Partial Deferrable Security to the extent of any non-cash interest and the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) on such Collateral Obligation above such index multiplied by (ii) the Principal Balance (including for this purpose any capitalized interest but excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) of such Collateral Obligation; and

(b) in the case of each Floating Rate Obligation that bears interest at a spread over an index other than a London interbank offered rate based index, (i) the excess of the sum of such spread and such index (excluding any Deferrable Security or Partial Deferrable Security to the extent of any non-cash interest and the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) over LIBOR as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance (including for this purpose any capitalized interest but excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) of each such Collateral Obligation;

provided that for purposes of this definition, the interest rate spread will be deemed to be, with respect to (i) any Floating Rate Obligation that has a LIBOR floor, the stated interest rate spread plus, if positive, (x) the LIBOR floor value minus (y) LIBOR as in effect for the current Interest Accrual Period; (ii) any Step-Down Obligation, the lowest of the then-current rate and any future rate; (iii) any Step-Up Obligation, the current spread; and (iv) any Deferrable Security or Partial Deferrable Security, that portion of the spread that must be paid in cash and may not be deferred (without defaulting) under the Underlying Instruments.

“Aggregate Outstanding Amount”: With respect to (i) any of the Rated Notes as of any date, the aggregate principal amount of such Rated Notes Outstanding (including any Deferred Interest previously added to the principal amount that remains unpaid) on such date and (ii) the Subordinated Notes, the face amount thereof.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Amended and Restated Subordinated Note Paying Agency Agreement”: The agreement dated as of October 17, 2013 between the Issuer, U.S. Bank National Association, in its capacity as subordinated note paying agent, and Saratoga Investment Corp., as investor, as may be further amended from time to time.

“Applicable Advance Rate”: For each Collateral Obligation and for the applicable number of Business Days between the certification date for a sale or participation required by Section 9.4 and the expected date of such sale or participation, the percentage specified below:

	Same day	1-2 days	3-5 days	6-15 days
Senior Secured Loans with a Market Value of:
90% or more	100%	93%	92%	88%
below 90%	100%	80%	73%	60%
Other Collateral Obligations with a Moody’s Rating of at least “B2” or an S&P Rating of at least “B” and a Market Value of 90% or more	100%	89%	85%	75%
All other Collateral Obligations	100%	75%	65%	45%

“Applicable Issuer” or “Applicable Issuers”: With respect to the Co-Issued Notes, the Co-Issuers and with respect to the Issuer Only Notes, the Issuer only.

“Approved Index List”: The nationally recognized indices specified in Schedule 6 hereto as amended from time to time by the Investment Manager with prior notice of any amendment to S&P and Moody’s in respect of such amendment and a copy of any such amended Approved Index List to the Collateral Administrator; provided that any new index added to the Approved Index List by amendment will be a nationally recognized index.

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assets”: The meaning assigned in the Granting Clauses hereof.

“Assigned Moody’s Rating”: With respect to any obligation or facility, the monitored publicly available rating (or, if no such rating is available, the unreported monitored rating) by Moody’s of such obligation or facility (if any).

“Assumed Reinvestment Rate”: LIBOR (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Rated Notes or a Class of the Rated Notes, the Person designated by the Trustee to authenticate such Rated Notes on behalf of the Trustee pursuant to Section 6.14.

“Authorized Officer”: With respect to the Issuer or the Co-Issuer, any Officer or any other Person who is authorized to act for the Issuer or the Co-Issuer, as applicable, in matters relating to, and binding upon, the Issuer or the Co-Issuer. With respect to the Investment Manager, any Officer, employee, member or agent of the Investment Manager who is authorized to act for the Investment Manager in matters relating to, and binding upon, the Investment Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Rated Notes. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Balance”: On any date, with respect to Eligible Investments (including Cash) in any Account, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: U.S. Bank National Association, in its individual capacity and not as Trustee, or any successor thereto.

“Bankruptcy Exchange”: The exchange of a Defaulted Obligation (without the payment of any additional funds other than reasonable and customary transfer costs) for another debt obligation issued by another obligor which, but for the fact that such debt obligation is a Defaulted Obligation or a Credit Risk Obligation, would otherwise qualify as a Collateral Obligation and (i) in the Investment Manager’s reasonable business judgment, at the time of the exchange, such debt obligation received on exchange has a better likelihood of recovery than the Defaulted Obligation to be exchanged, (ii) as determined by the Investment Manager, at the time of the exchange, the debt obligation received on exchange is no less senior in right of payment vis-à-vis such obligor’s other outstanding indebtedness than the Defaulted Obligation to be exchanged vis-à-vis its obligor’s other outstanding indebtedness, (iii) as determined by the Investment Manager, both prior to and after giving effect to such exchange, each of the Coverage Tests is satisfied or, if any Coverage Test was not satisfied prior to such exchange, the coverage ratio relating to such test will be at least as close to being satisfied after giving effect to such exchange as it was before giving effect to such exchange, (iv) as determined by the Investment Manager, both prior to and after giving effect to such exchange, not more than 5.0% of the Collateral Principal Amount consists of obligations received in a Bankruptcy Exchange, (v) the period for which the Issuer held the Defaulted Obligation to be exchanged will be included for all purposes in this Indenture when determining the period for which the Issuer holds the debt obligation received on exchange, (vi) the Bankruptcy Exchange Test is satisfied, (vii) if such debt obligation received on exchange is a Credit Risk Obligation, such debt obligation has a Moody’s Rating and (viii) the Aggregate Principal Balance of all obligations acquired in Bankruptcy Exchanges is less than U.S.$40,000,000.

“Bankruptcy Exchange Test”: A test that is satisfied if, in the Investment Manager’s reasonable business judgment, the projected internal rate of return of the obligation obtained as a result of a Bankruptcy Exchange is greater than the projected internal rate of return of the Defaulted Obligation exchanged in a Bankruptcy Exchange, calculated by the Investment Manager by aggregating all Cash and the Market Value of any Collateral Obligation subject to a Bankruptcy Exchange at the time of each Bankruptcy Exchange; provided that the foregoing calculation will not be required for any Bankruptcy Exchange prior to and including the occurrence of the third Bankruptcy Exchange.

“Bankruptcy Law”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time, Part V of the Companies Law (as amended) of the Cayman Islands, as may be further amended from time to time, the Bankruptcy Law (as amended) of the Cayman Islands, as may be further amended from time to time and the Foreign Bankruptcy Proceedings (International Cooperation) Rules 2008 of the Cayman Islands, as amended from time to time.

“Base Management Fee”: The fee payable to the Investment Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) that accrues during each Interest Accrual Period at a rate equal to 0.10% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (as certified by the Investment Manager to the Trustee).

“Benefit Plan Investor”: Any of (a) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) a plan described in Section 4975(e)(1) of the Code to which Section 4975 of the Code applies or (c) any other entity whose underlying assets could be deemed to include plan assets by reason of an employee benefit plan’s or a plan’s investment in the entity within the meaning of the Plan Asset Regulation or otherwise.

“Board of Directors”: With respect to the Issuer, the directors of the Issuer duly appointed by the shareholders of the Issuer or the board of directors of the Issuer pursuant to the Memorandum and Articles in accordance with the law of the Cayman Islands and, with respect to the Co-Issuer, the sole director or the board of directors of the Co-Issuer.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction, (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing and (z) has a rating from Moody’s. It is understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof may have a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder can be extended to a later date; provided that, for the avoidance of doubt, such date shall not be later than the Stated Maturity of the Notes.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Caa Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Security) with a Moody’s Rating of “Caa1” or lower.

“Calculation Agent”: The meaning specified in Section 7.16.

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“CCC Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Security) with an S&P Rating of “CCC+” or lower.

“CCC/Caa Collateral Obligations”: The CCC Collateral Obligations and/or the Caa Collateral Obligations, as the context requires.

“CCC/Caa Excess”: The amount equal to the greater of (i) the excess of the Aggregate Principal Balance of all CCC Collateral Obligations (provided that, for purposes of this calculation, each Discount Obligation will be held at its purchase price) over an amount equal to 7.5% of the Collateral Principal Amount as of the current Determination Date and (ii) the excess of the Aggregate Principal Balance of all Caa Collateral Obligations over an amount equal to 7.5% of the Collateral Principal Amount as of the current Determination Date; provided that, in determining which of the CCC/Caa Collateral Obligations shall be included in the CCC/Caa Excess, the CCC/Caa Collateral Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Aggregate Principal Balance of such Collateral Obligations as of such Determination Date) shall be deemed to constitute such CCC/Caa Excess.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Note”: Any Note issued in the form of a definitive, fully registered note without interest coupons registered in the name of the owner or nominee thereof, duly executed by the Issuer and authenticated by the Trustee as herein provided.

“Certificated Security”: As defined in Section 8-102(a)(4) of the UCC.

“Class”: All of (a) the Rated Notes having the same Interest Rate, Stated Maturity and designation and (b) the Subordinated Notes. With respect to any exercise of voting rights, any Pari Passu Classes of Notes that are entitled to Vote on a matter will Vote together as a single class.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Notes and the Class B Notes, collectively.

“Class A Notes”: The Class A-1 Notes and the Class A-2 Notes.

“Class A-1 Notes”: The Class A-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class A-2 Notes”: The Class A-2 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class B Notes”: The Class B Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class Break-even Default Rate”: With respect to the Controlling Class (so long as the Controlling Class is a Class of Rated Notes), the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the applicable S&P CDO Monitor chosen by the Investment Manager in accordance with the definition of “S&P CDO Monitor” that is applicable to the portfolio of Collateral Obligations, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class of Notes in full. After the date hereof, S&P will provide the Investment Manager with the Class Break-even Default Rate(s) for each S&P CDO Monitor based upon the Weighted Average Floating Spread and the Weighted Average S&P Recovery Rate to be associated with such S&P CDO Monitor as selected by the Investment Manager from time to time.

“Class C Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

“Class C Notes”: The Class C Mezzanine Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class D Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class D Notes.

“Class D Notes”: The Class D Mezzanine Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class Default Differential”: With respect to the Controlling Class (so long as the Controlling Class is a Class of Rated Notes), at any time, the rate calculated by subtracting the Class Scenario Default Rate at such time for such Class of Notes from the Class Break-even Default Rate for such Class of Notes at such time.

“Class E Coverage Test”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class E Notes.

“Class E Notes”: The Class E Mezzanine Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class F Notes”: The Class F Mezzanine Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class Scenario Default Rate”: With respect to the Controlling Class (so long as the Controlling Class is a Class of Rated Notes), at any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s Initial Rating of such Class of Notes, determined by application by the Investment Manager and the Collateral Administrator of the S&P CDO Monitor at such time.

“Class X Notes”: The Class X Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class X Scheduled Amortization Amount”: The amount of U.S.$833,334 payable on the first Payment Date, and U.S.$833,333 payable on each of the second and third Payment Dates pursuant to the Priority of Payments.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Article 8 of the UCC.

“Clearing Corporation Security”: Securities that are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Notes in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

“Closing Date”: October 17, 2013 or, where applicable and with respect to the Refinancing Notes, the Refinancing Date.

“Closing Date Deposit”: The meaning specified in the Preliminary Statement hereto.

“Code”: The United States Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Co-Issued Notes”: The Class X Notes, the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes.

“Co-Issuer”: The Person named as such on the first page of this Indenture, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers”: The Issuer and the Co-Issuer.

“Collateral”: The meaning assigned in Granting Clause I hereof.

“Collateral Administration Agreement”: An agreement dated as of the Closing Date among the Issuer, the Investment Manager and the Collateral Administrator, as amended from time to time.

“Collateral Administrator”: The Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Certificate”: The meaning specified in Section 3.1.

“Collateral Interest Amount”: As of any date of determination, without duplication, the sum of (a) the amounts on deposit in the Ongoing Expense Smoothing Account plus (b) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations, Deferrable Securities and Partial Deferrable Securities, but including (x) Interest Proceeds actually received from Defaulted Obligations and Deferrable Securities and (y) Interest Proceeds expected to be received of the type described in clause (i) of the definition of Partial Deferrable Security), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Obligation”: A Senior Secured Loan, Senior Secured Bond, Senior Unsecured Bond, Second Lien Loan, Senior Secured Floating Rate Note or an Unsecured Loan (including, but not limited to, interests in bank loans acquired by way of a purchase or assignment) or Participation Interest therein or a Letter of Credit Reimbursement Obligation, in each case that, as of the date the Issuer commits to acquire such obligation:

(i) is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(ii) is not a Defaulted Obligation or a Credit Risk Obligation (unless such obligation is being acquired in a Bankruptcy Exchange);

(iii) is not a lease (including a finance lease);

(iv) is not an Interest Only Security;

(v) provides (in the case of a Delayed Drawdown Collateral Obligation, Revolving Collateral Obligation or Letter of Credit Reimbursement Obligation, with respect to amounts drawn thereunder) for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi) does not constitute Margin Stock;

(vii) gives rise only to payments that are not subject to withholding tax, other than (A) withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax, (B) withholding tax on (x) fees received with respect to a Letter of Credit Reimbursement Obligation, (y) amendment, waiver, consent and extension fees and (z) commitment fees and other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations, and (C) withholding tax imposed pursuant to FATCA;

(viii) (A) has a Moody’s Rating and an S&P Rating and such ratings are at least Caa1 from Moody’s and CCC+ from S&P and (B) if purchased by the Issuer, for a price equal to at least 65% of par, in each case, unless such obligation is being acquired in a Bankruptcy Exchange or Distressed Exchange;

(ix) is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Investment Manager in its reasonable judgment;

(x) except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Issuer;

(xi) does not have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript assigned by S&P and does not have an “sf” subscript assigned by Moody’s;

(xii) is not a Bridge Loan, a Step-Up/Step-Down Obligation, a Zero Coupon Security, a Synthetic Security, a Structured Finance Obligation or a Deferrable Security, except for a Deferrable Security received in connection with a Bankruptcy Exchange;

(xiii) will not require the Issuer, the Co-Issuer or the pool of collateral to be registered as an investment company under the Investment Company Act;

(xiv) is not, by its terms, convertible into or exchangeable for an Equity Security at the option of either the issuer thereof or the holder and does not have attached warrants to purchase Equity Securities;

(xv) is not the subject of an Offer;

(xvi) if a Partial Deferrable Security, is not currently in default with respect to the portion of the interest due thereon to be paid in cash on each payment date with respect thereto;

(xvii) does not mature after the Stated Maturity of the Notes;

(xviii) if a Floating Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or LIBOR or (b) a similar interbank offered rate or commercial deposit rate or (c) with notice to S&P, any other then-customary index;

(xix) is Registered;

(xx) will not, by its acquisition (including its ownership or disposition) cause the Issuer to violate the Tax Guidelines;

(xxi) does not pay interest less frequently than semi-annually;

(xxii) unless it is a Letter of Credit Reimbursement Obligation, does not include or support a letter of credit;

(xxiii) is issued by a Non-Emerging Market Obligor;

(xxiv) is issued by an obligor Domiciled in the United States, Canada, a Group I Country, a Group II Country, a Group III Country or a Tax Jurisdiction (which, for clarity, will not include obligations issued by obligors in Greece, Italy, Spain or Portugal);

(xxv) if acquired on or after the Closing Date, is not a Middle Market Loan; and

(xxvi) is not issued by a sovereign, or by a corporate issuer located in a country, which sovereign or country on the date on which the obligation is acquired by the Issuer imposed foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations) and (b) without duplication, the amounts on deposit in the Collection Account (including Eligible Investments therein) representing Principal Proceeds.

“Collateral Quality Test”: A test satisfied on any date of determination if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below or, if a test is not satisfied on such date of determination, the degree of compliance with such test is maintained or improved after giving effect to any purchase or sale effected on such date of determination or the relevant Trading Plan, calculated in each case as required by Section 1.2 herein:

(i) the Minimum Floating Spread Test;

(ii) the Minimum Weighted Average Coupon Test;

(iii) the Maximum Moody’s Rating Factor Test;

(iv) the Moody’s Diversity Test;

(v) the S&P CDO Monitor Test;

(vi) the Minimum Weighted Average Moody’s Recovery Rate Test;

(vii) the Minimum Weighted Average S&P Recovery Rate Test; and

(viii) the Weighted Average Life Test.

“Collateral Report”: The meaning specified in Section 3.1.

“Collection Account”: Collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period”: (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the eighth Business Day prior to the first Payment Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the Stated Maturity, on the day preceding such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption or a Tax Redemption in whole of the Notes, on the day preceding the Redemption Date and (c) in any other case, at the close of business on the eighth Business Day prior to such Payment Date.

“Concentration Limitations”: Limitations satisfied on any date of determination if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer comply with all of the requirements set forth below (or, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the purchase), calculated in each case as required by Section 1.2 herein:

Collateral Type	Minimum (% of Collateral Principal Amount)	Maximum (% of Collateral Principal Amount)	Exceptions and Additional Requirements
Senior Secured Loans and Eligible Investments (including Cash)	95.0

Second Lien Loans, Senior Secured Bonds, Senior Unsecured Bonds, Senior Secured Floating Rate Notes and Unsecured Loans, collectively		5.0

Single Obligor and Affiliates		2.0	(a) up to three obligors and their respective Affiliates may each constitute up to 2.5% of the Collateral Principal Amount, (b) non-Senior Secured Loans issued by any single obligor and its Affiliates shall not exceed 1.0% of the Collateral Principal Amount and (c) Collateral Obligations issued by any single obligor and its Affiliates, in each case, Domiciled outside of the United States (other than Group I Countries and Canada), shall not exceed 1.0% of the Collateral Principal Amount.

Rating of “Caa1” and below		7.5

Rating of “CCC+” and below		7.5

Fixed Rate Obligations		4.0

Current Pay Obligations		2.0

DIP Collateral Obligations		5.0

Delayed Drawdown/Revolving Collateral Obligations		10.0

Collateral Type	Minimum (% of Collateral Principal Amount)	Maximum (% of Collateral Principal Amount)	Exceptions and Additional Requirements
Participation Interests		10.0	Counterparty Criteria must be satisfied

Deferrable Securities		0.0	Unless received in connection with a Bankruptcy Exchange

Collateral Obligation which pays interest less frequently than quarterly		5.0

S&P Rating derived from a Moody’s Rating		10.0

Moody’s Rating derived from an S&P Rating		10.0

Domicile of Obligor:

all countries (in the aggregate) other than the United States		10.0

any individual Group I Country		10.0

any individual Group II Country		7.5	Obligors domiciled in Ireland shall not exceed 3.0% of the Collateral Principal Amount.

all Group II Countries in the aggregate		10.0

any individual Group III Country		5.0

all Group III Countries in the aggregate		10.0

all Tax Jurisdictions in the aggregate		7.5

any individual country other than the United States, the United Kingdom, Canada, the Netherlands, any Group II Country or any Group III Country		3.0

S&P Industry Classification		12.0	up to one industry may represent 15.0%

Letter of Credit Reimbursement Obligations		3.0	Moody’s Counterparty Criteria must be satisfied

Cov-Lite Loans		50.0

Notwithstanding the foregoing, if the requirements of the Permitted Securities Condition are not satisfied, no portion of the Collateral Principal Amount may consist of Collateral Obligations that are Senior Secured Bonds, Senior Unsecured Bonds, Senior Secured Floating Rate Notes or Letter of Credit Reimbursement Obligations.

“Confidential Information”: The meaning specified in Section 14.16(b).

“Controlling Class”: The Class A-1 Notes so long as any Class A-1 Notes are Outstanding; then the Class A-2 Notes so long as any Class A-2 Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; then the Class D Notes so long as any Class D Notes are Outstanding; then the Class E Notes so long as any Class E Notes are Outstanding; then the Class F Notes so long as any Class F Notes are Outstanding; and then the Subordinated Notes.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Co-Issuers or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. “Control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.

“Corporate Trust Office”: The principal corporate trust office of the Trustee, currently located at 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Corporate Trust Services – CDO Group – Saratoga Investment Corp. CLO 2013-1, Ltd., facsimile no. (704) 335-4678, email: crystal.crudupburt@usbank.com, or such other address as the Trustee may designate from time to time by notice to the Holders, the Investment Manager and the Issuer, or the principal corporate trust office of any successor Trustee.

“Counterparty Criteria”: The Moody’s Counterparty Criteria and the Third Party Credit Exposure Limits, collectively.

“Cov-Lite Loan”: A Loan that, other than with respect to a period of no more than three months following origination of such Loan, is not subject to financial covenants unless the borrower is required to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Underlying Instruments); provided that, other than for purposes of the S&P Recovery Rate, a Loan will be deemed not to be a Cov-Lite Loan if such Loan (a) contains either (x) a cross-default provision to, or (y) is pari passu with, another loan of the underlying obligor forming part of the same loan facility that requires the underlying obligor to comply with such financial covenants or a Maintenance Covenant or (b) has a Moody’s Rating of “Ba3” or higher.

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to the specified Class of Rated Notes.

“Credit Improved Criteria”: The criteria that will be met with respect to any Collateral Obligation if, on any date of determination, either (a) the positive difference between the market price of such Collateral Obligation (expressed as a percentage of par value) on such date and its purchase price is greater than 1.00%; or (b) the change in price of such Collateral Obligation during the period from the date on which it was acquired by the Issuer to the date of determination by a percentage either is more positive, or less negative, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List plus 0.50% over the same period.

“Credit Improved Obligation”: Any Collateral Obligation which, in the Investment Manager’s judgment exercised in accordance with the Investment Management Agreement, has significantly improved in credit quality after it was acquired by the Issuer, which improvement may (but need not) be evidenced by one of the following: (a) such Collateral Obligation satisfies the Credit Improved Criteria, (b) such Collateral Obligation has been upgraded at least one rating subcategory by either Rating Agency or has been placed and remains on credit watch with positive implication by either Rating Agency, (c) the issuer of such Collateral Obligation has raised equity capital or other capital subordinated to the Collateral Obligation, (d) the issuer of such Collateral Obligation has, in the Investment Manager’s reasonable commercial judgment, shown improved results or possesses less credit risk, in each case since such Collateral Obligation was acquired by the Issuer or (e) such Collateral Obligation has a market price that is greater than the price warranted by its terms and credit characteristics; provided that during a Restricted Trading Period, in addition to the foregoing, a Collateral Obligation will qualify as a Credit Improved Obligation only if (i) it has been upgraded by any Rating Agency at least one rating subcategory or has been placed and remains on a credit watch with positive implication by any Rating Agency since it was acquired by the Issuer, (ii) the Credit Improved Criteria are satisfied with respect to such Collateral Obligation or (iii) a Majority of the Controlling Class votes to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Risk Criteria”: The criteria that will be met with respect to any Collateral Obligation if, on any date of determination, either (a) the negative difference between the market price of such Collateral Obligation (expressed as a percentage of par value) on such date and its purchase price is greater than 1.00%; or (b) the change in price of such Collateral Obligation during the period from the date on which it was acquired by the Issuer to the date of determination by a percentage either is more negative, or less positive, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List less 0.50% over the same period.

“Credit Risk Obligation”: Any Collateral Obligation that, in the Investment Manager’s judgment exercised in accordance with the Investment Management Agreement, has a significant risk of declining in credit quality or price; provided that, during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Risk Obligation for purposes of sales of Collateral Obligations only if, in addition to the foregoing, (i) such Collateral Obligation has been downgraded by any Rating Agency at least one rating subcategory or has been placed and remains on a credit watch with negative implication or on negative outlook by any Rating Agency since it was acquired by the Issuer, (ii) the Credit Risk Criteria are satisfied with respect to such Collateral Obligation or (iii) a Majority of the Controlling Class votes to treat such Collateral Obligation as a Credit Risk Obligation.

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Investment Manager has certified to the Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that the issuer or obligor of such Collateral Obligation (a) will continue to make scheduled payments of interest (and/or fees, as applicable, in the case of a Delayed Drawdown Collateral Obligation, Revolving Collateral Obligation or Letter of Credit Reimbursement Obligation) thereon and will pay the principal thereof by maturity or as otherwise contractually due, (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all interest (and/or fees, as applicable, in the case of a Delayed Drawdown Collateral Obligation, Revolving Collateral Obligation or Letter of Credit Reimbursement Obligation) and principal payments due thereunder and any other court-authorized payments have been paid in cash when due, (c) if any Rated Notes are then rated by S&P, the S&P Additional Current Pay Criteria are satisfied and (d) if any Class of Rated Notes is then rated by Moody’s, the Moody’s Additional Current Pay Criteria are satisfied (Market Value being determined, solely for the purposes of clauses (c) and (d), without taking into consideration clause (iii) of the definition of the term Market Value).

“Current Portfolio”: At any time, the portfolio of Collateral Obligations and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.2 to the extent applicable), then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b).

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”: Any Collateral Obligation included in the Assets as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Investment Manager’s judgment, as certified to the Trustee in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b) a default known to the Investment Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Investment Manager’s judgment, as certified to the Trustee in writing, is not due to credit-related causes) of three Business Days or five calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto), and the holders thereof have accelerated the maturity of all or a portion of such obligation (but only until such acceleration has been rescinded); provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral);

(c) the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed within 60 days of filing or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code;

(d) such Collateral Obligation has an S&P Rating of “CC” or below or “SD” or “D” or had such rating immediately before such rating was withdrawn or the Obligor on such Collateral Obligation has a “probability of default” rating assigned by Moody’s of “D” or “LD”;

(e) such Collateral Obligation is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has an S&P Rating of “CC” or below or “SD” or “D” or had such rating immediately before such rating was withdrawn or the Obligor on such Collateral Obligation has a “probability of default” rating assigned by Moody’s of “D” or “LD”; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral;

(f) a default with respect to which the Investment Manager has received notice or has knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instrument;

(g) the Investment Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a Defaulted Obligation;

(h) such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest; or

(i) such Collateral Obligation is a Participation Interest in a loan that would, if such loan were a Collateral Obligation, constitute a Defaulted Obligation or with respect to which the Selling Institution has an S&P Rating of “CC” or lower or “SD” or “D” or had such rating before such rating was withdrawn;

provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to clauses (b) through (e) and (i) above if such Collateral Obligation (or, in the case of a Participation Interest other than a Letter of Credit Reimbursement Obligation, the underlying Senior Secured Loan, Second Lien Loan or Unsecured Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 7.5% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (y) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to any of clauses (b), (c), (d), (e) and (i) if such Collateral Obligation (or, in the case of a Participation Interest other than a Letter of Credit Reimbursement Obligation, the underlying Senior Secured Loan, Second Lien Loan or Unsecured Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation that has an S&P Rating of “CC” or lower).

Each obligation (other than Letter of Credit Reimbursement Obligations) received in connection with a Distressed Exchange that (a) would be a Collateral Obligation but for the fact that it is a Defaulted Obligation or (b) would satisfy the proviso in the definition of Distressed Exchange but for the fact that it exceeds the percentage limit therein, shall in each case be deemed to be a Defaulted Obligation, and each other obligation (including any Letter of Credit Reimbursement Obligation) received in connection with a Distressed Exchange shall be deemed to be an Equity Security. Any Collateral Obligation the stated maturity of which occurs after the Stated Maturity of any Class of Rated Notes shall be deemed a Defaulted Obligation for purposes of the calculation of the Adjusted Principal Collateral Amount.

“Deferrable Security”: A Collateral Obligation (excluding a Partial Deferrable Security) which by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferred Interest”: With respect to any specified Class of Deferred Interest Notes, the meaning specified in Section 2.7(a).

“Deferred Interest Notes”: The Rated Notes specified as such in Section 2.3, in each case for so long as no Priority Class is Outstanding.

“Deferring Security”: A Deferrable Security that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have a Moody’s Rating of at least “Baa3,” for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in cash.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(a) in the case of each Certificated Note (as defined in the UCC) or Instrument (other than a Clearing Corporation Security or a Certificated Note or an Instrument evidencing debt underlying a Participation Interest), (i) causing the delivery of such Certificated Note or Instrument to the Intermediary registered in the name of the Intermediary or its affiliated nominee or endorsed to the Intermediary or in blank, (ii) causing the Intermediary to continuously identify on its books and records that such Certificated Note or Instrument is credited to the relevant Account and (iii) causing the Intermediary to maintain continuous possession of such Certificated Note or Instrument;

(b) in the case of each Uncertificated Note (other than a Clearing Corporation), (i) causing such Uncertificated Note to be continuously registered on the books of the obligor thereof to the Intermediary and (ii) causing the Intermediary to continuously identify on its books and records that such Uncertificated Note is credited to the relevant Account;

(c) in the case of each Clearing Corporation Security, causing (i) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Intermediary at such Clearing Corporation and (ii) the Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to the relevant Account;

(d) in the case of any Financial Asset that is maintained in book-entry form on the records of an FRB, causing (i) the continuous crediting of such Financial Asset to a securities account of the Intermediary at any FRB and (ii) the Intermediary to continuously identify on its books and records that such Financial Asset is credited to the relevant Account;

(e) in the case of Cash, causing the deposit of such Cash with the Intermediary and causing the Intermediary to continuously identify on its books and records that such Cash is credited to the relevant Account;

(f) in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing the transfer of such Financial Asset to the Intermediary in accordance with applicable law and regulation and causing the Intermediary to continuously credit such Financial Asset to the relevant Account;

(g) in the case of each general intangible (including any Participation Interest that is not, or the debt underlying that is not, evidenced by an Instrument or Certificated Security) notifying the obligor thereunder of the Grant to the Trustee (unless no applicable law requires such notice in order to perfect the Grant to the Trustee);

(h) in the case of each Participation Interest as to which the underlying debt is represented by a Certificated Note or an Instrument, obtaining the acknowledgment of the Person in possession of such Certificated Note or Instrument (which may not be the Issuer) that it holds the portion of such Certificated Note or Instrument represented by the Participation Interest for the benefit of the Trustee; and

(i) in all cases, the filing of an appropriate Financing Statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

“Deposit Account”: The meaning specified in Section 9-102(a)(29) of the UCC.

“Designated Maturity”: With respect to the Rated Notes, three months.

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A loan made to a debtor-in-possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation (other than a Zero Coupon Security) that is not a Swapped Non-Discount Obligation and that the Investment Manager determines at the time of purchase is either: (a) an obligation that has a Moody’s Rating of “B3” or above and that is acquired by the Issuer at a price that is lower than 80% of par or (b) an obligation that has a Moody’s Rating below “B3” and that is acquired by the Issuer at a price that is lower than 85% of par; provided that such Collateral Obligation will cease to be a Discount Obligation at such time as (x) for a senior secured loan, the Market Value (expressed as a percentage of par) of such Collateral Obligation, for any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% of par or (y) for an obligation that is not a senior secured loan, the Market Value (expressed as a percentage of par) of such Collateral Obligation, for any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 85% of par.

“Discretionary Sales”: The meaning specified in Section 12.1(f).

“Dissolution Expenses”: The sum of (i) an amount not to exceed the greater of (a) U.S.$30,000 and (b) the estimated amount (if any) reasonably certified by the Investment Manager or the Issuer, including but not limited to fees and expenses incurred by the Trustee and reported to the Investment Manager, as the sum of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Co-Issuers and (ii) any accrued and unpaid Administrative Expenses.

“Distressed Exchange”: In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Investment Manager, pursuant to which the issuer or obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new security or obligation or package of securities or obligations that, in the sole judgment of the Investment Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Collateral Obligation avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by the Issuer in connection with such exchange or restructuring (i) are securities or obligations other than a Letter of Credit Reimbursement Obligation and (ii) satisfy the definition of Collateral Obligation (provided that the Aggregate Principal Balance of all securities and obligations to which this proviso applies or has applied, measured cumulatively from the Closing Date onward, may not exceed 25.0% of the Target Initial Par Amount).

“Distressed Exchange Offer”: An offer by the issuer of a Collateral Obligation to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one or more of its outstanding debt obligations for Cash, or any combination thereof; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations will not be considered a Distressed Exchange Offer.

“Distribution Report”: The meaning specified in Section 10.7(b).

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 3 hereto.

“Dollar,” “U.S. Dollar” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”: With respect to any issuer of, or obligor with respect to, a Collateral Obligation:

(a) if it is not organized in a Tax Jurisdiction, its country of organization; or

(b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Investment Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Investment Manager to be the source of the majority of revenues, if any, of such issuer or obligor).

“DTC”: The Depository Trust Company, its nominee and their respective successors.

“Due Date”: Each date on which any payment is due on an Asset in accordance with its terms.

“Eligible Account”: Any account established and maintained (a) with a federal or state chartered depository institution is rated at least (x) “A1” and “P-1” by Moody’s and (y) “A” and “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating) or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b) and (A) if Cash is being held in such a trust account the related institution is also required to meet the ratings requirements set forth in clause (a)(x) and (B) with respect to securities accounts, the related institution is also required to have a rating of at least “Baa3” by Moody’s. If such institution’s ratings fall below the ratings set forth in clause (a) or (b), the assets held in such account will be moved to another institution that satisfies such ratings within 30 calendar days. Such institution shall have a combined capital and surplus of at least U.S.$200,000,000.

“Eligible Bond Index”: The Merrill Lynch US High Yield Master II Index, Bloomberg ticker HUC0 (or such other nationally recognized high yield index as the Investment Manager selects and provides notice of to the Rating Agencies).

“Eligible Investment Required Ratings”: (a) If such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) or (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) a long-term rating and short-term rating of “A” and “A-1” or higher, respectively (or, if it has no short-term credit rating, a long-term rating of “A+” or higher) from S&P.

“Eligible Investments”: Any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), (x) matures not later than the earlier of (A) the date that is 60 days after the date of Delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof unless such Eligible Investments are issued by the Trustee in its capacity as a banking institution, in which case such Eligible Investments may mature on such Payment Date and, (y) is not a “commodity interest” as such term is used in the definition of “commodity pool” in Section 1a of the Commodity Exchange Act, as amended, and (z) is one or more of the following obligations or securities:

(a) direct Registered obligations of, and Registered obligations, the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America whose obligations are expressly backed by the full faith and credit of the United States of America, in each case, which have the Eligible Investment Required Ratings, subject to the following exclusions: (i) General Services Administration participation certificates; (ii) U.S. Maritime Administration guaranteed Title XI financings; (iii) Financing Corp. debt obligations; (iv) Farmers Home Administration Certificates of Beneficial Ownership; and (v) Washington Metropolitan Area Transit Authority guaranteed transit bonds;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank, Affiliates of the Bank and Affiliates of the Investment Manager) or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, if the holding company guarantees such investment issued by such principal depository institution pursuant to a guarantee that complies with S&P’s then-current criteria with respect to guarantees, the commercial paper and/or the debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings or such demand or time deposits are held in a demand deposit account, 100% of the deposits of which are insured by the FDIC through an extended FDIC insurance program;

(c) commercial paper (other than Asset-backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d) registered money market funds that have, at all times, ratings of “Aaa-mf” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;

provided that (A) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (d) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Bank in its capacity as a banking institution, in which event such Eligible Investments may mature on such Payment Date; and (B) none of the foregoing obligations or securities shall constitute Eligible Investments if (1) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (2) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (3) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax (other than withholding tax imposed under FATCA) on an after-tax basis, (4) the acquisition (including the manner of acquisition), ownership, enforcement and disposition of such obligations or securities will cause the Issuer to be engaged in a trade or business within the United States for U.S. federal income tax purposes or be subject to tax in any jurisdiction outside the Issuer’s jurisdiction of incorporation, (5) such obligation or security is secured by real property, (6) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (7) such obligation or security is the subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (8) in the Investment Manager’s judgment, such obligation or security is subject to material non-credit related risks, (9) such obligation is a Structured Finance Obligation or (10) such obligation or security is represented by a certificate of interest in a grantor trust; provided, further, that the Bank shall have no obligation to determine whether any investment satisfies the definition of “Eligible Investments”. Eligible Investments may include, without limitation, those investments for which the Bank or an Affiliate of the Bank or the Investment Manager or an Affiliate of the Investment Manager provides services and receives compensation. For the avoidance of doubt, the Issuer shall only acquire Eligible Investments that, in the commercially reasonable belief of the Investment Manager, are “cash equivalents” as defined in the Volcker Rule.

“Eligible Loan Index”: With respect to each Collateral Obligation that is a Loan, one of the following indices as selected by the Investment Manager upon the acquisition of such Collateral Obligation: the Credit Suisse Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Merrill Lynch Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any replacement or other comparable nationally recognized loan index; provided that the Investment Manager may change the index applicable to a Collateral Obligation at any time following the acquisition thereof (so long as the same index applies to all Collateral Obligations for which this definition applies) after giving notice to Moody’s, the Trustee and the Collateral Administrator.

“Enforcement Event”: The meaning specified in Section 5.4(a).

“Entitlement Order”: The meaning specified in Article 8 of the UCC.

“Equity Security”: Any security or debt obligation which at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation and is not an Eligible Investment.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V.

“Event of Default”: The meaning specified in Section 5.1.

“Excepted Property”: The meaning assigned in the Granting Clauses hereof.

“Excess CCC/Caa Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of (i) the Aggregate Principal Balance of all Collateral Obligations included in the CCC/Caa Excess, over (ii) the sum of the Market Values of all Collateral Obligations included in the CCC/Caa Excess.

“Excess Interest”: Any Interest Proceeds distributed on the Subordinated Notes pursuant to the Priority of Payments.

“Excess Weighted Average Coupon”: A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained, including for this purpose any capitalized interest, by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.

“Excess Weighted Average Floating Spread”: A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained, including for this purpose any capitalized interest, by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Expense Reserve Account”: The trust account established pursuant to Section 10.3(c).

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) the aggregate amount of all Principal Financed Accrued Interest.

“Financial Asset”: The meaning specified in Article 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First Lien Last Out Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the Loan (other than (i) with respect to trade claims, capitalized leases or similar obligations and (ii) subordination in right of payment solely to one or more Senior Secured Loans of the obligor of the Loan that becomes effective solely upon the occurrence of a default or event of default by the obligor of the Loan); (b) is secured by a valid perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the Loan that, prior to the occurrence of a default or event of default by the obligor of the Loan, is a first-priority security interest or lien; (c) the value of the collateral securing the Loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Investment Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties); provided further that (i) for obligations to which, due to the operation of the foregoing proviso, the limitation set forth in this clause (d) does not apply, the S&P Recovery Rate will be determined on a case by case basis if there is no assigned S&P Recovery Rating and (ii) following a request by the Issuer to S&P for the determination of an S&P Recovery Rate for such obligation but prior to the receipt of such S&P Recovery Rate from S&P, the S&P Recovery Rate shall be as determined by the Investment Manager in accordance with Schedule 5.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: Any Notes that bear interest at floating rates.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“FRB”: Any Federal Reserve Bank.

“GAAP”: The meaning specified in Section 6.3(j).

“General Intangibles”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Global Note”: Any Rule 144A Global Note, Temporary Global Note or Regulation S Global Note.

“Global Note Procedures”: In respect of any transfer or exchange as a result of which one or more Rule 144A Global Note or Regulation S Global Note representing Notes is increased or decreased, the following procedures: the Registrar will confirm the related instructions from the Depository to (a) reduce and/or increase, as applicable, the principal amount of the applicable Global Note after giving effect to the exchange or transfer and, if applicable, (b) credit or request to be credited to the securities account specified by or on behalf of the holder of the beneficial interest in the applicable Global Note of the same Class.

“Grant” or “Granted”: To grant, bargain, sell, alienate, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set off against. A Grant of property shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate and continuing right to claim for, collect, receive and receipt for principal and interest payments in respect thereof, and all other amounts payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring legal or other proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: The Netherlands, Australia, New Zealand and the United Kingdom (or such other countries as may be notified by Moody’s to the Investment Manager from time to time).

“Group II Country”: Germany, Ireland, Sweden and Switzerland (or such other countries as may be notified by Moody’s to the Investment Manager from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway (or such other countries as may be notified by Moody’s to the Investment Manager from time to time).

“Holder” or “Noteholder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“Illiquid Asset”: (a) A Defaulted Obligation, an Equity Security, an obligation received in connection with an Offer or other exchange or any other security or debt obligation that is part of the Assets, in respect of which (i) the Issuer has not received a payment in Cash during the preceding twelve calendar months and (ii) the Investment Manager certifies that it is not aware, after reasonable inquiry, that the issuer or obligor of such asset has publicly announced or informed the holders of such asset that it intends to make a payment in Cash in respect of such asset within the next twelve calendar months or (b) any asset, claim or other property identified in a certificate of the Investment Manager as having a Market Value of less than U.S.$1,000.

“Incentive Management Fee”: The fee payable to the Investment Manager in arrears on each Payment Date in an amount equal to 20% of the remaining Interest Proceeds and Principal Proceeds, if any, after the Subordinated Notes have realized the Incentive Management Fee Target Return in accordance with the Priority of Payments after making the prior distributions on the relevant Payment Date in accordance with Section 11.1 of this Indenture.

“Incentive Management Fee Target Return”: A Subordinated Notes Internal Rate of Return of 12.0%.

“Incurrence Covenant”: A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. When used with respect to any accountant, “Independent” may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer and its Affiliates.

“Information”: S&P’s “Credit Estimate Information Requirements” dated April 2011 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Information Agent”: The meaning specified in Section 14.4(b).

“Initial Principal Amount”: With respect to any Class of Rated Notes, the U.S. dollar amount specified with respect to such Class in Section 2.3.

“Initial Rating”: With respect to the Rated Notes, the rating or ratings, if any, indicated in Section 2.3.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the initial Payment Date, the period from and including the Closing Date to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date (or, in the case of a Class that is being redeemed on a Partial Redemption Date, to but excluding such Partial Redemption Date) until the principal of the Rated Notes is paid or made available for payment; provided that any interest-bearing notes issued after the Closing Date in accordance with the terms of this Indenture shall accrue interest during the Interest Accrual Period in which such additional notes are issued from and including the applicable date of issuance of such additional notes to but excluding the last day of such Interest Accrual Period at the applicable Interest Rate. For purposes of determining any Interest Accrual Period, if the 15th day of the relevant month is not a Business Day, then the Interest Accrual Period with respect to such Payment Date shall end on but exclude the Business Day on which payment is made and the succeeding Interest Accrual Period shall begin on and include such date.

“Interest Collection Account”: The meaning specified in Section 10.2(a).

“Interest Coverage Ratio”: For any designated Class or Classes of Rated Notes, as of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A) through (C)(1) of the Priority of Interest Proceeds; and

C = Interest due and payable on the Rated Notes of such Class or Classes and each Priority Class and Pari Passu Class (excluding Deferred Interest, but including any interest on Deferred Interest with respect to the Deferred Interest Notes) on such Payment Date; provided that the Class X Notes will not be included for purposes of calculating the Interest Coverage Ratio.

“Interest Coverage Test”: A test that is satisfied with respect to any Class or Classes of Rated Notes (other than the Class X Notes and the Class F Notes) as of any date of determination on, or subsequent to, the Determination Date occurring immediately prior to the fourth Payment Date, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Rated Notes is no longer Outstanding.

“Interest Determination Date”: With respect to each Interest Accrual Period, the second London Banking Day preceding the first day of such Interest Accrual Period.

“Interest Diversion Test”: A test that will be satisfied on any Measurement Date if the Overcollateralization Ratio for the Class F Notes is at least equal to 102.7%.

“Interest Only Security”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i) all payments of interest (other than any interest due on any Partial Deferrable Security that has been deferred or capitalized at the time of acquisition) and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii) all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par of the related Collateral Obligation, as determined by the Investment Manager with notice to the Trustee and the Collateral Administrator;

(iv) commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v) any amounts deposited in the Collection Account from the Expense Reserve Account that are designated as Interest Proceeds pursuant to this Indenture in respect of the related Determination Date;

(vi) any funds withdrawn from the LC Reserve Account during the related Collection Period in accordance with Section 10.5 for application as Interest Proceeds;

(vii) with respect to any Partial Redemption Date, any amounts deposited in the Interest Collection Account as Interest Proceeds pursuant to Section 11.1(a)(iv); and

(viii) any Liquidity Reserve Amount deposited in the Interest Collection Account on the preceding Payment Date;

provided that (1) any amounts received in respect of any Defaulted Obligation will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding Principal Balance of such Collateral Obligation at the time it became a Defaulted Obligation and (2) (x) any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Obligation and is held by an Issuer Subsidiary will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the Collateral Obligation, at the time it became a Defaulted Obligation, for which such Equity Security was received in exchange and (y) any amounts received in respect of any other asset held by an Issuer Subsidiary will constitute Principal Proceeds (and not Interest Proceeds).

“Interest Rate”: With respect to each Class of Rated Notes, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period specified in Section 2.3.

“Intermediary”: The entity maintaining an Account pursuant to an Account Agreement.

“Investment Company Act”: The United States Investment Company Act of 1940, as amended.

“Investment Criteria”: Collectively, the Reinvestment Period Criteria and the Post-Reinvestment Criteria.

“Investment Guidelines”: The Operating Guidelines set forth in Exhibit A of the Investment Management Agreement.

“Investment Management Agreement”: The amended and restated agreement dated as of the Closing Date entered into between the Issuer and the Investment Manager relating to the management of the Collateral Obligations and the other Assets by the Investment Manager on behalf of the Issuer, as amended from time to time in accordance with its terms.

“Investment Manager”: Saratoga Investment Corp., a Maryland corporation, until a successor Person shall have become the Investment Manager pursuant to the applicable provisions of the Investment Management Agreement, and thereafter Investment Manager shall mean such successor Person.

“Investment Property”: As defined in Section 9-102(a)(49) of the UCC.

“Irish Listing Agent”: Maples and Calder, in its capacity as Irish Listing Agent for the Co-Issuers, and any successor thereto.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Only Notes”: The Class E Notes, the Class F Notes and the Subordinated Notes.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed in the name of the Issuer or the Co-Issuer by an Authorized Officer of the Issuer or the Co-Issuer, as applicable, or by the Investment Manager by an Authorized Officer thereof, on behalf of the Issuer.

“Issuer Subsidiary”: An entity classified at all times as a corporation for U.S. federal income tax purposes, 100% of the equity interests in which are owned directly or indirectly by the Issuer. For the avoidance of doubt, the Co-Issuer is not an Issuer Subsidiary.

“Issuer Subsidiary Asset”: The assets referred to in clauses (x) and (y) of Section 7.17(e), and any assets, income and proceeds received in respect thereof.

“Issuer’s Website”: The Issuer’s password-protected internet website, which shall initially be located at https://www.structuredfn.com, or such other address as the Issuer may provide to the Trustee, the Collateral Administrator, the Investment Manager and the Rating Agencies.

“Junior Class”: With respect to a particular Class, each Class that is subordinated to such Class, as indicated in Section 2.3.

“LC Commitment Amount”: With respect to any Letter of Credit Reimbursement Obligation, the amount which the Issuer could be required to pay to the LOC Agent Bank in respect thereof (including, for the avoidance of doubt, any portion thereof which the Issuer has collateralized or deposited into a trust or with the LOC Agent Bank for the purpose of making such payments).

“LC Reserve Account”: The meaning set forth in Section 10.5.

“Legacy Custodian”: The meaning specified in the Preliminary Statement hereto.

“Legacy Rated Noteholders”: The meaning specified in the Preliminary Statement hereto.

“Legacy Rated Notes”: The meaning specified in the Preliminary Statement hereto.

“Legacy Rated Notes Redemption Date”: The meaning specified in the Preliminary Statement hereto.

“Legacy Trustee”: The meaning specified in the Preliminary Statement hereto.

“Letter-of-Credit Right”: The meaning set forth in Section 9-102(a)(51).

“Letter of Credit Reimbursement Obligation”: A facility whereby (i) a fronting bank that, at the time of acquisition of such Letter of Credit Reimbursement Obligation by the Issuer or the Issuer’s commitment to acquire the same, has at least a long-term credit rating of “A” and also a short-term rating of “A-1” (or, if it has no short-term rating, a long-term rating of “A+”) by S&P (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) in the event that the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility, (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant and (iv)(a) the related Underlying Instruments require the Issuer to fully collateralize the Issuer’s obligations to the related LOC Agent Bank or obligate the Issuer to make a deposit into a trust in an aggregate amount equal to the related LC Commitment Amount, (b) the collateral posted by the Issuer is held by, or the Issuer’s deposit is made in, a depository institution meeting the requirement set forth in Section 10.1 and (c) the collateral posted by the Issuer is invested in Eligible Investments.

“Leveraged Loan Index”: The Daily S&P/LSTA U.S. Leveraged Loan 100 Index, Bloomberg ticker SPBDLLB, any successor index thereto or any comparable U.S. leveraged loan index reasonably designated by the Investment Manager.

“LIBOR”: The meaning set forth in Exhibit C hereto; provided that, if LIBOR, as determined and/or calculated pursuant to Exhibit C in respect of an Interest Accrual Period is less than 0% then the LIBOR for such Interest Accrual Period shall be 0%.

“Liquidity Reserve Amount”: With respect to the first Payment Date, U.S.$0 and, with respect to any Payment Date thereafter, means an amount equal to the excess, if any, of: (a) the sum of all payments of interest received during the related Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) on floating rate and fixed rate Liquidity Reserve Excess Collateral Obligations (net of purchased accrued interest acquired with Interest Proceeds) over; (b) the sum of: (i) solely with respect to fixed rate Liquidity Reserve Excess Collateral Obligations, an amount equal to the product of (A) 0.25 multiplied by (B) the Weighted Average Coupon on such fixed rate Liquidity Reserve Excess Collateral Obligations as of the immediately preceding Determination Date multiplied by (C) the Aggregate Principal Balance of such fixed rate Liquidity Reserve Excess Collateral Obligations as of the immediately preceding Determination Date; and (ii) solely with respect to floating rate Liquidity Reserve Excess Collateral Obligations, an amount equal to the product of (A) the actual number of days in the related Collection Period divided by 360 multiplied by (B) the sum of (1) LIBOR applicable to the related Interest Accrual Period beginning on the previous Payment Date and (2) the Weighted Average Floating Spread on such floating rate Liquidity Reserve Excess Collateral Obligations as of the preceding Collection Period multiplied by (C) the Aggregate Principal Balance of such floating rate Liquidity Reserve Excess Collateral Obligations as of the preceding Determination Date.

“Liquidity Reserve Excess Collateral Obligation”: Any Collateral Obligation which pays interest less frequently than quarterly and the Aggregate Principal Balance of which exceeds 5.0% of the Collateral Principal Amount as of the immediately preceding Determination Date; provided that the determination of which of the Collateral Obligations will be included in such excess will be based on the order in which such Collateral Obligations were purchased by the Issuer, with the most recently purchased Collateral Obligations deemed to constitute such excess.

“Listed Notes”: Any Notes listed on the Irish Stock Exchange as of the date of determination.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“LOC Agent Bank”: The meaning specified in the definition of the term Letter of Credit Reimbursement Obligation.

“London Banking Day”: A day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such borrower has taken any specified action.

“Majority”: With respect to any Class or Classes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes.

“Management Fee”: The Base Management Fee, the Subordinated Management Fee and the Incentive Management Fee.

“Manager Notes”: As of any date of determination, (a) all Notes held on such date by (i) the Investment Manager, (ii) any Affiliate of the Investment Manager or (iii) any account, fund, client or portfolio managed or advised on a discretionary basis by the Investment Manager or any of its Affiliates and (b) all Notes as to which economic exposure is held on such date (whether through any derivative financial transaction or otherwise) by any Person identified in the foregoing clause (a).

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Board of Governors of the Federal Reserve System, including any debt security which is by its terms convertible into Margin Stock.

“Market Value”: With respect to any Loans or other Assets, the amount (determined by the Investment Manager) equal to the product of the principal amount thereof and the price determined in the following manner:

(i) the bid price determined by the Loan Pricing Corporation, Markit Group Limited, Loan X Mark-It Partners, FT Interactive, Bridge Information Systems, KDP, IDC, Bank of America High Yield Index, Interactive Data Pricing and Reference Data, Inc., Pricing Direct Inc., S&P Security Evaluations Service, Thompson Reuters Pricing Service, TradeWeb Markets LLC, C&Co/PrinceRidge or any other nationally recognized loan or bond pricing service selected by the Investment Manager and which is Independent from the Investment Manager; or

(ii) if a price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers (or other buy-side market participants) active in the trading of such asset that are Independent from each other and the Issuer and the Investment Manager;

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, the bid price of such bid; or

(iii) if a price described in clause (i) or (ii) is not available, then the Market Value of an asset will be the lower of (x) the higher of (A) such asset’s S&P Recovery Rate and (B) 70% of the notional amount of such asset and (y) the price at which the Investment Manager reasonably believes such asset could be sold in the market within 30 days, as certified by the Investment Manager to the Trustee and determined by the Investment Manager consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided, however, that, if the Investment Manager is not a registered investment adviser, the Market Value of any such asset may not be determined in accordance with this clause (iii)(y) for more than 30 days; or

(iv) if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.

“Material Event”: As defined in Section 7.14(c).

“Matrix Combination”: The applicable “row/column combination” of the Minimum Diversity Score/Maximum Rating/Minimum Spread Matrix chosen by the Investment Manager (or determined by interpolating between two adjacent rows and/or two adjacent columns).

“Matrix Tests”: As defined in Section 7.18(a).

“Maturity”: With respect to any Rated Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: With respect to any Collateral Obligation, any waiver, modification, amendment or variance (other than in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the obligor thereof) that would extend the stated maturity date of such Collateral Obligation. For the avoidance of doubt, a waiver, modification, amendment or variance that would extend the stated maturity date of the credit facility of which a Collateral Obligation is part, but would not extend the stated maturity date of the Collateral Obligation held by the Issuer, does not constitute a Maturity Amendment.

“Maximum Moody’s Rating Factor Test”: A test that will be satisfied on any date of determination if the Adjusted Weighted Average Moody’s Rating Factor of the Collateral Obligations is less than or equal to the lower of (a) the sum of (i) the Maximum Rating Factor in the Matrix Combination plus (ii) the Moody’s Weighted Average Recovery Adjustment and (b) 3,300.

“Measurement Date”: (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated and (iv) with five Business Days’ prior written notice to the Issuer and the Trustee (with a copy to the Investment Manager), any Business Day requested by either Rating Agency.

“Memorandum and Articles”: The Issuer’s Memorandum and Articles of Association, as they may be amended, revised or restated from time to time.

“Merging Entity”: As defined in Section 7.10.

“Middle Market Loan”: Any loan obligation in respect of which the total potential indebtedness of its obligor under all loan agreements, indentures and other instruments governing such obligor’s indebtedness is less than U.S.$200,000,000.

“Minimum Denomination”: With respect to each Class of the Rated Notes other than the Class X Notes, U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof and, with respect to the Class X Notes, U.S.$200,000 and integral multiples of U.S.$1.00 in excess thereof.

“Minimum Diversity Score/Maximum Rating/Minimum Spread Matrix”: The following chart used to determine which Matrix Combination is applicable for purposes of determining compliance with the Moody’s Diversity Test, the Maximum Moody’s Rating Factor Test and the Minimum Floating Spread Test:

Minimum Weighted Average Spread	Minimum Diversity Score
	40	45	50	55	60
2.95%	2390	2490	2550	2610	2670
3.00%	2405	2505	2565	2625	2685
3.05%	2420	2520	2580	2640	2700
3.10%	2435	2535	2595	2655	2715
3.15%	2450	2550	2610	2670	2730
3.20%	2465	2565	2625	2685	2745
3.25%	2480	2580	2640	2700	2760
3.30%	2495	2595	2655	2715	2775
3.35%	2510	2610	2670	2730	2790
3.40%	2525	2625	2685	2745	2805
3.45%	2540	2640	2700	2760	2820
3.50%	2555	2655	2715	2775	2835
3.55%	2570	2670	2730	2790	2850
3.60%	2585	2685	2745	2805	2865
3.65%	2600	2700	2760	2820	2880
3.70%	2615	2715	2775	2835	2895
3.75%	2630	2730	2790	2850	2910
3.80%	2645	2745	2805	2865	2925
3.85%	2660	2760	2820	2880	2940
3.90%	2675	2775	2835	2895	2955
3.95%	2690	2790	2850	2910	2970
4.00%	2705	2805	2865	2925	2985
4.05%	2720	2820	2880	2940	3000

“Minimum Floating Spread”: The Minimum Weighted Average Spread in the Matrix Combination.

“Minimum Floating Spread Test”: The test that is satisfied on any date of determination if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Minimum Floating Spread.

“Minimum Weighted Average Coupon”: 7.25%.

“Minimum Weighted Average Coupon Test”: The test that will be satisfied on any date of determination if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average Moody’s Recovery Rate Test”: The test that will be satisfied on any date of determination if the Weighted Average Moody’s Recovery Rate equals or exceeds 48.0%.

“Minimum Weighted Average S&P Recovery Rate Test”: The test that will be satisfied on any date of determination if the Weighted Average S&P Recovery Rate for the Controlling Class (so long as the Controlling Class is a Class of Rated Notes) equals or exceeds the Weighted Average S&P Recovery Rate for such Class selected by the Investment Manager in connection with the S&P CDO Monitor Test.

“Money”: The meaning specified in Article 1 of the UCC.

“Monthly Report”: The meaning specified in Section 10.7(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.7(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Additional Current Pay Criteria”: Criteria satisfied with respect to any Collateral Obligation if (a) either such Collateral Obligation has (i) a Market Value of at least 85% of par and a Moody’s Rating of at least “Caa2”; or (ii) a Market Value of at least 80% of par and a Moody’s Rating of at least “Caa1,” or (b) (i) if such Collateral Obligation is a loan and the price of the Eligible Loan Index is trading below 90%, such Collateral Obligation has either (x) a Market Value of at least 85% of the average price of the applicable Eligible Loan Index and a Moody’s Rating of at least “Caa2” or (y) a Market Value of at least 80% of the average price of the applicable Eligible Loan Index and a Moody’s Rating of at least “Caa1,” or (ii) if such Collateral Obligation is a bond and the Eligible Bond Index, as determined by the Investment Manager, is trading below 90%, the Market Value of such Collateral Obligation has a Market Value of at least 75% of such index. For purposes of this definition, with respect to a Collateral Obligation already owned by the Issuer whose facility rating from Moody’s is withdrawn, the facility rating will be the last outstanding facility rating before such withdrawal.

“Moody’s Collateral Value”: On any date of determination, with respect to any Defaulted Obligation or Deferring Security, the lesser of (i) the Moody’s Recovery Amount of such Defaulted Obligation or Deferring Security as of such date and (ii) the Market Value of such Defaulted Obligation or Deferring Security as of such date.

“Moody’s Counterparty Criteria”: With respect to any Participation Interest or Letter of Credit Reimbursement Obligation proposed to be acquired by the Issuer, criteria that will be met if immediately after giving effect to such acquisition, (x) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests or Letter of Credit Reimbursement Obligations with Selling Institutions or LOC Agent Banks, as the case may be, that have the same or a lower Moody’s credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such Moody’s credit rating and (y) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests or Letter of Credit Reimbursement Obligations with any single Selling Institution or LOC Agent Bank, as the case may be, that has the Moody’s credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such Moody’s credit rating:

Moody’s credit rating of Selling Institution or LOC Agent Bank	Aggregate Percentage Limit	Individual Percentage Limit
Aaa	20.0%	20.0%
Aa1	20.0%	10.0%
Aa2	20.0%	10.0%
Aa3	15.0%	10.0%
A1	10.0%	5.0%
A2 (with short-term rating of “P-1”)	5.0%	5.0%
A2 (without short-term rating of “P-1”) or below	0.0%	0.0%

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to the methodology set forth under the heading “Moody’s Default Probability Rating” on Schedule 4 hereto (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Investment Manager).

“Moody’s Derived Rating”: With respect to any Collateral Obligation, the rating determined pursuant to the methodology set forth under the heading “Moody’s Derived Rating” on Schedule 4 hereto (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Investment Manager).

“Moody’s Diversity Test”: A test that will be satisfied on any date of determination if the Diversity Score (rounded up to the nearest whole number) equals or exceeds the Minimum Diversity Score in the Matrix Combination.

“Moody’s Industry Classification”: The industry classifications set forth in Schedule 1 hereto, as such industry classifications shall be updated at the option of the Investment Manager if Moody’s publishes revised industry classifications.

“Moody’s Non-Senior Secured Loan”: Any assignment of or Participation Interest in or other interest in a loan that is not a Moody’s Senior Secured Loan.

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined pursuant to the methodology set forth under the heading “Moody’s Rating” on Schedule 4 hereto (or such other schedule provided by Moody’s to the Issuer, the Trustee, the Collateral Administrator and the Investment Manager).

“Moody’s Rating Factor”: For each Collateral Obligation, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of the Maximum Moody’s Rating Factor Test, any Collateral Obligation issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1.

“Moody’s Recovery Amount”: With respect to any Collateral Obligation that is a Defaulted Obligation or a Deferring Security, an amount equal to (a) the applicable Moody’s Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“Moody’s Recovery Rate”: With respect to any Collateral Obligation, as of any Measurement Date, the recovery rate determined in accordance with the following, in the following order of priority:

(i) if the Collateral Obligation has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(ii) if the preceding clause does not apply to the Collateral Obligation, except with respect to DIP Collateral Obligations, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Obligation’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s Senior Secured Loans	Second Lien Loans, Senior Secured Bonds, and Senior Secured Floating Rate Notes[1]	Collateral Obligations Not Included in Another Column in this Table
+2 or more	60%	55%	45%
+1	50%	45%	35%
0	45%	35%	30%
-1	40%	25%	25%
-2	30%	15%	15%
-3 or less	20%	5%	5%

(iii) if the Collateral Obligation is a DIP Collateral Obligation (other than a DIP Collateral Obligation which has been specifically assigned a recovery rate by Moody’s), 50%.

“Moody’s Senior Secured Floating Rate Note”: A Senior Secured Floating Rate Note (x) that has a Moody’s facility rating, (y) the obligor of which has a Moody’s corporate family rating and (z) with respect to which such Moody’s facility rating is not lower than such Moody’s corporate family rating.

“Moody’s Senior Secured Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (subject to customary exceptions for permitted liens); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens); and (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Investment Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral.

“Moody’s Weighted Average Recovery Adjustment”: As of any date of determination, the greater of (a) zero and (b) the product of (i)(A) the Weighted Average Moody’s Recovery Rate as of such date of determination multiplied by 100 minus (B) 48 and (ii) 75; provided, however, if the Weighted Average Moody’s Recovery Rate for purposes of determining the Moody’s Weighted Average Recovery Adjustment is greater than 60%, then such Weighted Average Moody’s Recovery Rate shall equal 60% or such other percentage as shall have been notified to Moody’s by or on behalf of the Issuer.

[1]

If a Second Lien Loan, Senior Secured Bond or Senior Secured Floating Rate Note fails to have both CFR and an instrument rating assigned by Moody’s, then its Moody’s Recovery Rate shall be determined as if such Senior Loan, Senior Secured Bond or Senior Secured Floating Rate Note were an Unsecured Loan.

“Non-Call Period”: The period from the Closing Date to but excluding the Payment Date in October 2018.

“Non-Emerging Market Obligor”: An obligor that is Domiciled in any country other than the United States of America that has (a) a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and (b) a foreign currency issuer credit rating of at least “AA-” by S&P (other than any country referenced in the definition of Concentration Limitations).

“Non-Permitted ERISA Holder”: As defined in Section 2.11(e).

“Non-Permitted Holder”: As defined in Section 2.11(c).

“Note Interest Amount”: With respect to any Class of Rated Notes and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Aggregate Outstanding Amount of such Class of Rated Notes.

“Note Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment of accrued and unpaid interest of the Class X Notes and the Class A-1 Notes (pro rata) until such amounts have been paid in full;

(ii) to the payment of accrued and unpaid interest of the Class A-2 Notes, until such amount has been paid in full;

(iii) to the payment of accrued and unpaid interest of the Class B Notes, until such amount has been paid in full;

(iv) to the payment of principal of the Class X Notes and the Class A-1 Notes, pro rata, until such amounts have been paid in full;

(v) to the payment of principal of the Class A-2 Notes until such amount has been paid in full;

(vi) to the payment of principal of the Class B Notes until such amount has been paid in full;

(vii) to the payment of accrued and unpaid interest (including any interest on Deferred Interest or defaulted interest) on the Class C Notes until such amount has been paid in full;

(viii) to the payment of principal of the Class C Notes (including the payment of Deferred Interest on the Class C Notes) until such amount has been paid in full;

(ix) to the payment of accrued and unpaid interest (including any interest on Deferred Interest or defaulted interest) on the Class D Notes until such amount has been paid in full;

(x) to the payment of principal of the Class D Notes (including the payment of Deferred Interest on the Class D Notes) until such amount has been paid in full;

(xi) to the payment of accrued and unpaid interest (including any interest on Deferred Interest or defaulted interest) on the Class E Notes until such amount has been paid in full;

(xii) to the payment of principal of the Class E Notes (including the payment of Deferred Interest on the Class E Notes) until such amount has been paid in full;

(xiii) to the payment of accrued and unpaid interest (including any interest on Deferred Interest or defaulted interest) on the Class F Notes until such amount has been paid in full; and

(xiv) to the payment of principal of the Class F Notes (including the payment of Deferred Interest on the Class F Notes) until such amount has been paid in full.

“Notes”: Collectively, the Rated Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3) or any supplemental indenture (and including any Additional Notes issued hereunder pursuant to Section 2.13).

“NRSRO”: Any nationally recognized statistical rating organization, other than any Rating Agency.

“Obligor”: The obligor or guarantor under a loan.

“Offer”: As defined in Section 10.8(c).

“Offering”: The offering of any Rated Notes pursuant to the relevant Offering Memorandum.

“Offering Memorandum”: The offering memorandum relating to the offer and sale of the Refinancing Notes dated November 14, 2016, including any supplements thereto.

“Officer”: (a) With respect to the Issuer, the Co-Issuer and any corporation, any director, the Chairman of the Board of Directors, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity; (b) with respect to any partnership, any general partner thereof or any Person authorized by such entity; (c) with respect to any limited liability company, any managing member or manager thereof or any Person to whom the rights and powers of management thereof are delegated in accordance with the certificate of formation and limited liability company agreement of such limited liability company; and (d) with respect to the Trustee and any bank or trust company acting as trustee of an express trust or as custodian or agent, any vice president or assistant vice president of such entity or any officer customarily performing functions similar to those performed by a vice president or assistant vice president of such entity.

“offshore transaction”: The meaning specified in Regulation S.

“Ongoing Expense Excess Amount”: On any Payment Date, an amount equal to the excess, if any, of (i) the Administrative Expense Cap over (ii) the sum of (without duplication) (x) all amounts paid pursuant to clause (A)(2) of the Priority of Interest Proceeds on such Payment Date (excluding all amounts being deposited on such Payment Date to the Ongoing Expense Smoothing Account) plus (y) any Administrative Expenses paid from the Expense Reserve Account or from the Collection Account pursuant to this Indenture on such Payment Date or between such Payment Date and the immediately preceding Payment Date.

“Ongoing Expense Smoothing Account”: The meaning specified in Section 10.3(d).

“Ongoing Expense Smoothing Shortfall”: On any Payment Date, the excess, if any, of U.S.$40,000 over the amount then on deposit in the Ongoing Expense Smoothing Account without giving effect to any deposit thereto on such Payment Date pursuant to clause (A) of the Priority of Interest Proceeds.

“Opinion of Counsel”: A written opinion addressed to the Trustee (or upon which the Trustee is permitted to rely) and the Issuer and, if required by the terms hereof, a Rating Agency, in form and substance reasonably satisfactory to the Trustee, of a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer, as the case may be, but must be Independent of the Investment Manager, and which law firm shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the same addressees or state that the addressees of the Opinion of Counsel shall be entitled to rely thereon.

“Optional Redemption”: A redemption of the Rated Notes in accordance with Section 9.2.

“Original Indenture”: The meaning specified in the Preliminary Statement hereto.

“Original Notes”: The Class A-1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes issued on October 17, 2013.

“Outstanding”: As of any date of determination, with respect to the Notes or the Notes of any specified Class, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation, or registered in the Register on the date this Indenture is discharged in accordance with Article IV;

(ii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a Protected Purchaser;

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6; and

(v) Repurchased Notes and Surrendered Notes that have been canceled by the Trustee; provided that for purposes of calculation of the Overcollateralization Ratio, other than Repurchased Notes of the Controlling Class, any Repurchased Notes and any Surrendered Notes shall be deemed to remain Outstanding until all Notes of the applicable Class and each Priority Class have been retired or redeemed, having an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of repurchase or surrender, reduced proportionately with, and to the extent of, any payments of principal on Notes of the same Class thereafter;

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the following Notes shall be disregarded and deemed not to be Outstanding:

(A) Notes owned by the Issuer, the Co-Issuer or any other obligor upon the Notes; and

(B) Manager Notes, to the extent required under the Investment Management Agreement;

except that (1) in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be so owned or to be Manager Notes shall be so disregarded; and (2) Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Persons specified above.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Rated Notes as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Rated Notes of such Class or Classes, each Priority Class of Rated Notes and each Pari Passu Class of Rated Notes; provided that the Class X Notes will not be included for purposes of calculating the Overcollateralization Ratio.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any Class or Classes of Rated Notes (other than the Class X Notes and the Class F Notes) as of any date of determination on which such test is applicable if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Rated Notes is no longer Outstanding.

“Pari Passu Class”: With respect to any specified Class, each Class that ranks pari passu with such Class, as indicated in Section 2.3.

“Partial Deferrable Security”: Any Collateral Obligation with respect to which under the related underlying instruments (i) a portion of the interest due thereon is required to be paid in cash on each payment date therefor and is not permitted to be deferred or capitalized (which portion will at least be equal to LIBOR or the applicable index with respect to which interest on such Collateral Obligation is calculated (or, in the case of a Fixed Rate Obligation, at least equal to the forward swap rate for a designated maturity equal to the scheduled maturity of such Collateral Obligation)) and (ii) the issuer thereof or obligor thereon may defer or capitalize the remaining portion of the interest due thereon.

“Partial Redemption Date”: Any date on which a Refinancing of one or more but not all Classes of Rated Notes occurs.

“Partial Redemption Interest Proceeds”: In connection with a Refinancing of one or more (but not all) Classes of the Rated Notes, Interest Proceeds in an amount equal to the lesser of (a) the amount of accrued interest on the Classes being refinanced and (b) the amount the Investment Manager reasonably determines would have been available for distribution under the Priority of Payments for the payment of accrued interest on the Classes being refinanced on the next subsequent Payment Date (or, if the Partial Redemption Date is a Payment Date, such Payment Date) if such Rated Notes had not been refinanced.

“Participation Interest”: A participation interest in a loan originated by a bank or financial institution that, at the time of acquisition or the Issuer’s commitment to acquire the same, (A) is represented by a contractual obligation of a Selling Institution that has at the time of such acquisition or the Issuer’s commitment to acquire the same at least a long-term rating of “A” and a short-term rating of “A-1” (or, if no short-term rating exists, a long-term rating of “A+”) by S&P, and (B) in the case of a participation interest in a loan, satisfies each of the following criteria: (i) such participation would constitute a Collateral Obligation were it acquired directly, (ii) the Selling Institution is a lender on the loan, (iii) the aggregate participation in the loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Issuer’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Paying Agent”: Each paying agent appointed by the Issuer pursuant to Section 7.2.

“Payment Account”: The payment account of the Trustee established pursuant to Section 10.3(a).

“Payment Date”: The 20th day of January, April, July and October of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing in January 2014 and each Redemption Date (other than a Partial Redemption Date).

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Permitted Securities Condition”: A condition that will be satisfied if: (a) the Issuer and the Investment Manager have received an opinion of counsel of national reputation experienced in such matters and in collateralized loan obligation transactions, which opinion may be based upon, among other things, interpretive letters or other formal guidance issued by any of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission and/or the Commodity Futures Trading Commission (together with an Officer’s certificate of the Issuer or the Investment Manager to the Trustee (on which the Trustee may rely) that the opinion specified in this definition has been received by the Issuer and the Investment Manager) that: (i) assuming the Issuer is a “covered fund,” none of the Rated Notes shall be considered an “ownership interest” therein (in each case, as such terms are defined for purposes of the Volcker Rule); or (ii) the Issuer will not be considered a “covered fund” (as defined in clause (a)(i) above); (b) any amendments or supplements to the Indenture that are necessary for the Issuer to receive the opinion described in clause (a) above shall have become effective in accordance with the terms thereof; and (c) the Majority Section 13 Banking Entities Noteholders consent in writing to the application of the Permitted Securities Condition. For all purposes of this Indenture, the Permitted Securities Condition shall be deemed to be satisfied upon (and continuously following) receipt by the Trustee and the Collateral Administrator of an Issuer Order for such effect, accompanied by an Officer’s certificate of the Issuer or the Investment Manager to the effect that each of the requirements of the Permitted Securities Condition as specified in this Indenture has been complied with.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Placement Agency Agreement”: With respect to the Original Notes, the Placement Agency Agreement dated as of October 17, 2013 between the Co-Issuers and C&Co/PrinceRidge LLC, and with respect to the Refinancing Notes, the Placement Agency Agreement dated as of November 15, 2016 between the Co-Issuers and Mizuho Securities USA Inc.

“Placement Agent”: With respect to the Original Notes, C&Co/PrinceRidge LLC, in its capacity as placement agent of the Original Notes under the Placement Agency Agreement, and with respect to the Refinancing Notes, Mizuho Securities USA Inc., in its capacity as placement agent of the Refinancing Notes under the Placement Agency Agreement.

“Plan Asset Entity”: Any entity whose underlying assets could be deemed to include plan assets by reason of an employee benefit plan’s or a plan’s investment in the entity within the meaning of the Plan Asset Regulation or otherwise.

“Plan Asset Regulation”: U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA).

“Posting”: The forwarding by the Information Agent of emails received in accordance with Section 14.4(a)(ii) to the Posting Email Account (as defined in the Collateral Administration Agreement) for posting to the Issuer’s Website.

“Principal Balance”: Subject to Section 1.2, with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of any Equity Security or interest only strip shall be deemed to be zero.

“Principal Collection Account”: The meaning specified in Section 10.2(a).

“Principal Financed Accrued Interest”: With respect to any Collateral Obligation purchased by the Issuer (i) on or prior to the Closing Date, the amount of proceeds from the issuance of the Rated Notes applied to the purchase of accrued interest and (ii) after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds, including with respect to a Redemption Date (other than a Partial Redemption Date), any Refinancing Proceeds, and any amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture.

“Priority Category”: With respect to any Collateral Obligation, the applicable category listed in the table under the heading “Priority Category” in Section 1(b) of Schedule 5.

“Priority Class”: With respect to any specified Class, each Class that ranks senior to such Class, as indicated in Section 2.3.

“Priority of Interest Proceeds”: The meaning specified in Section 11.1(a)(i).

“Priority of Partial Redemption Proceeds”: The meaning specified in Section 11.1(a)(iv).

“Priority of Payments”: The Priority of Interest Proceeds, the Priority of Principal Proceeds, the Special Priority of Payments and the Priority of Partial Redemption Proceeds.

“Priority of Principal Proceeds”: The meaning specified in Section 11.1(a)(ii).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Proceeds”: The meaning specified in Section 9-102(a)(64) of the UCC.

“Process Agent”: The meaning specified in Section 7.2.

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“Protected Purchaser”: The meaning specified in Section 8-303(a) of the UCC.

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Rated Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

“Qualified Broker/Dealer”: Any of Bank of America, NA, The Bank of Montreal, The Bank of New York Mellon, The Royal Bank of Scotland plc, Barclays Bank plc, BNP Paribas, Broadpoint Securities Inc., C&Co/PrinceRidge LLC, Calyon, Canadian Imperial Bank of Commerce, Cantor Fitzgerald, Citadel Securities, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, FBR Capital Markets, Gleacher & Company Securities, Inc., Goldman Sachs & Co., Guggenheim Securities, LLC, HSBC Bank, JPMorgan Chase Bank, N.A., Knight/Libertas, Lazard Ltd., Macquarie Bank, Mizuho Bank, Ltd., Morgan Stanley & Co., Natixis, Nomura Securities Inc., Northern Trust Company, Oppenheimer & Co. Inc., Royal Bank of Canada, Scotia Bank, Societe Generale, Sun Trust Bank, The Toronto-Dominion Bank, U.S. Bank, National Association, UBS AG or Wells Fargo Bank, National Association, or a banking or securities Affiliate of any of the foregoing, and any other financial institution so designated by the Investment Manager with notice to the Rating Agencies.

“Qualified Institutional Buyer”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Rated Notes, is a qualified institutional buyer within the meaning of Rule 144A.

“Qualified Purchaser”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Rated Notes, is a qualified purchaser within the meaning of the Investment Company Act.

“Rated Notes”: The Class X Notes, the Class A-1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes and, on and after November 15, 2016, the Refinancing Notes.

“Rated Noteholders”: The Holders of the Rated Notes.

“Rating”: The Moody’s Rating and/or S&P Rating, as applicable.

“Rating Agency”: Each rating agency that assigns ratings to the Rated Notes at the request of the Issuer, which will initially be Moody’s and S&P, in each case for so long as it rates such Rated Notes. With respect to Assets generally, if at any time Moody’s or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Issuer (or the Investment Manager on behalf of the Issuer). In the event that at any time Moody’s ceases to be a Rating Agency, references to rating categories of Moody’s in this Indenture shall be deemed instead to be references to the equivalent categories of such other rating agency as of the most recent date on which such other rating agency and Moody’s published ratings for the type of obligation in respect of which such alternative rating agency is used. In the event that at any time S&P ceases to be a Rating Agency, references to rating categories of S&P in this Indenture shall be deemed instead to be references to the equivalent categories of such other rating agency as of the most recent date on which such other rating agency and S&P published ratings for the type of obligation in respect of which such alternative rating agency is used.

“Rating Agency Confirmation”: Confirmation in writing (which may be in the form of a press release) from each Rating Agency (or the specified Rating Agency) that (a) the initial ratings of the Rated Notes have been confirmed or (b) a proposed action or designation will not cause the then-current ratings of any Class of Rated Notes to be reduced or withdrawn. If any Rating Agency (i) makes a public announcement or informs the Issuer, the Investment Manager or the Trustee that (x) it believes Rating Agency Confirmation is not required with respect to an action or (y) its practice is to not give such confirmations, or (ii) no longer constitutes a Rating Agency under this Indenture, the requirement for Rating Agency Confirmation with respect to that Rating Agency will not apply.

“Record Date”: With respect to the Global Notes, the date one day prior to the applicable Payment Date and with respect to the Certificated Notes, the date 15 days prior to the applicable Payment Date.

“Redemption Date”: Any Business Day specified for a redemption of Rated Notes pursuant to Article IX.

“Redemption Price”: (a) For each Class of Rated Notes to be redeemed or re-priced (x) 100% of the Aggregate Outstanding Amount of such Class, plus (y) accrued and unpaid interest thereon (including interest on any accrued and unpaid Deferred Interest, in the case of Deferred Interest Notes) to the Redemption Date; and (b) for Subordinated Notes, the

proceeds of the remaining Assets (after giving effect to the Optional Redemption or Tax Redemption of the Rated Notes in whole or after all of the Rated Notes have been repaid in full and payment in full of (and/or creation of a reserve for) all expenses (including all Management Fees and Administrative Expenses) of the Co-Issuers) that is distributable to the Subordinated Notes; provided that Holders of 100% of the Aggregate Outstanding Amount of any Class of Rated Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Rated Notes in any Optional Redemption (including a Refinancing).

“Reference Banks”: The meaning set forth in Exhibit C hereto.

“Refinancing”: In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2, all Classes of Rated Notes may, after the Non-Call Period, be redeemed in whole from Refinancing Proceeds and Sale Proceeds or one or more Classes of Rated Notes may be redeemed in whole from Refinancing Proceeds by obtaining a loan or an issuance of replacement notes, whose terms in each case will be negotiated by the Investment Manager on behalf of the Issuer, from one or more financial or other institutions; provided that the terms of such Refinancing must be acceptable to the Investment Manager and a Majority of the Subordinated Notes, and such Refinancing otherwise satisfies the conditions described below. Any rating of a class of replacement notes by a Rating Agency will be based on a credit analysis specific to such replacement notes and independent of the rating of the Rated Notes being refinanced.

“Refinancing Date” November 15, 2016.

“Refinancing Notes”: Collectively, (i) the U.S.$170,000,000 Class A-1-R Senior Secured Floating Rate Notes due 2025, the U.S.$20,000,000 Class A-2-R Senior Secured Floating Rate Notes due 2025, the U.S.$44,800,000 Class B-R Senior Secured Floating Rate Notes due 2025, the U.S.$16,000,000 Class C-R Mezzanine Deferrable Floating Rate Notes due 2025, the U.S.$14,000,000 Class D-R Mezzanine Deferrable Floating Rate Notes due 2025 issued by the Co-Issuers and (ii) the U.S.$13,100,000 Class E-R Mezzanine Deferrable Floating Rate Notes due 2025 and the U.S.$4,500,000 Class F-R Mezzanine Deferrable Floating Rate Notes due 2025 issued by the Issuer.

“Refinancing Proceeds”: The Cash proceeds from the Refinancing.

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes and issued after July 18, 1984, provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or notes held by the trust was issued after that date.

“Registered Office Agreement”: The registered office agreement, dated September 5, 2013, between the Issuer and the Administrator (as amended from time to time).

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Note”: Any Note sold outside the United States to non-“U.S. persons” (as defined in Regulation S) in reliance on Regulation S and issued in the form of a permanent Global Note in definitive, fully registered form without interest coupons.

“Reinvestment Agreement”: A guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having an Eligible Investment Required Rating; provided that such agreement provides that it is terminable by the purchaser, without penalty, in the event that the rating assigned to such agreement by either Rating Agency is at any time lower than such agreement’s Eligible Investment Required Rating.

“Reinvestment Balance Criteria”: Any of the following requirements, in each case determined prior to giving effect to the sale and after giving effect to the proposed purchase of Collateral Obligations and all other sales or purchases previously or simultaneously committed to: (1) the Adjusted Collateral Principal Amount is maintained or increased, prior to giving effect to the sale, (2) the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments constituting Principal Proceeds is greater than the Reinvestment Target Par Balance, or (3) the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments constituting Principal Proceeds is maintained or increased.

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date in October 2018, (ii) any date on which the Maturity of any Class of Rated Notes is accelerated following an Event of Default pursuant to this Indenture (provided that, if the Reinvestment Period is terminated pursuant to this clause (ii) and such acceleration is subsequently rescinded, then the Reinvestment Period will be reinstated) and (iii) any date on which the Investment Manager reasonably determines that it can no longer reinvest in additional Collateral Obligations in accordance with this Indenture or the Investment Management Agreement, provided that, in the case of this clause (iii), the Investment Manager notifies the Issuer, the Trustee (who shall notify the Holders) and the Collateral Administrator thereof at least five Business Days prior to such date. No reinvestment will be permitted after the last day of the Reinvestment Period.

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus the amount of any reduction in the Aggregate Outstanding Amount of the Rated Notes through the payment of Principal Proceeds plus the aggregate amount of Principal Proceeds that result from the issuance of any Additional Notes (after giving effect to such issuance of any Additional Notes).

“Repurchased Notes”: The meaning specified in Section 2.9(a).

“Required Interest Coverage Ratio”: (a) For the Class A Notes and the Class B Notes, collectively, 120.0%, (b) for the Class C Notes, 115.0%, (c) for the Class D Notes, 110.0%; and (d) for the Class E Notes, 105.0%.

“Required Overcollateralization Ratio”: (a) For the Class A Notes and the Class B Notes, collectively, 117.8%, (b) for the Class C Notes, 111.6%, (c) for the Class D Notes, 107.3%, and (d) for the Class E Notes, 104.5%.

“Required Redemption Amount”: The meaning specified in Section 9.2(b).

“Resolution”: With respect to the Issuer, a resolution of the Board of Directors of the Issuer and, with respect to the Co-Issuer, a resolution of the Board of Directors of the Co-Issuer.

“Restricted Manager Event”: The meaning set forth in the Investment Management Agreement.

“Restricted Trading Period”: The period while (a) any Class A Notes or Class B Notes are Outstanding during which either the Moody’s rating of the Class A Notes or the S&P rating of the Class A Notes or Class B Notes, as the case may be, is one or more subcategories below its rating on the Closing Date (and, solely if such Moody’s rating of the Class A Notes or such S&P Rating of the Class A Notes or Class B Notes is one subcategory below its initial rating, not on watch for possible upgrade), (b) any Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, the S&P rating of the Class C Notes, Class D Notes, Class E Notes or Class F Notes, as the case may be, is two or more subcategories below its rating on the Closing Date (and, solely if such S&P rating of the Class C Notes, Class D Notes, Class E Notes or Class F Notes, as applicable, is two subcategory below its initial rating, not on watch for possible upgrade); provided that (1) such period will not be a Restricted Trading Period if the Aggregate Principal Balance of all Collateral Obligations and Eligible Investments representing Principal Proceeds will be at least equal to the Reinvestment Target Par Balance; (2) such period will not be a Restricted Trading Period (so long as such Moody’s rating or S&P rating, as applicable, has not been further downgraded, withdrawn or put on watch for potential downgrade) upon the direction of the Issuer with the consent of a Supermajority of the Controlling Class and the Class B Notes (each Class voting separately), if the Class B Notes are not the then Controlling Class, which direction shall remain in effect until the earlier of (i) a further downgrade or withdrawal of such Moody’s rating or S&P rating, as applicable, that, disregarding such direction, would cause the conditions set forth above to be true and (ii) a subsequent direction to the Issuer (with a copy to the Trustee and the Collateral Administrator) by a Majority of the Controlling Class declaring the beginning of a Restricted Trading Period; and (3) no Restricted Trading Period will restrict any sale of a Collateral Obligation entered into by the Issuer at a time when a Restricted Trading Period was not in effect, regardless of whether such sale has settled or (c) a Restricted Manager Event has occurred and is continuing.

“Reuters Screen”: The meaning set forth in Exhibit C hereto.

“Revolver Funding Account”: The account established pursuant to Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Note”: Any Note sold in reliance on Rule 144A and issued in the form of a permanent Global Note in definitive, fully registered form without interest coupons.

“Rule 144A Information”: The meaning specified in Section 7.15.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information”: The meaning specified in Section 14.4(b).

“Rule 17g-5 Procedures”: The meaning specified in Section 14.4(b).

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P Additional Current Pay Criteria”: Criteria satisfied with respect to any Collateral Obligation (other than a DIP Collateral Obligation) if either (i)(A) the issuer of such Collateral Obligation has made a Distressed Exchange Offer and such Collateral Obligation is subject to the Distressed Exchange Offer or ranks equal to or higher in priority than the obligation subject to the Distressed Exchange Offer, (B) in the case of a Distressed Exchange Offer that is a repurchase of debt for Cash, the repurchased debt will be extinguished and (C) the Issuer does not hold any obligation of the issuer making the Distressed Exchange Offer that ranks lower in priority than the obligation subject to the Distressed Exchange Offer or (ii) such Collateral Obligation has a Market Value (determined under clauses (i) or (ii) of the definition thereof) of at least 80% of its par value.

“S&P CDO Monitor”: Each dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Collateral Administrator and the Trustee. Each S&P CDO Monitor shall be chosen by the Investment Manager and associated with either (x) a Weighted Average S&P Recovery Rate and a Weighted Average Floating Spread from Section 2 of Schedule 5 or (y) a Weighted Average S&P Recovery Rate and a Weighted Average Floating Spread confirmed by S&P, provided that as of any date of determination the Weighted Average S&P Recovery Rate for the Controlling Class Outstanding equals or exceeds the Weighted Average S&P Recovery Rate for such Class chosen by the Investment Manager and the Weighted Average Floating Spread equals or exceeds the Weighted Average Floating Spread chosen by the Investment Manager.

“S&P CDO Monitor Test”: A test that will be satisfied on any date of determination on or after the date hereof following receipt by the Issuer and the Collateral Administrator of the S&P CDO Monitor if, after giving effect to the sale of a Collateral Obligation or the purchase of a Collateral Obligation, the Class Default Differential with respect to the Controlling Class (so long as the Controlling Class is a Class of Rated Notes) of the Proposed Portfolio is positive. The S&P CDO Monitor Test will be considered to be improved if the Class Default Differential with respect to the Controlling Class (so long as the Controlling Class is a Class of Rated Notes) of the Proposed Portfolio is greater than the corresponding Class Default Differential of the Current Portfolio.

“S&P Collateral Value”: With respect to any Defaulted Obligation or Deferring Security, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation or Deferring Security, respectively, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation or Deferring Security, respectively, as of the relevant Measurement Date.

“S&P Excel Default Model Input File”: An electronic spreadsheet file in Microsoft Excel format to be provided to S&P by the Investment Manager or by the Collateral Administrator at the direction of the Investment Manager, which file shall include the balance of Cash and Eligible Investments in each Account and the following information with respect to each Collateral Obligation: (a) the name and country of domicile of the issuer thereof and the particular issue held by the Issuer, (b) the CUSIP or other applicable identification number associated with such Collateral Obligation, (c) the par value of such Collateral Obligation, (d) the type of issue (including, by way of example, whether such Collateral Obligation is a bond, loan, a Cov-Lite Loan or an asset-backed security), using such abbreviations as may be selected by the Collateral Administrator, (e) a description of the index or other applicable benchmark upon which the interest payable on such Collateral Obligation is based (including, by way of example, fixed rate, step-up rate, zero coupon and LIBOR), (f) the coupon (in the case of a Collateral Obligation which bears interest at a fixed rate) or the spread over the applicable index (in the case of a Collateral Obligation which bears interest at a floating rate), including any LIBOR floor, if applicable, (g) the S&P Industry Classification Group for such Collateral Obligation, (h) the stated maturity date of such Collateral Obligation, (i) the S&P Rating of such Collateral Obligation or the issuer thereof, as applicable, and any recovery rating by S&P, (j) the priority category of such Collateral Obligation used to determine the S&P Recovery Rate, if available, (k) the balance in Cash and Eligible Investments for each Account of the Issuer, (l) the settlement date of the Issuer’s purchase, (m) the Loan-X ID of such Collateral Obligation, (n) the identity of any First Lien Last Out Loan, (o) for any unsettled trades, the Market Value of such Collateral Obligations and (m) such other information as the Investment Manager may determine to include in such file.

“S&P Industry Classification”: The S&P Industry Classifications set forth in Schedule 2 hereto, and such industry classifications shall be updated at the option of the Investment Manager if S&P publishes revised industry classifications.

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i) (a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a guarantee in the form required by current S&P guidelines for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer, provided that private ratings (that is, ratings provided at the request of the obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or

(b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory above such rating if such rating is higher than “BB+,” and shall be two subcategories above such rating if such rating is “BB+” or lower;

(ii) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P;

(iii) if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (c) below:

(a) if an obligation of the issuer is not a DIP Collateral Obligation and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two subcategories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower;

(b) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Investment Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Obligation shall have an S&P Rating as determined by the Investment Manager in its sole discretion if the Investment Manager certifies to the Trustee and the Collateral Administrator that it believes that such S&P Rating determined by the Investment Manager is commercially reasonable and will be at least equal to such rating; provided further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation shall have (1) the S&P Rating as determined by the Investment Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Investment Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be “CCC-”; provided further, that if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided further that the S&P Rating may not be determined pursuant to this clause (b) if the Collateral Obligation is a DIP Collateral Obligation; provided further that such credit estimate shall expire 12 months after the receipt thereof, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period following the receipt of such credit estimate, the Issuer applies for renewal thereof in accordance with this Indenture, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the receipt thereof and (when renewed annually in accordance with this Indenture) on each 12-month anniversary thereafter; provided, further, that the Issuer will, following receipt of notification from the Investment Manager, promptly notify S&P of any material event with respect to any such Collateral Obligation if the Investment Manager determines that such event is a material event as described in S&P’s published criteria for credit estimates titled “What Are Credit Estimates And How Do They Differ From Ratings?” dated April 2011 (as the same may be amended or updated from time to time); and

(c) with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Investment Manager) be “CCC-” and the Investment Manager will, prior to or within 30 days after the acquisition of such Collateral Obligation, submit all available Information to S&P; provided (i) neither the issuer of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings, (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Investment Manager reasonably expects them to remain current, and (iii) the Issuer will, following receipt of notification from the Investment Manager, promptly notify S&P of any material event with respect to any such Collateral Obligation if the Investment Manager determines that such event is a material event as described in S&P’s published criteria for credit estimates titled “What Are Credit Estimates And How Do They Differ From Ratings?” dated April 2011 (as the same may be amended or updated from time to time); or

with respect to a DIP Collateral Obligation that has no issue rating by S&P or a Current Pay Obligation that is rated “D” or “SD” by S&P, the S&P Rating of such DIP Collateral Obligation or Current Pay Obligation, as applicable, will be, at the election of the Issuer (at the direction of the Investment Manager), “CCC “ or the S&P Rating determined pursuant to clause (iii)(b) above;

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating.

“S&P Recovery Amount”: With respect to any Collateral Obligation, an amount equal to: (a) the applicable S&P Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“S&P Recovery Rate”: With respect to a Collateral Obligation, the recovery rate set forth in Section 1 of Schedule 5 using the Initial Rating of the most senior Class of Rated Notes Outstanding at the time of determination.

“S&P Recovery Rating”: With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation based upon the following table:

Recovery Rating	Description of Recovery	Recovery Range (%)
1+	High expectation, full recovery	75-95
1	Very high recovery	65-95
2	Substantial recovery	50-85
3	Meaningful recovery	30-65
4	Average recovery	20-45
5	Modest recovery	5-25
6	Negligible recovery	2-10

“Sale”: The meaning specified in Section 5.17(a).

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales or other dispositions of such Assets in accordance with Article XII (or Section 4.4 or Article V, as applicable) less any reasonable expenses incurred by the Investment Manager, the Collateral Administrator or the Trustee in connection with such sales or other dispositions. Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale or other disposition.

“Schedule of Collateral Obligations”: The schedule of Collateral Obligations attached to the Officer’s certificate delivered by the Investment Manager on the Closing Date pursuant to Section 3.1(a)(vii), which schedule shall list each Collateral Obligation owned by the Issuer as of the Closing Date and shall include, with respect to each such Collateral Obligation, the issuer, Principal Balance, coupon/spread, the stated maturity, the Moody’s Rating, the S&P Rating (unless such rating is based on a credit estimate or is a private or confidential rating from S&P), the Moody’s Industry Classification and the S&P Industry Classification for each Collateral Obligation and the percentage of the aggregate commitment under each Revolving Collateral Obligation and Delayed Drawdown Collateral Obligation that is funded.

“Scheduled Distribution”: With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.2.

“Second Lien Loan”: Any assignment of or Participation Interest in or other interest in a Loan that: (i) (a) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the obligor of the Loan other than a Moody’s Senior Secured Loan with respect to the liquidation of such obligor or the collateral for such Loan (subject to customary exceptions for permitted liens) and (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the Second Lien Loan (subject to customary exceptions for permitted liens) the value of which is adequate (in the commercially reasonable judgment of the Investment Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Moody’s Senior Secured Loan on such collateral or (iii) solely for the purposes of calculating S&P Recovery Rate, is a First Lien Last Out Loan.

“Section 13 Banking Entity”: An entity that (i) is defined as a “banking entity” under the Volcker Rule regulations (Section __.2(c)), (ii) provides written certification thereof to the Issuer and the Trustee, and (iii) certifies in writing each Class of Notes held or beneficially owned by such entity (and identifies the name of the Holder on the Register) and the outstanding principal amount thereof (on which certification the Issuer, Investment Manager and the Trustee may rely). Any such entity which provides the certification referenced above shall provide prompt written notice to the Trustee and Issuer to the extent it no longer holders or beneficially owns any portion of such Notes.

“Secured Obligations”: The meaning specified in the Granting Clauses.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account”: As defined in Section 8-501(a) of the UCC.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: As defined in Section 8-102(a)(14) of the UCC.

“Security”: As defined in Section 8-102(a)(15) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Selling Institution Collateral”: The meaning specified in Section 10.4

“Senior Secured Bond”: Any obligation that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or Participation Interest), (c) is not secured solely by common stock or other equity interests, (d) if it is subordinated by its terms, is subordinated only to indebtedness for borrowed money, trade claims, capitalized leases or other similar obligations and (e) is secured by a valid perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such obligation.

“Senior Secured Floating Rate Note”: Any obligation that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note (other than any note evidencing a Loan), certificated debt security or other debt security, (c) is expressly stated to bear interest based upon a London interbank offered rate for Dollar deposits in Europe or a relevant reference bank’s published base rate or prime rate for Dollar-denominated obligations in the United States or the United Kingdom, (d) does not constitute, and is not secured by, Margin Stock, (e) if it is subordinated by its terms, is subordinated only to indebtedness for borrowed money, trade claims, capitalized leases or other similar obligations and (f) is secured by a valid perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such obligation.

“Senior Secured Loan”: Any assignment of or Participation Interest in a Loan (other than, solely for the purposes of calculating S&P Recovery Rate, a First Lien Last Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the Loan (other than with respect to trade claims, capitalized leases or similar obligations); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the Loan; (c) the value of the collateral securing the Loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Investment Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties); provided, further, that, for obligations to which, due to the operation of the foregoing proviso, the limitation set forth in this clause (d) does not apply, the S&P Recovery Rate will be determined on a case by case basis if there is no assigned S&P Recovery Rating.

“Senior Unsecured Bond”: Any unsecured obligation that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or Participation Interest) and (c) if it is subordinated by its terms, is subordinated only to indebtedness for borrowed money, trade claims, capitalized leases or other similar obligations.

“Similar Laws”: Local, state, federal or non-U.S. laws that are substantially similar to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

“Special Priority of Payments”: The meaning specified in Section 11.1(a)(iii).

“Special Redemption”: As defined in Section 9.6.

“Special Redemption Date”: As defined in Section 9.6.

“Specified Amendment”: With respect to any Collateral Obligation that is the subject of: (i) a rating estimate or is a private or confidential rating by S&P or (ii) a rating estimate by Moody’s, any waiver, modification, amendment or variance that would:

(a) modify the amortization schedule with respect to such Collateral Obligation in a manner that:

(i) reduces the Dollar amount of any Scheduled Distribution by more than the greater of (x) 20% and (y) U.S.$250,000;

(ii) postpones any Scheduled Distribution by more than two payment periods or eliminates a Scheduled Distribution; or

(iii) causes the Weighted Average Life of the applicable Collateral Obligation to increase by more than 10%;

(b) reduce or increase the Cash interest rate payable by the Obligor thereunder by more than 1.00% (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation);

(c) extend the stated maturity date of such Collateral Obligation by more than 24 months; provided that (x) any such extension shall be deemed not to have been made until the Business Day following the original stated maturity date of such Collateral Obligation and (y) such extension shall not cause the Weighted Average Life of such Collateral Obligation to increase by more than 25%;

(d) release any party from its obligations under such Collateral Obligation, if such release would have a material adverse effect on the Collateral Obligation;

(e) reduce the principal amount thereof; or

(f) in the reasonable business judgment of the Investment Manager, have a material adverse impact on the value of such Collateral Obligation.

“Specified Equity Securities”: The securities or interests resulting from the exercise of an option, warrant, right of conversion, preemptive right, rights offering, credit bid or similar right in connection with the workout or restructuring of a Collateral Obligation or an equity security or interest received in connection with the workout or restructuring of a Collateral Obligation.

“Stated Maturity”: With respect to the Rated Notes of any Class, the date specified as such in Section 2.3(b).

“Step-Up/Step-Down Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for an increase or decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate), or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up/Step-Down Obligation.

“Structured Finance Obligation”: Any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, or secured by a single asset in a repackaging.

“Subordinated Management Fee”: The fee payable to the Investment Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) that accrues during each Interest Accrual Period at a rate equal to 0.40% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (as certified by the Investment Manager to the Trustee).

“Subordinated Note Paying Agency Agreement”: An agreement dated as of the January 22, 2008 between the Issuer and U.S. Bank National Association, in its capacity as subordinated note paying agent, as amended from time to time.

“Subordinated Note Paying Agent”: U.S. Bank National Association, in its capacity as subordinated note paying agent under the Subordinated Note Paying Agency Agreement, as amended, and any successor thereto.

“Subordinated Notes”: The Subordinated Notes issued pursuant to the Original Indenture and having the characteristics specified in the Subordinated Note Paying Agency Agreement.

“Subordinated Notes Internal Rate of Return”: An annualized internal rate of return (computed using the “XIRR” function in Microsoft® Excel 2002 or an equivalent function in another software package), stated on a per annum basis, for each distribution made to the Holders of the Subordinated Notes on any prior date and, to the extent necessary to reach the applicable Subordinated Notes Internal Rate of Return, the current Payment Date, assuming all Subordinated Notes were purchased on January 22, 2008 for an aggregate purchase price equal to 100% of the initial principal amount thereof:

“Successor Entity”: The meaning specified in Section 7.10(a).

“Supermajority”: With respect to any Class, the Holders of at least 66 2⁄3% of the Aggregate Outstanding Amount of the Notes of such Class.

“Surrendered Notes”: Any Rated Notes or beneficial interests in Rated Notes tendered by any Holder or beneficial owner, respectively, for cancellation by the Trustee in accordance with Section 2.9 without receiving any payment.

“Swapped Non-Discount Obligation”: Any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, and will not be considered a Discount Obligation so long as such purchased Collateral Obligation (a) is purchased or committed to be purchased within 30 Business Days of such sale, (b) is purchased at a price (as a percentage of par) equal to or greater than the sale price of the sold Collateral Obligation, (c) has Rating(s) equal to or greater than the Ratings of the sold Collateral Obligation and (d) is purchased at a price not less than 65% of the Principal Balance thereof; provided that to the extent the Aggregate Principal Balance of Swapped Non-Discount Obligations exceeds (i) 5.0% of the Collateral Principal Amount at such time or (ii) on a cumulative, aggregate basis, 10.0% of the Collateral Principal Amount at such time, such excess will not constitute Swapped Non-Discount Obligations; provided, further, that such Collateral Obligation will cease to be a Swapped Non-Discount Obligation at such time as such Swapped Non-Discount Obligation would no longer otherwise be considered a Discount Obligation.

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S.$ 300,000,000.

“Tax”: Any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Target Initial Par Condition”: A condition satisfied if the Aggregate Principal Balance of Collateral Obligations that are held by the Issuer and that the Issuer has committed to purchase on such date, together with the amount of any Sale Proceeds and any proceeds of Unscheduled Principal Payments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any such proceeds that have been reinvested in Collateral Obligations held by the Issuer), will equal or exceed the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation shall be treated as having a Principal Balance equal to its Moody’s Collateral Value.

“Tax Event”: An event that occurs if (i) any obligor under any Collateral Obligation is required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason (other than withholding tax on (1) fees received with respect to a Letter of Credit Reimbursement Obligation, (2) amendment, waiver, consent and extension fees and (3) commitment fees and other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations, in each case to the extent that such withholding tax does not exceed 30% of the amount of such fees) and such obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of Taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred, or (ii) any jurisdiction imposes net income, profits or similar Tax on the Issuer (including any Tax liability imposed pursuant to Section 1446 of the Code or any similar provision of law).

“Tax Guidelines”: The Tax Guidelines set forth in Exhibit A of the Investment Management Agreement.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Curaçao or Ireland and any other tax advantaged jurisdiction as may be notified by Moody’s to the Investment Manager from time to time; provided that if the sovereign rating of any such Tax Jurisdiction (except for Ireland) falls below “Aa2” by Moody’s, it will cease to be an eligible Tax Jurisdiction; provided further that if the sovereign rating of Ireland falls below “A3” by Moody’s, it will cease to be an eligible Tax Jurisdiction.

“Tax Redemption”: The meaning specified in Section 9.3(a).

“Temporary Global Note”: Any Co-Issued Rated Notes sold outside the United States to non-“U.S. persons” (as defined in Regulation S) in reliance on Regulation S and issued in the form of a temporary Global Note in definitive, fully registered form without interest coupons.

“Third Party Credit Exposure”: As of any date of determination, the Principal Balance of each Collateral Obligation that consists of a Participation Interest or a Letter of Credit Reimbursement Obligation.

“Third Party Credit Exposure Limits”: Limits that shall be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P’s credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%
A	5%	5%
A- and below	0%	0%

provided that a Selling Institution having an S&P credit rating of “A” must also have a short-term S&P rating of “A-1” otherwise its Aggregate Percentage Limit and Individual Percentage Limit shall be 0%.

“Trading Plan”: The meaning specified in Section 1.2(j).

“Trading Plan Period”: The meaning specified in Section 1.2(j).

“Transaction Documents”: The Indenture, the Investment Management Agreement, the Collateral Administration Agreement, the Account Agreement, the Amended and Restated Subordinated Note Paying Agency Agreement, the Registered Office Agreement and the Administration Agreement.

“Transaction Parties”: The Co-Issuers, the Investment Manager, the Placement Agent, the Trustee, the Collateral Administrator, the Administrator and the Registrar.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transfer Certificate”: A duly executed certificate substantially in the form of the applicable Exhibit B.

“Trust Officer”: When used with respect to the Trustee, any Officer within the Corporate Trust Office (or any successor group of the Trustee) including any Officer to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“Trustee”: As defined in the first sentence of this Indenture.

“Trustee’s Website”: The Trustee’s internet website, which shall initially be located at https://usbtrustgateway.usbank.com, or such other address as the Trustee may provide to the Issuer, the Investment Manager and the Rating Agencies.

“UCC”: The Uniform Commercial Code, as in effect from time to time in the State of New York, unless the Uniform Commercial Code, as in effect from time to time in another jurisdiction is specified, in which case “UCC” shall refer to such other specified jurisdiction.

“Uncertificated Note”: The meaning specified in Article 8 of the UCC.

“Underlying Instrument”: The indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unregistered Notes”: The meaning specified in Section 5.17(c).

“Unscheduled Principal Payments”: All Principal Proceeds received in respect of Collateral Obligations from optional or nonscheduled mandatory redemptions or amortizations, exchange offers, tender offers or other payments made at the option of the issuer thereof or that are otherwise not scheduled to be made.

“Unsecured Loan”: A senior unsecured Loan which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor under such Loan.

“U.S. Person” and “U.S. person”: The meanings specified in Section 7701(a)(30) of the Code or in Regulation S, as the context requires.

“Volcker Rule”: Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a) the amount equal to the Aggregate Coupon minus any amount required to be deposited in the LC Reserve Account in accordance with Section 10.5 in respect of any Fixed Rate Obligation; by

(b) an amount equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Fixed Rate Obligations as of such Measurement Date.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (i) the Aggregate Funded Spread plus (ii) the Aggregate Unfunded Spread plus (iii) the Aggregate Excess Funded Spread, minus any amount required to be deposited in the LC Reserve Account in accordance with Section 10.5 in respect of any Floating Rate Obligation by (b) an amount equal to the lesser of (i) the Reinvestment Target Par Balance and (ii) an amount equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Floating Rate Obligations as of such Measurement Date; provided that, for the purposes of the S&P CDO Monitor Test (1) the Aggregate Excess Funded Spread shall not be included in the calculation of the amount described in clause (a) and (2) clause (b) shall in all cases be equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Floating Rate Obligations as of such Measurement Date.

“Weighted Average Life”: As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a) the Average Life at such time of each such Collateral Obligation, by

(b) the outstanding Principal Balance of such Collateral Obligation,

and dividing such sum by:

(c) the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal on such Collateral Obligation and (b) the respective amounts of principal on such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Weighted Average Life Test”: A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than the number of years (rounded to the nearest one hundredth thereof) during the period from such date of determination through to January 20, 2023.

“Weighted Average Moody’s Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a) summing the products of (i) the Principal Balance of each Collateral Obligation (excluding Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Collateral Obligation (as described below) and

(b) dividing such sum by the outstanding Principal Balance of all such Collateral Obligations.

For purposes of the foregoing, the Moody’s Rating Factor relating to any Collateral Obligation is the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of the Maximum Moody’s Rating Factor Test, any Collateral Obligation issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1.

“Weighted Average Moody’s Recovery Rate”: As of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Moody’s Recovery Rate on such Measurement Date of each Collateral Obligation and the Principal Balance of such Collateral Obligation, dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations and rounding up to the first decimal place.

“Weighted Average S&P Recovery Rate”: As of any date of determination, the number, expressed as a percentage and determined for the Controlling Class (so long as the Controlling Class is a Class of Rated Notes), obtained by summing the products obtained by multiplying the outstanding Principal Balance of each Collateral Obligation by its corresponding recovery rate as determined in accordance with Section 1 of Schedule 5 hereto, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations, and rounding to the nearest tenth of a percent.

“Zero Coupon Security”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2. Assumptions as to Assets. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.2 shall be applied. The provisions of this Section 1.2 shall be applicable to any determination or calculation that is covered by this Section 1.2, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Assets shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests and the Interest Diversion Test, except as otherwise specified in the definitions thereof, such calculations will not include scheduled interest and principal payments on Defaulted Obligations, unless such payments have actually been received in cash.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (other than a Defaulted Obligation, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if received as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date.

(d) Each Scheduled Distribution receivable with respect to an Asset shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments on the Rated Notes or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.7(b)(iv), Article XII and the definition of Interest Coverage Ratio, the expected interest on the Rated Notes and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e) References in Section 11.1(a) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a Principal Balance equal to zero.

(g) If a Collateral Obligation included in the Assets would be deemed to be a Current Pay Obligation but for the applicable percentage limitation in the proviso to clause (x) of the proviso to the definition of Defaulted Obligation, then the Current Pay Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.

(h) Defaulted Obligations will not be included in the calculation of the Collateral Quality Test.

(i) For purposes of calculating the Collateral Quality Test, DIP Collateral Obligations will be treated as having an S&P Recovery Rate equal to the S&P Recovery Rate for Senior Secured Loans.

(j) For purposes of calculating compliance with the Investment Criteria, at the election of the Investment Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations identified by the Investment Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”)) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within a specified period of no longer than 10 Business Days (which period does not extend over a Determination Date) following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (w) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5.0% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (x) no Trading Plan Period may include a Determination Date, (y) no more than one Trading Plan may be in effect at any time during a Trading Plan Period and (z) if the Investment Criteria are not satisfied with respect to Trading Plan, notice will be provided to each Rating Agency and the Issuer shall obtain Rating Agency Confirmation from S&P for each subsequent Trading Plan until a subsequent Trading Plan (for which Rating Agency Confirmation from S&P was obtained) is successfully completed.

(k) For purposes of calculating compliance with the Investment Criteria, upon the direction of the Investment Manager by notice to the Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of a Collateral Obligation may be deemed to have the characteristics of such Collateral Obligation until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the sale or other disposition of such Defaulted Obligation or Credit Risk Obligation.

(l) For purposes of calculating the Sale Proceeds of a Collateral Obligation in sale transactions, sale proceeds will include any Principal Financed Accrued Interest received in respect of such sale.

(m) For purposes of calculating the Concentration Limitations, the amounts on deposit in the Collection Account (including Eligible Investments therein) representing Principal Proceeds shall each be deemed to be a Floating Rate Obligation that is a Senior Secured Loan.

(n) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(o) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(p) If withholding tax is imposed on (w) the fees associated with any Letter of Credit Reimbursement Obligation, (x) any amendment, waiver, consent or extension fees, (y) commitment fees or other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations or (z) any other payments on any Collateral Obligation, the calculations of the Weighted Average Floating Spread, the Weighted Average Coupon and the Interest Coverage Test (and all component calculations of such calculations and tests, including when such a component calculation is calculated independently), as applicable, shall be made on a net basis after taking into account such withholding, unless the Obligor is required to make “gross-up” payments to the Issuer that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instrument with respect thereto.

(q) Any reference in this Indenture to an amount of the Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of a 360-day year of twelve 30-day months prorated for the related Interest Accrual Period and shall be based on the Fee Basis Amount.

(r) To the extent there is, in the reasonable determination of the Collateral Administrator or the Trustee, any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent the Collateral Administrator or the Trustee reasonably determines that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator and/or the Trustee, as the case may be, shall be entitled to request direction from the Investment Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator and the Trustee, as applicable, shall be entitled to follow such direction and conclusively rely thereon without any responsibility or liability therefor.

(s) For purposes of calculating compliance with any tests under this Indenture (including the Target Initial Par Condition, Collateral Quality Tests and Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(t) The equity interest in any Issuer Subsidiary and each Issuer Subsidiary Asset shall be deemed to constitute an Asset and be deemed to be a Collateral Obligation (or, if such asset would constitute an Equity Security if acquired and held by the Issuer, an Equity Security) for all purposes of this Indenture and each reference to Assets, Collateral Obligations and Equity Securities herein shall be construed accordingly. Any future anticipated tax liabilities of an asset held by such Issuer Subsidiary shall be excluded from the calculation of the Weighted Average Floating Spread, the Weighted Average Coupon and the Interest Coverage Test (and all interest-related component calculations of such calculations and tests, including when such a component calculation is calculated independently).

(u) When used with respect to payments on the Subordinated Notes, the term “principal amount” will mean amounts distributable to Holders of Subordinated Notes from Principal Proceeds, and the term “interest” will mean Excess Interest distributable to Holders of Subordinated Notes in accordance with the Priority of Payments.

(v) Any reference to LIBOR applicable to any Floating Rate Note as of any Measurement Date during the first Interest Accrual Period shall mean LIBOR for the relevant portion of the first Interest Accrual Period as determined on the preceding Interest Determination Date.

ARTICLE II

THE RATED NOTES

Section 2.1. Forms Generally. The Rated Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Applicable Issuers executing such Rated Notes as evidenced by their execution of such Rated Notes. Global Notes and Certificated Notes may have the same identifying number (e.g. CUSIPs). Any portion of the text of any such Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of such Note.

Section 2.2. Forms of Rated Notes. (a) The forms of the Rated Notes will be as set forth in the applicable Exhibit A hereto.

(b) Rated Notes of each Class will be duly executed by the Applicable Issuers and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.

(c) Except as provided in clause (g), Co-Issued Notes offered to non-“U.S. persons” (as defined in Regulation S) in reliance on Regulation S will be issued as Temporary Global Notes (or, in the case of the Issuer Only Notes, Regulation S Global Notes) and with the applicable legend set forth in the applicable Exhibit A added thereto, which will be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the respective accounts of Euroclear and Clearstream. On or after the 40th day after the later of the Closing Date and the commencement of the offering of the Co-Issued Notes, interests in a Temporary Global Note of any Class of Co-Issued Notes will be exchangeable for interests in a Regulation S Global Note of the same Class upon certification that the beneficial interests in such Temporary Global Note are owned by Persons who are not “U.S. persons” (as defined in Regulation S). Upon the exchange of a Temporary Global Note for a Regulation S Global Note, the Regulation S Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the account of Euroclear and Clearstream.

(d) Except as provided in clause (g), Rated Notes sold to persons that are QIB/QPs in reliance on Rule 144A will be issued as Rule 144A Global Notes and will be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

(e) Issuer Only Notes may be issued in the form of Rule 144A Global Notes and Regulation S Global Notes; however, no Benefit Plan Investor or Controlling Person (other than a Benefit Plan Investor or a Controlling Person purchasing on the Closing Date) may hold Issuer Only Notes in the form of a Rule 144A Global Note or a Regulation S Global Note. Other than a Benefit Plan Investor or a Controlling Person purchasing on the Closing Date, interests in Issuer Only Notes held by Benefit Plan Investors or Controlling Persons will be evidenced by Certificated Notes.

(f) Rated Notes sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S or that, at the time of the acquisition, are QIB/QPs, in each case that so request shall be issued in the form of a Certificated Note registered in the name of the beneficial owner or a nominee thereof, duly executed by the Applicable Issuers and authenticated by the Trustee as hereinafter provided.

(g) Book Entry Provisions. This Section 2.2(g) shall apply only to Rated Notes represented by Global Notes deposited with or on behalf of DTC.

(i) The aggregate principal amount of such Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(ii) The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to such Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

(iii) Agent Members shall have no rights under this Indenture with respect to such Global Notes held on their behalf by the Trustee, as custodian for DTC and DTC may be treated by the Applicable Issuer, the Trustee, and any agent of the Applicable Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Applicable Issuer, the Trustee, or any agent of the Applicable Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Rated Note.

(h) CUSIPs. As an administrative convenience or as otherwise permitted under this Indenture, the Applicable Issuers or the Issuer’s agent may obtain a separate CUSIP or separate CUSIPs (or similar identifying numbers) for all or a portion of any Class of Rated Notes.

Section 2.3. Authorized Amount; Stated Maturity; Denominations. (a) The aggregate principal amount of Rated Notes that may be authenticated and delivered under this Indenture is limited to U.S.$284,900,000 aggregate principal amount of Rated Notes (except for (i) Deferred Interest with respect to the Deferred Interest Notes, (ii) Rated Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Rated Notes pursuant to Section 2.5, Section 2.6 or Section 8.5, (iii) replacement notes issued in connection with a Refinancing or (iv) Additional Notes Issued pursuant to Section 2.13.

(b) Such Rated Notes shall be divided into the Classes having the designations, original principal amounts and other characteristics as follows:

Designation	Class X Notes	Class A-1-R Notes	Class A-2-R Notes	Class B-R Notes	Class C-R Notes	Class D-R Notes	Class E-R Notes	Class F-R Notes
Type	Floating Rate	Floating Rate	Floating Rate	Floating Rate	Deferrable Floating Rate	Deferrable Floating Rate	Deferrable Floating Rate	Deferrable Floating Rate
Issuer(s)	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Issuer	Issuer
Initial Principal Amount (U.S.$)	2,500,000	170,000,000	20,000,000	44,800,000	16,000,000	14,000,000	13,100,000	4,500,000
Expected S&P Initial Rating	“AAA (sf)”	“AAA (sf)”	“AAA (sf)”	“AA (sf)”	“A (sf)”	“BBB (sf)”	“BB (sf)”	N/A
Expected Moody’s Initial Rating	“Aaa (sf)”	“Aaa (sf)”	“Aaa (sf)”	N/A	N/A	N/A	N/A	N/A
Interest Rate	LIBOR(3) + 1.05%	LIBOR(3) + 1.55%	LIBOR(3) + 1.75%	LIBOR(3) + 2.70%	LIBOR(3) + 3.36%	LIBOR(3) + 4.70%	LIBOR(3) + 6.65%	LIBOR(3) + 8.50%
Deferred Interest Notes	No	No	No	No	Yes	Yes	Yes	Yes
Stated Maturity	Payment Date in October 2023	Payment Date in October 2025	Payment Date in October 2025	Payment Date in October 2025	Payment Date in October 2025	Payment Date in October 2025	Payment Date in October 2025	Payment Date in October 2025
Minimum Denominations (U.S.$) (Integral Multiples)	$200,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)
Ranking:
Priority Class(es)	None	None	X, A-1-R	X, A-1-R, A- 2-R	X, A-1-R, A- 2-R, B-R	X, A-1-R, A- 2-R, B-R, C- R	X, A-1-R, A- 2-R, B-R, C- R, D-R	X, A-1-R, A- 2-R, B-R, C- R, D-R, E-R
Pari Passu Class(es)	A-1-R	X	None	None	None	None	None	None
Junior Class(es)[2]	A-1-R, A-2- R, B-R, C-R, D-R, E-R, F, Subordinated	A-2-R, B-R, C-R, D-R, E- R, F-R, Subordinated	B-R, C-R, D- R, E-R, F-R, Subordinated	C-R, D-R, E- R, F-R, Subordinated	D-R, E-R, F- R, Subordinated	E-R, F-R, Subordinated	F-R, Subordinated	Subordinated
Listed Notes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes

[1]	In accordance with the definition of LIBOR set forth in Exhibit C hereto, LIBOR shall be calculated by reference to the Designated Maturity.
[2]	The Class X Notes are entitled to payment of interest and Scheduled Amortization Amount pari passu with the Class A-1 Notes and senior to the other Classes of Rated Notes.

(c) The Rated Notes will be issued in Minimum Denominations. Rated Notes shall only be transferred or resold in compliance with the terms of this Indenture.

(d) On the Refinancing Date, (i) the Co-Issuers are issuing U.S.$170,000,000 Class A-1-R Senior Secured Floating Rate Notes due 2025, U.S.$20,000,000 Class A-2-R Senior Secured Floating Rate Notes due 2025, U.S.$44,800,000 Class B-R Senior Secured Floating Rate Notes due 2025, U.S.$16,000,000 Class C-R Mezzanine Deferrable Floating Rate Notes due 2025, U.S.$14,000,000 Class D-R Mezzanine Deferrable Floating Rate Notes due 2025 to refinance the Class A-1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes, respectively and (ii) the Issuer is issuing U.S.$13,100,000 Class E-R Mezzanine Deferrable Floating Rate Notes due 2025 and U.S.$4,500,000 Class F-R Mezzanine Deferrable Floating Rate Notes due 2025 to refinance the Class E Notes and the Class F Notes, respectively.

(e) On the Refinancing Date, the Original Notes will be redeemed at their Redemption Price pursuant to Article IX of the Original Indenture.

(f) On and after the Refinancing Date, all references to the Class A-1 Notes shall be to the U.S.$170,000,000 Class A-1-R Senior Secured Floating Rate Notes due 2025, all references to the Class A-2 Notes shall be to the U.S.$20,000,000 Class A-2-R Senior Secured Floating Rate Notes due 2025, all references to the Class B Notes shall be to the U.S.$44,800,000 Class B-R Senior Secured Floating Rate Notes due 2025, all references to the Class C Notes shall be to the U.S.$16,000,000 Class C-R Mezzanine Deferrable Floating Rate Notes due 2025, all references to the Class D Notes shall be to the U.S.$14,000,000 Class D-R Mezzanine Deferrable Floating Rate Notes due 2025, all references to the Class E Notes shall be to the U.S.$13,100,000 Class E-R Mezzanine Deferrable Floating Rate Notes due 2025 and all references to the Class F Notes shall be to the U.S.$4,500,000 Class F-R Mezzanine Deferrable Floating Rate Notes due 2025.

Section 2.4. Execution, Authentication, Delivery and Dating. The Rated Notes shall be executed on behalf of each of the Applicable Issuers by one of their respective Authorized Officers. The signature of such Authorized Officer on the Rated Notes may be manual or facsimile.

Rated Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Applicable Issuer, shall bind the Issuer and the Co-Issuer, as applicable, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Rated Notes or did not hold such offices at the date of issuance of such Rated Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co-Issuer may deliver Rated Notes executed by the Applicable Issuers to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Rated Notes as provided in this Indenture and not otherwise.

Each Rated Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Rated Notes that are authenticated and delivered after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Rated Notes issued upon transfer, exchange or replacement of other Rated Notes shall be issued in authorized denominations reflecting the original Aggregate Outstanding Amount of the Rated Notes so transferred, exchanged or replaced, but shall represent only the Aggregate Outstanding Amount of the Rated Notes so transferred, exchanged or replaced. In the event that any Rated Note is divided into more than one Rated Note in accordance with this Article II, the original principal amount of such Rated Note shall be proportionately divided among the Rated Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Rated Notes.

No Rated Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Rated Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of its Authorized Officers, and such certificate upon any Rated Note shall be conclusive evidence, and the only evidence, that such Rated Note has been duly authenticated and delivered hereunder.

Section 2.5. Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause the Rated Notes to be registered and shall cause to be kept a register (the “Register”) at the office of the Registrar in which, subject to such reasonable regulations as it may prescribe, the Issuer shall procure the registration of Rated Notes and the registration of transfers of Rated Notes. The Trustee is hereby initially appointed “registrar” (the “Registrar”) for the purpose of maintaining the Register and registering Rated Notes and transfers of such Rated Notes in the Register. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment or until such appointment is effective, assume the duties of Registrar. At any time, the Placement Agent may request a list of Holders from the Registrar.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer will give the Trustee prompt written notice (with a copy to the Investment Manager) of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Rated Notes and the principal or face amounts and numbers of such Rated Notes. Upon written request at any time, the Registrar shall provide to the Issuer, the Investment Manager, the Placement Agent or any Holder a current list of Holders as reflected in the Register.

Subject to this Section 2.5, upon surrender for registration of transfer of any Rated Note at the office or agency of the Co-Issuers to be maintained as provided in Section 7.2, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Rated Notes of any authorized Minimum Denomination and of a like aggregate principal or face amount.

At the option of the Holder, Rated Notes may be exchanged for Rated Notes of like terms, in any authorized Minimum Denominations and of like aggregate principal amount, upon surrender of the Rated Notes to be exchanged at such office or agency. Whenever any Rated Note is surrendered for exchange, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, the Rated Notes that the Holder making the exchange is entitled to receive.

All Rated Notes authenticated and delivered upon any registration of transfer or exchange of Rated Notes shall be the valid obligations of the Applicable Issuers, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Rated Notes surrendered upon such registration of transfer or exchange.

Every Rated Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Rated Notes, but the Co-Issuers, the Registrar or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) (i) No Rated Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause either of the Co-Issuers or the pool of collateral to become subject to the requirement that it register as an investment company under the Investment Company Act.

(ii) No Rated Note may be offered, sold or delivered or transferred (including, without limitation, by pledge or hypothecation) except (i) to (A) a non-”U.S. person” (as defined under Regulation S) in accordance with the requirements of Regulation S or (B) a QIB/QP and (ii) in accordance with any applicable law.

(iii) No Rated Note may be offered, sold or delivered (i) as part of the distribution by the Placement Agent at any time or (ii) otherwise until 40 days after the Closing Date within the United States or to, or for the benefit of, “U.S. persons” (as defined in Regulation S) except in accordance with Rule 144A or an exemption from the registration requirements of the Securities Act, to Persons purchasing for their own account or for the accounts of one or more Qualified Institutional Buyers for which the purchaser is acting as a fiduciary or agent. The Rated Notes may be sold or resold, as the case may be, in offshore transactions to non-”U.S. persons” (as defined in Regulation S) in reliance on Regulation S. No Rule 144A Global Note may at any time be held by or on behalf of any Person that is not a QIB/QP, and no Temporary Global Note or Regulation S Global Note may be held at any time by or on behalf of any U.S. person. None of the Co-Issuers, the Trustee or any other Person may register the Rated Notes under the Securities Act or any state securities laws or the applicable laws of any other jurisdiction.

(c) (i) Issuer Only Notes may be sold to a Controlling Person or a Benefit Plan Investor only if such sale will not result in Benefit Plan Investors holding 25% or more of the Aggregate Outstanding Amount of the Class of Issuer Only Notes being sold or transferred determined in accordance with the Plan Asset Regulation and this Indenture and assuming, for this purpose, that all of the representations made (or, in the case of Global Notes, deemed to be made) by Holders of such Notes are true. Each prospective purchaser of Issuer Only Notes on the Closing Date and each transferee of Issuer Only Notes taking delivery in the form of Certificated Notes will be required to make a written representation as to whether it is a Benefit Plan Investor or Controlling Person. Each transferee of Issuer Only Notes taking delivery in the form of an interest in Global Notes will be deemed to represent, warrant and covenant that, for so long as it holds a beneficial interest in such Global Notes, it (and each account for which it is acquiring such Global Notes) is not a Benefit Plan Investor or a Controlling Person (other than a Benefit Plan Investor or Controlling Person purchasing on the Closing Date). No sale or transfer of an interest in any Issuer Only Note to a proposed transferee that has represented that it is a

Benefit Plan Investor or a Controlling Person will be effective, and the Trustee, the Registrar and the Issuer will not recognize any such sale or transfer, if such sale or transfer would result in Benefit Plan Investors holding 25% or more of the Aggregate Outstanding Amount of the Class of Issuer Only Notes being sold or transferred determined in accordance with the Plan Asset Regulation and this Indenture and assuming, for this purpose, that all of the representations made (or, in the case of Global Notes, deemed to be made) by Holders of such Issuer Only Notes are true. For purposes of such calculations, (x) the investment by a Plan Asset Entity shall be treated as plan assets for purposes of calculating the 25% threshold under Section 3(42) of ERISA only to the extent of the percentage of its equity interests held by Benefit Plan Investors and (y) any Issuer Only Notes held by a Controlling Person shall be excluded and treated as not being Outstanding.

(ii) No transfer of a beneficial interest in a Rated Note will be effective, and the Trustee and the Applicable Issuer will not recognize any such transfer, if the transferee’s acquisition, holding and disposition of such interest would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any Similar Laws or other applicable law), unless an exemption is available and all conditions have been satisfied.

(iii) In respect of the purchase of Issuer Only Notes, if the purchaser is a bank organized outside the United States, (i) it is acquiring such Issuer Only Notes as a capital markets investment and will not for any purpose treat such Issuer Only Notes or assets of the Issuer as loans acquired in its banking business, and (ii) it is not acquiring such Issuer Only Notes as part of a plan having as one of its principal purposes the avoidance of U.S. withholding taxes.

(d) Notwithstanding anything contained herein to the contrary, the Trustee will not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code or the Investment Company Act; provided that if a Transfer Certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(e) For so long as any of the Rated Notes are Outstanding, the Issuer shall not issue or permit the transfer of any ordinary shares of the Issuer to U.S. persons.

(f) Transfers of Rated Notes represented by Global Notes shall only be made in accordance with this Section 2.5(f).

(i) Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Rated Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase and (C) a Transfer Certificate, then the Registrar will implement the Global Note Procedures with respect to the applicable Global Note.

(ii) Regulation S Global Note to Rule 144A Global Note. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase and (B) a Transfer Certificate, then the Registrar will implement the Global Note Procedures with respect to the applicable Global Note.

(g) Transfer of Certificated Notes. Transfers of Rated Notes represented by Certificated Notes will only be made in accordance with this Section 2.5(g).

(i) Transfer and Exchange of Certificated Notes to Certificated Notes. If a holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note for a Certificated Note of the same Class or to transfer such Certificated Note to a Person who wishes to take delivery in the form of a Certificated Note of the same Class, such holder may exchange or transfer its interest upon delivery of the documents set forth in the following sentence. Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, and (B) a Transfer Certificate, the Registrar shall cancel such Certificated Note, record the transfer in the Register and upon execution by the Applicable Issuers and authentication and delivery by the Trustee, deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in authorized denominations.

(ii) Transfer of Regulation S Global Notes to Certificated Notes. If a holder of a beneficial interest in a Regulation S Global Note wishes at any time to exchange its interest in such Regulation S Global Note for a Certificated Note of the same Class, or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a Certificated Note of the same Class, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Note. Upon receipt by the Registrar of (A) Transfer Certificates and (B) appropriate instructions from DTC, if required, the Registrar will (1) approve the instructions at DTC to reduce, or cause to be reduced, the applicable Regulation S Global Note by the aggregate principal amount of the beneficial interest in the applicable Regulation S Global Note to be transferred or exchanged, (2) record the transfer in the Register and (3) upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Regulation S Global Note transferred by the transferor), and in authorized Minimum Denominations.

(iii) Transfer of Certificated Notes to Regulation S Global Notes. If a Holder of a Certificated Note wishes at any time to exchange its interest in such Note for a beneficial interest in a Regulation S Global Note of the same Class or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note of the same Class, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a Regulation S Global Note of the same Class. Upon receipt by the Registrar of (A) in the case of the Holder of a Certificated Note, such Holder’s Certificated Note properly endorsed for assignment to the transferee, (B) a Transfer Certificate, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Regulation S Global Notes of the same Class in an amount equal to the Certificated Notes to be transferred or exchanged and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall (1) in the case of a Certificated Note, cancel such Certificated Note, (2) record the transfer in the Register and (3) implement the Global Note Procedures with respect to the applicable Global Note.

(iv) Transfer of Certificated Notes to Rule 144A Global Notes. If a Holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note for a beneficial interest in a Rule 144A Global Note of the same Class or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Note of the same Class, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a Rule 144A Global Note of the same Class. Upon receipt by the Registrar of (A) in the case of the Holder of a Certificated Note, such Holder’s Certificated Note properly endorsed for assignment to the transferee, (B) a Transfer Certificate, (C) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Notes of the same Class in an amount equal to the Certificated Notes to be transferred or exchanged and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC to be credited with such increase, the Registrar shall (1) in the case of a Certificated Note, cancel such Certificated Note, (2) record the transfer in the Register and (3) implement the Global Note Procedures with respect to the applicable Global Note.

(h) If Rated Notes are issued upon the transfer, exchange or replacement of Rated Notes bearing the applicable legends set forth in the applicable Exhibit A hereto, and if a request is made to remove such applicable legend on such Rated Notes, the Rated Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Applicable Issuers such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Applicable Issuers (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Applicable Issuers shall, after due execution by the Applicable Issuers authenticate and deliver Rated Notes that do not bear such applicable legend.

(i) Each Person who becomes a beneficial owner of an interest in a Global Note will be deemed to have represented and agreed as follows (or, in the case of the purchase of Issuer Only Notes on the Closing Date, will be required to represent and agree in a subscription agreement):

(i) In connection with the purchase of such Rated Notes: (A) none of the Transaction Parties or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Transaction Parties or any of their respective Affiliates other than any statements in the final Offering Memorandum for such Notes, and such beneficial owner has read and understands such final Offering Memorandum; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Transaction Parties or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in notes of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(d) or (a)(1)(i)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by “qualified purchasers” or (2) not a “U.S. person” as defined in Regulation S and is acquiring such Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account (or, in the case of a Qualified Institutional Buyer, as principal for its own account or for one or more accounts all of the holders of which are Qualified Institutional Buyers and Qualified Purchasers and as to which accounts the Purchaser exercises sole investment discretion) for investment; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in such Notes from one or more book-entry depositories, (H) such beneficial owner will hold and transfer at least the Minimum Denomination of such Notes, (I) such beneficial owner is a sophisticated investor and is purchasing such Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks, (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees and (K) if it is not a U.S. person, it is not acquiring such Notes as part of a plan to reduce, avoid or evade U.S. federal income tax.

(ii) Such beneficial owner’s acquisition, holding and disposition of the Rated Notes will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any substantially similar non-U.S., federal, state, local or other applicable law) unless an exemption is available and all conditions have been satisfied. Such beneficial owner understands that the representations made in this clause will be deemed made on each day from the date of its acquisition through and including the date it disposes of such Notes. If this representation becomes untrue, the beneficial owner shall immediately notify the Trustee.

(iii) With respect to the purchase of Issuer Only Notes, unless otherwise specified in a signed subscription agreement in connection with the Closing Date, for so long as it holds a beneficial interest in Issuer Only Notes, such beneficial owner is not a Benefit Plan Investor or a Controlling Person. The purchaser understands that the representations made in this clause will be deemed to be made on each day from the date of its acquisition through and including the date on which it disposes of such Notes. If, with respect to Issuer Only Notes, there is a change in the status of the beneficial owner as a Benefit Plan Investor or Controlling Person, the beneficial owner shall immediately notify the Trustee.

(iv) Such beneficial owner understands that such Rated Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Rated Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Rated Notes, such Rated Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Rated Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Rated Notes. Such beneficial owner understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(v) Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Rated Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Notes, and beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vi) Such beneficial owner will provide notice to each person to whom it proposes to transfer any interest in the Rated Notes of the transfer restrictions and representations set forth in this Section 2.5, including the Exhibits referenced herein.

(vii) Such beneficial owner agrees that it will not cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary prior to the date which is one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Notes.

(viii) Such beneficial owner understands and agrees that the Rated Notes are limited recourse obligations of the Issuer (and in the case of the Co-Issued Notes, the Co-Issuer), payable solely from proceeds of the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer (and in the case of the Co-Issued Notes, the Co-Issuer) thereunder or in connection therewith after such realization shall be extinguished and shall not thereafter revive.

(ix) In the case of beneficial interests in Issuer Only Notes, if the beneficial owner is a bank organized outside the United States, such beneficial owner will be deemed to represent that (i) it is acquiring such Issuer Only Notes as a capital markets investment and will not for any purpose treat the assets of the Issuer as loans acquired in its banking business, and (ii) it is not acquiring such Issuer Only Notes as part of a plan having as one of its principal purposes the avoidance of U.S. withholding taxes.

(x) Such beneficial owners shall be bound by the provisions set forth in Section 2.12.

(xi) Such beneficial owner acknowledges and agrees that the Issuer has the right to compel any Non-Permitted Holder, or any beneficial owner of Rated Notes, pursuant to the applicable terms of this Indenture, to sell its interest in such Notes or may sell such interest in such Rated Notes on behalf of such Non-Permitted Holder.

(xii) Such beneficial owner is not a member of the public in the Cayman Islands.

(j) Each Person who becomes an owner of a Certificated Note will be required to provide a Transfer Certificate.

(k) Any purported transfer of a Rated Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

(l) The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on any transferor and transferee certificate delivered pursuant to this Section 2.5 (or any certificate of ownership delivered pursuant to Section 2.10(d)) and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation.

(m) Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.6. Mutilated, Defaced, Destroyed, Lost or Stolen Rated Note. If (a) any mutilated or defaced Rated Note is surrendered to a Transfer Agent, or if there shall be delivered to the Applicable Issuers, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Rated Note, and (b) there is delivered to the Applicable Issuers, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Applicable Issuers, the Trustee or such Transfer Agent that such Rated Note has been acquired by a Protected Purchaser, the Applicable Issuers shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Rated Note, a new Rated Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Rated Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Rated Note, a Protected Purchaser of the predecessor Rated Note presents for payment, transfer or exchange such predecessor Rated Note, the Applicable Issuers, the Transfer Agent and the Trustee shall be entitled to recover such new Rated Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Applicable Issuers, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Rated Note has become due and payable, the Applicable Issuers in their discretion may, instead of issuing a new Rated Note pay such Rated Note without requiring surrender thereof except that any mutilated or defaced Rated Note shall be surrendered.

Upon the issuance of any new Rated Note under this Section 2.6, the Applicable Issuers may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Rated Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Rated Note shall constitute an original additional contractual obligation of the Applicable Issuers and such new Rated Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Rated Notes of the same Class duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Rated Notes.

Section 2.7. Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) Each Class of Rated Notes shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on each Class of Rated Notes (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) will be subordinated to the payment of interest on each related Priority Class. Any payment of interest due on a Class of Deferred Interest Notes on any Payment Date to the extent sufficient funds are not available to make such payment in accordance with the Priority of Payments on such Payment Date, but only if one or more Priority Classes is Outstanding with respect to such Class of Deferred Interest Notes, shall constitute “Deferred Interest” with respect to such Class and shall not be considered “due and payable” for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Deferred Interest Notes and (iii) the Stated Maturity (or the earlier date of Maturity) of such Class of Deferred Interest Notes. Deferred Interest on any Class of Deferred Interest Notes shall be added to the principal balance of such Class of Deferred Interest Notes and shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (A) which is the Redemption Date with respect to such Class of Deferred Interest Notes and (B) which is the Stated Maturity (or the earlier date of Maturity) of such Class of Deferred Interest Notes. Regardless of whether any Priority Class is Outstanding with respect to any Class of Deferred Interest Notes, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Deferred Interest Notes) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such

Payment Date and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default. Interest will cease to accrue on each Rated Note, or in the case of a partial repayment, on such repaid part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless an Event of Default occurs with respect to such payments of principal. To the extent lawful and enforceable, interest on any interest that is not paid when due on the Class X Notes, the Class A Notes or the Class B Notes; or, if no Class X Notes, Class A Notes or Class B Notes are Outstanding, the Rated Notes of the Controlling Class shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The Subordinated Notes will receive as distributions on each Payment Date the Excess Interest payable on the Subordinated Notes, if any, subject to the Priority of Payments. If no Excess Interest is available for distribution on the Subordinated Notes on a Payment Date in accordance with the Priority of Payments, no amount with respect thereto will be payable on such Payment Date or any date or considered “due and payable” for purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default).

(c) The principal of each Rated Note of each Class matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Rated Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Rated Notes may only occur (other than amounts constituting Deferred Interest thereon which will be payable from Interest Proceeds) pursuant to the Priority of Payments. Except as otherwise provided in Article XI and the Priority of Payments, the payment of principal on any Rated Note (x) may only occur after each Priority Class is no longer Outstanding and (y) is subordinated to the payment on each Payment Date of the principal due and payable on each Priority Class and other amounts in accordance with the Priority of Payments. Payments of principal on any Class of Rated Notes which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity (or the earlier date of Maturity) of such Class of Rated Notes or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full. The Subordinated Notes will mature on the Stated Maturity, unless such principal has been previously repaid or unless the unpaid principal of such Note becomes due and payable at an earlier date by call for redemption or otherwise and the final payments of principal, if any, will occur on that date; provided that, the payment of principal of the Subordinated Notes (x) may only occur after the Rated Notes are no longer Outstanding and (y) is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Rated Notes and other amounts in accordance with the Priority of Payments; and any payment of principal of the Subordinated Notes that is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” for purposes of Section 5.1(a).

(d) Principal payments on the Rated Notes will be made in accordance with the Priority of Payments and Section 9.1.

(e) The Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a United States person within the meaning of Section 7701(a)(30) of the Code or the applicable Internal Revenue Service Form W-8 (or applicable successor form) in the case of a Person that is not a United States person within the meaning of Section 7701(a)(30) of the Code) and any other certification acceptable to it to enable the Issuer, the Co-Issuer, the Trustee and any Paying Agent (including, in each case, as any such other party may instruct) to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Rated Note or the Holder or beneficial owner of such Rated Note under any present or future law or regulation of the Cayman Islands, the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. The Co-Issuers shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Rated Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Rated Notes. Nothing herein shall be construed to impose upon the Paying Agent a duty to determine the duties, liabilities or responsibilities of any other party described herein under any applicable law or regulation.

(f) Payments in respect of any Rated Note will be made by the Trustee, in Dollars to DTC or its nominee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that (1) in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. In the case of a Certificated Note, the Holder thereof shall present and surrender such Note at the office designated by the Trustee upon final payment; provided that in the absence of notice to the Applicable Issuers or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender, if the Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate. None of the Co-Issuers, the Trustee, the Investment Manager or any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Rated Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Applicable Issuers shall provide to the applicable Holders a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Rated Notes, original principal amount of Subordinated Notes and the place where Certificated Notes may be presented and surrendered for such payment.

(g) Payments to Holders of each Class on each Payment Date shall be made ratably among the Holders of such Class in the proportion that the Aggregate Outstanding Amount of the Rated Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Rated Notes of such Class on such Record Date.

(h) Interest accrued with respect to any Rated Note shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.

(i) All reductions in the principal amount of a Rated Note (or one or more predecessor Rated Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Rated Note and of any Rated Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(j) Notwithstanding any other provision of this Indenture, the obligations of the Co-Issuer under the Co-Issued Notes and this Indenture are non-recourse obligations of the Co-Issuer and the obligations of the Issuer under the Rated Notes are limited recourse obligations of the Issuer, payable solely from proceeds of the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Co-Issuers (or, in the case of the Issuer Only Notes, the Issuer) hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, employee, shareholder or incorporator of the Co-Issuers (or, in the case of the Issuer Only Notes, the Issuer), the Investment Manager or their respective Affiliates, successors or assigns for any amounts payable under the Rated Notes or this Indenture. It is understood that, except as expressly provided in this Indenture, the foregoing provisions of this paragraph shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Rated Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (j) shall not limit the right of any Person to name the Co-Issuers (or, in the case of the Issuer Only Notes, the Issuer) as a party defendant in any Proceeding or in the exercise of any other remedy under the Rated Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(k) Subject to the foregoing provisions of this Section 2.7, each Rated Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Rated Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Rated Note.

Section 2.8. Persons Deemed Owners. The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee shall treat as the owner of each Note the Person in whose name such Rated Note is registered on the Register on the applicable Record Date for the purpose of receiving payments on such Rated Note and on any other date for all other purposes whatsoever (whether or not such Rated Note is overdue), and none of the Issuer, the Co-Issuers, the Trustee or any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.9. Purchase and Surrender of Rated Notes; Cancellation. (a) The Issuer may apply during the Reinvestment Period only, Principal Proceeds in order to acquire Rated Notes (or beneficial interests therein) of the Class designated by the Investment Manager or the Contributor, as applicable, through a tender offer in the open market, subject to applicable law (any such Rated Notes, the “Repurchased Notes”); provided that no purchases of Rated Notes may occur using Principal Proceeds unless: (i) such purchases of Rated Notes will be effected in the order of priority set out in the Note Payment Sequence, (ii) each such purchase will be effected only at prices discounted from par, (iii) the Interest Diversion Test is satisfied immediately prior to each such purchase and will be satisfied after giving effect to such purchase, (iv) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test will be satisfied or, if any such requirement or test was not satisfied immediately prior to such purchases, such requirement or test will be maintained or improved after giving effect to such purchases, (v) no Event of Default has occurred and is continuing and (vi) a Majority of the Subordinated Notes has consented to such purchases. Any such Repurchased Notes shall be submitted to the Trustee for cancellation.

The Issuer shall provide notice to the Co-Issuer and to the Trustee of any Surrendered Notes tendered to it and the Trustee shall provide notice to the Applicable Issuers of any Surrendered Note tendered to it. Any such Surrendered Notes shall be submitted to the Trustee for cancellation.

(b) All Repurchased Notes, Surrendered Notes and Rated Notes that are surrendered for payment, registration of transfer, exchange or redemption, or are deemed lost or stolen, shall be promptly canceled by the Trustee and may not be reissued or resold; provided that, other than Repurchased Notes of the Controlling Class, Repurchased Notes and Surrendered Notes shall continue to be treated as Outstanding for purposes of calculation of the Overcollateralization Ratio until all Rated Notes of the applicable Class and each Priority Class have been retired or redeemed, having an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of repurchase or surrender, reduced proportionately with, and to the extent of, any payments of principal on Rated Notes of the same Class thereafter. Any such Rated Notes shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Rated Notes shall be authenticated in lieu of or in exchange for any Rated Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Rated Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy, unless the Co-Issuers shall direct by an Issuer Order received prior to destruction that they be returned to it. Other than under the circumstances set forth in Section 2.9(a), no Rated Notes may be surrendered for cancelation without consideration or compensation to the Rated Noteholder thereof, and the Trustee shall not cancel any Rated Notes surrendered voluntarily by a Noteholder without consideration or compensation therefor, and any Rated Note so surrendered shall remain Outstanding for purposes of determining compliance with the Coverage Tests.

Section 2.10. DTC Ceases to be Depository. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof (as instructed by DTC) only if (A) such transfer complies with Section 2.5 and (B) either (x) (i) DTC notifies the Co-Issuers that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Co-Issuers within 90 days after such event or (y) an Event of Default or Enforcement Event has occurred and is continuing and such transfer is requested by the Holder of such Global Note.

(b) Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee’s Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Applicable Issuers shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized Minimum Denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Rated Notes.

(d) In the event of the occurrence of either of the events specified in subsection (a) of this Section 2.10, the Co-Issuers will promptly make available to the Trustee a reasonable supply of Certificated Notes.

In the event that Certificated Notes are not so issued by the Applicable Issuers to such beneficial owners of interests in Global Notes as required by subsection (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article V (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to receive and rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit D) and/or other forms of reasonable evidence of such ownership as it may require.

Section 2.11. Rated Notes Beneficially Owned by Persons Not QIB/QPs or in Violation of ERISA Representations. (a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Rated Note to a U.S. person that is not a QIB/QP and that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(b) The Issuer will promptly after discovery that a Holder or beneficial owner is a Non-Permitted Holder, send notice (with a copy to the Investment Manager) to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its Rated Notes or interest in the Rated Notes to a Person that is not a Non-Permitted Holder within 30 days(or, in the case of a Non-Permitted ERISA Holder, within 10 days) after the date of such notice. If such Person fails to transfer its Rated Notes (or the required portion of its Rated Notes), the Issuer will have the right to sell such Rated Notes to a purchaser selected by the Issuer. The Issuer (or its agent) will request such Person to provide (within 7 days after such request) the names of prospective purchasers, and the Issuer (or its agent) will solicit bids from any such identified prospective purchasers and may also solicit bids from one or more brokers or other market professionals that regularly deal in notes similar to the Rated Notes. The Issuer agrees that it will accept the highest of such bids, subject to the bidder satisfying the transfer restrictions set forth in this Indenture. If the procedure above does not result in any bids from qualified investors, the Issuer may select a purchaser by any other means determined by it in its sole discretion.

(c) A “Non-Permitted Holder” is (A) any U.S. person that is not a QIB/QP or that does not have an exemption available under the Securities Act and the Investment Company Act that becomes the Holder or beneficial owner of an interest in any Global Note, or (B) any Non-Permitted ERISA Holder.

(d) If the Trustee obtains actual knowledge of a Non-Permitted Holder, it will provide notice to the Issuer with a copy to the Investment Manager.

(e) A “Non-Permitted ERISA Holder” is any Person that is or becomes the beneficial owner of an interest in any Note who has made or is deemed to have made a prohibited transaction representation or a Benefit Plan Investor, Controlling Person or Similar Law representation required by Section 2.5 that is subsequently shown to be false or misleading or whose beneficial ownership otherwise results in Benefit Plan Investors owning 25% or more of the Aggregate Outstanding Amount of the Class of Issuer Only Notes being transferred.

(f) The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder or Non-Permitted ERISA Holder, as applicable.

(g) The terms and conditions of any sale under this Section 2.11 shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Investment Manager or the Trustee shall be liable to any Person having an interest in the Rated Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12. Tax Certification. (a) Each Holder (including, for purposes of this Section 2.12, any beneficial owner of Notes) will treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Memorandum for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b) Each Holder will timely furnish the Issuer and its agents with any tax certifications, information, or documentation (including, without limitation, IRS Form W-9 (Request for Taxpayer Identification Number and Certification), IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), IRS Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding), IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), or any successors to such IRS forms) that the Issuer or its agents reasonably request (A) to permit the Issuer or its agents to make payments to the Holder without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer, or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which they receive payments, and (C) to enable the Issuer, or its agents to satisfy reporting and other obligations under any applicable law or regulation, and will update or replace such certifications, information, and documentation in accordance with its terms or subsequent amendments. The Purchaser acknowledges that the failure to provide, update or replace any such certifications, information, and documentation may result in the imposition of withholding or back-up withholding on payments to the Holder. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to the Holder.

(c) Each Holder, if it is not a “United States person” (as defined in Section 7701(a)(30) of the Code), represents that it either:

(i) (A) is not a bank that has purchased the Rated Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code and (B) is not a “10-percent shareholder” with respect to the Investment Manager within the meaning of section 871(h)(3)(B) of the Code or a “controlled foreign corporation” that is related to the Investment Manager within the meaning of section 881(c)(3)(C) of the Code,

(ii) has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with its conduct of a trade or business in the United States and includible in its gross income, or

(iii) is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S.-source interest not attributable to a permanent establishment in the United States.

(d) Each Holder will provide the Issuer and its agents with any correct, complete and accurate information, and will take any other actions, that may be required for the Issuer to comply with FATCA and to avoid the imposition of tax under FATCA on any payment to or for the benefit of the Issuer, and, in the event the Holder fails to provide such information or take such actions or in the event that the Holder’s ownership of any Notes would otherwise cause the Issuer to be subject to withholding tax under FATCA, (A) the Issuer is authorized to withhold amounts otherwise distributable to the Holder as compensation for tax imposed under FATCA as a result of such failure or the Holder’s ownership of Notes, and (B) to the extent necessary to avoid an adverse effect on the Issuer as a result of such failure or the Holder’s ownership of Notes, the Issuer will have the right to compel the Holder to sell its Notes and, if the Holder does not sell its Notes within 10 business days after notice from the Issuer or an agent of the Issuer, to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the Holder as payment in full for such Notes. The Issuer may also assign each such Note a separate CUSIP number in the Issuer’s sole discretion.

(e) Each Holder of Class E Notes or Class F Notes acknowledges and agrees that:

(i) It will not (1) acquire or directly or indirectly sell, encumber, assign, participate, pledge, hypothecate, rehypothecate, exchange, or otherwise dispose of, suffer the creation of a lien on, or transfer or convey in any manner (each, a “Transfer”) such Notes (or any interest therein that is described in Treasury regulations section 1.7704-1(a)(2)(i)(B)) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers ((x), (y) and (z), collectively, an “Exchange”) or (2) cause any of such Notes or any interest therein to be marketed on or through an Exchange.

(ii) It will not enter into any financial instrument payments on which are, or the value of which is, determined in whole or in part by reference to such Notes or the Issuer (including the amount of Issuer distributions on such Notes, the value of the Issuer’s assets, or the result of the Issuer’s operations), or any contract that otherwise is described in Treasury regulations section 1.7704-1(a)(2)(i)(B).

(iii) If it is, for U.S. federal income tax purposes, a partnership, grantor trust or S corporation, then less than 50% of the value of any person’s interest in it will be attributable to such Notes, unless the Issuer has otherwise determined that such Holder will not cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury regulations Section 1.7704-1(h).

(iv) It will not Transfer all or any portion of such Notes unless: (1) the person to which it Transfers such Notes agrees to be bound by the restrictions, conditions, representations, warrants, and covenants set forth in this Section 2.12(e), and (2) such Transfer does not violate this Section 2.12(e).

Any Transfer made in violation of this Section 2.12(e), or that otherwise would cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury regulations section 1.7704-1(h), will be void and of no force or effect, and will not bind or be recognized by the Issuer or any other person, and no person to which such Notes are Transferred shall become a Holder unless such person agrees to be bound by this Section 2.12(e). However, notwithstanding the immediately preceding sentence, a Transfer in violation of this Section 2.12(e)(i), (ii), (iii) or (iv) shall be permitted if the Trustee receives advice of Winston & Strawn LLP, or a written opinion of another nationally recognized tax counsel experienced in such matters, to the effect that the Transfer will not cause the Issuer to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

(f) Each Holder of Class E Notes or Class F Notes understands and agrees that it will indemnify the Issuer for any U.S. federal withholding tax imposed on payments made to or for the benefit of the Issuer that is attributable to such Holder’s ownership of such Notes, including such Holder’s failure to timely provide or update any tax forms, certifications, or other information required under this Indenture to be provided by it, or the inaccuracy of any such tax forms, certifications, or other information, or the inaccuracy of any such tax forms, certifications or other information. This indemnification will continue with respect to any period during which the Holder held a Note, notwithstanding such Holder’s ceasing to be a Holder.

(g) Each Holder of a Rated Note represents or is deemed to represent that it is not a member of an “expanded group” (within the meaning of the Treasury regulations issued under Section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if such domestic corporation, directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts), owns Subordinated Notes.

Section 2.13. Additional Notes.

(a) At any time prior to December 23, 2016, subject to the written approval of 100% of the Holders of each Class of the Notes and the Investment Manager, the Applicable Issuers may, pursuant to a supplemental indenture in accordance with Section 8.1(a), issue Additional Notes of each Class (on a pro rata basis with respect to each Class of Notes, except that a higher proportion of Subordinated Notes may be issued, any Class may be a component of new classes of combination securities) up to an aggregate maximum amount not to exceed 100% of the original principal amount of each such Class or Classes of Rated Notes; provided that (i) the Applicable Issuers shall comply with the requirements of Sections 2.5, 3.3 and 8.1, (ii) the Issuer shall provide notice of such issuance to each Rating Agency, (iii) the proceeds of any Additional Notes (net of fees and expenses incurred in connection with such issuance) shall be treated as Principal Proceeds or used to purchase additional Collateral Obligations, (iv) an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters shall be delivered to the Issuer and the Trustee that provides that such additional issuance shall not (A) result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income, (B) result in the Issuer being treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or (C) have a material adverse effect on the U.S. federal income tax treatment of the Issuer or the U.S. federal income tax consequences to the holders of any Class of Notes Outstanding at the time of issuance, as described in the Offering Memorandum under the heading “Certain Income Tax Considerations,” (v) such issuance is accomplished in a manner that allows the independent accountants of the Issuer to accurately provide the tax information relating to original issue discount required to be provided to the holders of Rated Notes (including the Additional Notes); and (vi) an Officer’s certificate of the Issuer shall be delivered to the Trustee stating that the conditions of this Section 2.13 have been satisfied.

(b) The terms and conditions of the Additional Notes of each Class issued pursuant to this Section 2.13 shall be identical to those of the initial Notes of that Class (except that the interest due on the Additional Notes that are Secured Notes shall accrue from the issue date of such Additional Notes. Interest on the Additional Notes that are Secured Notes shall be payable commencing on the first Payment Date following the issue date of such Additional Notes. The Additional Notes shall rank pari passu in all respects with the initial Notes of that Class.

(c) Any Additional Notes of each Class issued pursuant to this Section 2.13 shall, to the extent reasonably practicable, be offered first to Noteholders of that Class in such amounts as are necessary to preserve their pro rata holdings of Notes of such Class.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions to Issuance of Rated Notes on Closing Date. (a) The Rated Notes to be issued on the Closing Date may be registered in the names of the respective Holders thereof and may be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i) Officers’ Certificates of the Co-Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Co-Issuers (A) evidencing the authorization by Resolution of the execution and delivery of this Indenture (and, in the case of the Issuer, the Investment Management Agreement, the Collateral Administration Agreement and related transaction documents), the execution, authentication and delivery of the Rated Notes applied for by it and specifying the principal amount of each Class of Rated Notes applied for by it and (B) certifying that (1) the attached copy of the Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From each of the Co-Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the performance by the Applicable Issuer of its obligations under this Indenture (and, in the case of the Issuer, the Investment Management Agreement and the Collateral Administration Agreement) or (B) an Opinion of Counsel of the Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the performance by the Applicable Issuer of its obligations under this Indenture (and, in the case of the Issuer, the Investment Management Agreement and the Collateral Administration Agreement) except as has been given.

(iii) U.S. Counsel Opinions. Opinions of Cadwalader, Wickersham & Taft LLP, special U.S. counsel to the Co-Issuers, Alston & Bird LLP, counsel to the Trustee and Collateral Administrator, and Pillsbury Winthrop Shaw Pittman LLP, counsel to the Investment Manager, each dated the Closing Date.

(iv) Cayman Counsel Opinion. An opinion of Maples and Calder, Cayman Islands counsel to the Issuer, dated the Closing Date.

(v) Officers’ Certificates of Co-Issuers Regarding Indenture. An Officer’s certificate of each of the Co-Issuers stating that, to the best of the signing Officer’s knowledge, the Applicable Issuer is not in default under this Indenture and that the issuance of the Rated Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Rated Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of the Rated Notes or relating to actions taken on or in connection with the Closing Date, including deposit with the Legacy Custodian of the Closing Date Deposit and confirmation of payment by the Legacy Custodian of the Closing Date Deposit to the Legacy Rated Noteholders have been paid in full. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained in this Indenture are true and correct as of the Closing Date.

(vi) Investment Management Agreement, Collateral Administration Agreement and Account Agreement. An executed counterpart of the Investment Management Agreement, the Collateral Administration Agreement and the Account Agreement.

(vii) Certificate of the Investment Manager. An Officer’s certificate of the Investment Manager stating that, to the best of the signing Officer’s knowledge, dated as of the Closing Date, to the effect that:

(A) each Collateral Obligation owned by the Issuer as of the Closing Date is listed in the Schedule of Collateral Obligations;

(B) the information in the Schedule of Collateral Obligations is complete and correct;

(C) each Collateral Obligation on the Schedule of Collateral Obligations satisfies, as of the Closing Date, the requirements of the definition of Collateral Obligation;

(D) the Issuer purchased, or committed to purchase, each Collateral Obligation on the Schedule of Collateral Obligations in compliance with the Investment Guidelines; and

(E) the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or has entered into binding commitments prior to the Closing Date for settlement on or after the Closing Date, plus all amounts credited to the Principal Collection Account as of the Closing Date (but excluding any amounts deposited with the Legacy Custodian for redemption of the Legacy Rated Notes) is at least U.S.$ 300,000,000.

(viii) Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations as contemplated by Section 3.2 shall have been effected.

(ix) Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, with respect to each Collateral Obligation pledged by the Issuer to the effect that:

(A) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date and except for those Granted pursuant to or permitted by this Indenture and encumbrances arising from due bills, if any, with respect to interest, or a portion thereof, accrued on such Collateral Obligation prior to the first payment date and owed by the Issuer to the seller of such Collateral Obligation;

(B) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in paragraph (A) above;

(C) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to or permitted by this Indenture;

(D) based on the certificate of the Investment Manager delivered pursuant to Section 3.1(a)(vii), the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(E) based on the certificate of the Investment Manager delivered pursuant to Section 3.1(a)(vii), each Collateral Obligation owned by the Issuer satisfies the requirements of the definition of Collateral Obligation;

(F) based on the certificate of the Investment Manager delivered pursuant to Section 3.1(a)(vii), the information set forth with respect to such Collateral Obligation in the Schedule of Collateral Obligations is correct;

(G) upon Grant by the Issuer, the Trustee has a first priority perfected security interest in such Collateral Obligation (assuming that any Clearing Corporation, Intermediary or other entity not within the control of the Issuer involved in the Delivery of such Collateral Obligation takes the actions required of it for perfection of that interest); and

(H) based on the certificate of the Investment Manager delivered pursuant to Section 3.1(a)(vii), the Aggregate Principal Balance of the Collateral Obligations owned by the Issuer as of the Closing Date, plus all amounts credited to the Principal Collection Account as of the Closing Date (but excluding any amounts deposited with the Legacy Custodian for redemption of the Legacy Rated Notes) is at least U.S.$ 300,000,000.

(x) Rating Letters. An Officer’s certificate of the Issuer to the effect that attached thereto with respect to the applicable Class of Rated Notes is a true and correct copy of a letter signed by the respective Rating Agency assigning the applicable Initial Rating.

(xi) Accounts. Evidence of the establishment of each of the Accounts.

(xii) Deposit of Funds into Accounts. The Trustee has deposited proceeds of the issuance of the Rated Notes as set forth below:

Account	Closing Date Deposit
Expense Reserve Account	U.S.$35,000
Revolver Funding Account	U.S.$0

(xiii) Certificate As To Collateral. The Issuer shall provide, or (at the Issuer’s expense) cause the Investment Manager to provide, the following documents:

(A) to each Rating Agency (in the case of delivery to S&P, via email to CDOEffectiveDatePortfolios@standardandpoors.com, and in the case of delivery to Moody’s, via email to cdomonitoring@moodys.com), a report identifying the Collateral Obligations and to S&P, the S&P Excel Default Model Input File, requesting that S&P reaffirm its Initial Ratings of the Rated Notes;

(B) to the Trustee and each Rating Agency (in the case of delivery to S&P, via email to CDOEffectiveDatePortfolios@standardandpoors.com, and in the case of delivery to Moody’s, via email to cdomonitoring@moodys.com) a report, prepared by the Investment Manager on behalf of the Issuer (the “Collateral Report”), (i) setting forth the issuer, principal balance, coupon/spread, Stated Maturity, S&P Rating, Moody’s Default Probability Rating, Moody’s Rating and country of Domicile with respect to each Collateral Obligation as of the day that is three days prior to the Closing Date, and (ii) calculating as of the day that is three days prior to the Closing Date, the level of compliance with, or satisfaction or non-satisfaction of (1) each Overcollateralization Ratio Test, (2) the Collateral Quality Tests (excluding the S&P CDO Monitor Test), (3) the Concentration Limitations, and (4) the Target Initial Par Condition;

(C) to the Trustee, an Accountants’ Certificate recalculating and comparing the following items in the Collateral Report: (i) each Overcollateralization Ratio Test, the Collateral Quality Tests (excluding the S&P CDO Monitor Test) and the Concentration Limitations, and (ii) whether the Target Initial Par Condition is satisfied, together with a statement specifying the procedures undertaken by them to review data and computations relating to the Accountants’ Certificate; and

(D) to the Trustee and each Rating Agency (in the case of delivery to S&P, via email to CDOEffectiveDatePortfolios@standardandpoors.com, and in the case of delivery to Moody’s, via email to cdomonitoring@moodys.com) an Officer’s certificate of the Issuer (the “Collateral Certificate”) certifying as to the level of compliance with, or satisfaction or non-satisfaction of, (1) each Overcollateralization Ratio Test, (2) the Collateral Quality Tests (excluding the S&P CDO Monitor Test), (3) the Concentration Limitations, and (4) the Target Initial Par Condition, in each case, as of the Closing Date.

(xiv) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xiii) shall imply or impose a duty on the part of the Trustee to require any other documents.

(xv) The Trustee is hereby authorized and directed to provide its consent to the Administrator’s exercising the power of amendment conferred on the Administrator by clause 19 of the Issuer’s declaration of trust by executing a further amended and restated declaration of trust on October, 17, 2013, in the form provided and prepared by the Administrator, and the Trustee shall have no liability in respect of providing the foregoing consent.

Section 3.2. Delivery of Collateral Obligations and Eligible Investments. (a) Except as otherwise provided in this Indenture, the Trustee shall hold all Collateral Obligations purchased in accordance with this Indenture in the relevant Account established and maintained pursuant to Article X, as to which in each case the Trustee shall have entered into an Account Agreement, providing, inter alia, that the establishment and maintenance of such Account will be governed by the law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b) Each time that the Investment Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Investment Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Intermediary to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

Section 3.3. Conditions to Issuance of Additional Notes. Additional Notes to be issued on an Additional Notes Closing Date pursuant to Section 2.13 may be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered to the Issuer by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(a) Officers’ Certificates of the Applicable Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Applicable Issuers (i) evidencing the authorization by Resolution of the execution and delivery of a supplemental indenture pursuant to Section 8.2(a)(xvii) and the execution, authentication and delivery of the Additional Notes applied for by it, and (ii) certifying that (A) the attached copy of such Resolution is a true and complete copy thereof, (B) such resolutions have not been rescinded and are in full force and effect on and as of the Additional Notes Closing Date and (C) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(b) Governmental Approvals. From each of the Co-Issuers either (i) a certificate or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Notes, or (ii) an Opinion of Counsel that no such authorization, approval or consent of any governmental body is required for the valid issuance of the Additional Notes issued by it except as have been given (provided that the opinions delivered pursuant to Section 3.3(c) may satisfy the requirement).

(c) U.S. Counsel Opinions. Opinions of Winston & Strawn LLP, special U.S. counsel to the Co-Issuers or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer.

(d) Cayman Counsel Opinion. An opinion of Maples and Calder, Cayman Islands counsel to the Issuer, or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer.

(e) Officers’ Certificates of Co-Issuers Regarding Indenture. An Officer’s certificate of each Co-Issuer stating that it is not in default under this Indenture and that the issuance of the Additional Notes applied for by it shall not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture and the supplemental indenture pursuant to Section 8.2(a) relating to the authentication and delivery of the Additional Notes applied for have been complied with and that the authentication and delivery of the Additional Notes is authorized or permitted under this Indenture and the supplemental indenture entered into in connection with such Additional Notes; and that all expenses due or accrued with respect to the Offering of the Additional Notes or relating to actions taken on or in connection with the Additional Notes Closing Date have been paid or reserved. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Additional Notes Closing Date.

(f) Irish Listing. If the Additional Notes are of a Class of Note listed on the Irish Stock Exchange, an Officer’s certificate of the Issuer to the effect that application will be made to list such Additional Notes on the Irish Stock Exchange.

(g) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (g) shall imply or impose a duty on the Trustee to so require any other documents.

On or promptly following any Additional Notes Closing Date, the Trustee shall provide to the Holders copies of any supplemental indentures executed as part of such issuance.

ARTICLE IV

SATISFACTION AND DISCHARGE; ILLIQUID ASSETS; LIMITATION ON ADMINISTRATIVE EXPENSES

Section 4.1. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Rated Notes, (iii) rights of Holders of Rated Notes to receive payments of principal thereof and interest that accrued prior to Maturity (and to the extent lawful and enforceable, interest on due and unpaid accrued interest) thereon and the Subordinated Notes to receive Excess Interest and principal payments as provided for under the Priority of Payments, subject to Section 2.7(j), (iv) the rights, obligations and immunities of the Investment Manager hereunder and under the Investment Management Agreement and of the Collateral Administrator under the Collateral Administration Agreement, (v) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (subject to Section 2.7(j)) and (vi) the rights and immunities of the Trustee hereunder, and the obligations of the Trustee hereunder in connection with the foregoing clauses (i) through (v) and otherwise under this Article IV (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) (x) either:

(i) all Rated Notes theretofore authenticated and delivered to Holders (other than (A) Rated Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 or, (B) Rated Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(ii) all Rated Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Applicable Issuers pursuant to Section 9.4 and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America (provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by S&P, in an amount sufficient, as verified in writing by a firm of Independent certified public accountants which are nationally recognized) sufficient to pay and discharge the entire indebtedness on such Rated Notes, for principal and interest payable thereon under this Indenture to the date of such deposit (in the case of Rated Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Cash or obligations that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect to the creation and perfection of such security interest; provided that this subsection (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded; or

(y) all Collateral Obligations, Eligible Investments and Equity Securities that are subject to the lien of this Indenture have been sold or otherwise disposed of and the proceeds thereof have been distributed, in each case in accordance with this Indenture; or

(b) the Co-Issuers have paid or caused to be paid all other sums payable by the Co-Issuers hereunder and under the Collateral Administration Agreement and the Investment Management Agreement;

provided that, in each case, the Co-Issuers have delivered to the Trustee Officer’s certificates and an Opinion of Counsel (which may rely on information provided by the Trustee or the Collateral Administrator as to the Collateral Obligations, Equity Securities and Eligible Investments (including Cash) included in the Assets and any paid and unpaid obligations of the Co-Issuers), each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Co-Issuers, the Trustee, the Investment Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1. 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.17 shall survive.

Section 4.2. Application of Trust Money. All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in an Account and applied by it in accordance with the provisions of the Rated Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Trustee may determine; and such Cash and obligations shall be held in an Account.

Section 4.3. Repayment of Amounts Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Rated Notes, all amounts then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Co-Issuers, be paid to the Trustee to be held and applied pursuant to Section 7.3 and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such amounts.

Section 4.4. Disposition of Illiquid Assets. (a) Notwithstanding Article XII (or any other term to the contrary contained herein), if at any time the Assets consists exclusively of Illiquid Assets and/or Eligible Investments (including Cash), the Investment Manager may request bids with respect to each such Illiquid Asset as described below after providing notice to the Holders and requesting that any Holder that wishes to bid on any such Illiquid Asset notify the Trustee (with a copy to the Investment Manager) of such intention within 15 Business Days after the date of such notice. The Trustee shall, after the end of such 15 Business Day period, offer the Illiquid Assets for sale as determined and directed by the Investment Manager (in a manner and according to terms determined by the Investment Manager (including from Persons identified to the Trustee by the Investment Manager) and pursuant to sale documentation provided by the Investment Manager) and, if any Holder so notifies the Trustee that it wishes to bid, such Holder shall be included in the distribution of sale offering or bid solicitation material in connection therewith and thereby given an opportunity to participate with other bidders, if any. The Trustee shall request bids for the sale of each such Illiquid Asset, in accordance with the procedures established by the Investment Manager, from (i) at least three Persons identified to the Trustee by the Investment Manager that make a market in or specialize in obligations of the nature of such Illiquid Asset, (ii) the Investment Manager, (iii) each Holder that so notified the Trustee that it wishes to bid and (iv) in the case of a public sale, any other participating bidders, and the Trustee shall have no responsibility for the sufficiency or acceptability of such procedures for any purpose or for any results obtained. The Trustee shall notify the Investment Manager promptly of the results of such bids. Subject to the requirements of applicable law, (x) if the aggregate amount of the highest bids received (if any) is greater than or equal to U.S.$100,000, the Issuer shall sell each Illiquid Asset to the highest bidder (which may include the Investment Manager and its Affiliates) and (y) if the aggregate amount of the highest bids received is less than U.S.$100,000 or no bids are received, the Trustee shall dispose of the Illiquid Assets as directed by the Investment Manager in its reasonable business judgment, which may include (with respect to each Illiquid Asset) (I) selling it to the highest bidder (which may include the Investment Manager and its Affiliates) if a bid was received; (II) donating it to a charitable organization designated by the Investment Manager or (III) returning it to its issuer or obligor for cancellation.

(b) Notwithstanding the foregoing, the Trustee shall not be under any obligation to dispose of or offer for sale any Illiquid Assets pursuant to clause (a) above if the Trustee is not reasonably satisfied that payment of all expenses, costs and liabilities to be incurred by the Trustee in connection with such disposition or offer, as the case may be, are indemnified or provided for in a manner acceptable to the Trustee. In addition, the Trustee will not dispose of Illiquid Assets in accordance with Section 4.4(a) if directed not to do so by the Issuer or by the Investment Manager on behalf of the Issuer, at any time following notice of such disposal and prior to release, or acceptance of an offer for sale, of such Illiquid Asset, by a Majority of the Controlling Class or a Majority of the Subordinated Notes in accordance with Section 4.4(a); provided that arrangements satisfactory to the Trustee have been made to pay for any accrued and unpaid Administrative Expenses and any additional Administrative Expenses (including any dissolution and discharge expenses) reasonably expected to be incurred (after giving effect to Section 4.5). If the Trustee is so directed and no satisfactory arrangements for payment have been made, then the Trustee shall be entitled to disregard such direction and shall have no liability for taking or omitting to take any action in respect of such direction. In any event, the Trustee shall have no liability for the results of any such sale or disposition of Illiquid Assets, including if the proceeds received, if any, are insufficient to pay all outstanding Administrative Expenses in full.

Section 4.5. Limitation on Obligation to Incur Administrative Expenses. If at any time the sum of (i) Eligible Investments (including Cash) and (ii) amounts reasonably expected to be received by the Issuer in Cash during the current Collection Period (as certified by the Investment Manager in its reasonable judgment) is less than the Dissolution Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any Person in respect of services of accountants under Section 10.9 and fees of the Rating Agencies under Section 7.14, failure to pay such amounts or provide or obtain such reports or services shall not constitute a Default hereunder, and the Trustee shall have no liability for any failure to obtain or receive any of the foregoing reports or services. The foregoing shall not, however, limit, supersede or alter any right afforded to the Trustee under this Indenture to refrain from taking action in the absence of its receipt of any such report or service which it reasonably determines is necessary for its own protection.

ARTICLE V

REMEDIES

Section 5.1. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on the Class X Notes, the Class A Notes or the Class B Notes or, if there are no Class X Notes, Class A Notes or Class B Notes Outstanding, any Notes of the Controlling Class and, in each case, the continuation of any such default for five Business Days, or (ii) any principal of, or interest or Deferred Interest on, or any Redemption Price in respect of, any Rated Note at its Stated Maturity or on any Redemption Date; provided that, in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Investment Manager, the Trustee, the Collateral Administrator, the Administrator, the Registrar or any Paying Agent, such default will not be an Event of Default unless such failure continues for five Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

(b) either of the Co-Issuers or the Assets becomes an investment company required to be registered under the Investment Company Act (and such requirement has not been eliminated after a period of 45 days);

(c) except as otherwise provided in this Section 5.1, a default in the performance, or breach, of any other covenant or other agreement of the Issuer or the Co-Issuer in this Indenture (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Coverage Test or Interest Diversion Test is not an Event of Default), or the failure of any representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct when the same shall have been made, which default or failure has a material adverse effect on the Holders of the Notes, and the continuation of such default, breach or failure for a period of 30 Business Days (or, if such default, breach or failure can be cured only on a Payment Date, the next Payment Date) after notice by the Trustee at the direction of a Majority of the Controlling Class to the Issuer or the Co-Issuer, as applicable, and the Investment Manager, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co-Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(e) the institution by the Issuer or the Co-Issuer of Proceedings to have the Issuer or Co-Issuer, as the case may be, adjudicated as bankrupt or insolvent, or the consent of the Issuer or the Co-Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer or Co-Issuer, as the case may be, or the filing by the Issuer or the Co-Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer or the Co-Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or the making by the Issuer or the Co-Issuer of an assignment for the benefit of creditors, or the admission by the Issuer or the Co-Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the Co-Issuer in furtherance of any such action; or

(f) on any Measurement Date on which any Class X Notes or Class A Notes are Outstanding, failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the sum of (x) the Aggregate Principal Balance of the Collateral Obligations, excluding Defaulted Obligations and (y) without duplication, the amounts on deposit in the Collection Account (including Eligible Investments therein) representing Principal Proceeds plus (2) the Market Value of all Defaulted Obligations and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A Notes, to equal or exceed 102.0%.

Promptly upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Co-Issuers, (ii) the Trustee and (iii) the Investment Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Trustee, the Trustee shall, not later than five Business Days thereafter, notify the Holders, each Paying Agent, each of the Rating Agencies and the Irish Stock Exchange (with respect to Listed Notes so long as the guidelines of such exchange so require) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14).

Section 5.2. Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(d) or (e)), the Trustee may (with the written consent of a Majority of the Controlling Class), and shall (upon the written direction of a Majority of the Controlling Class), by notice to the Co-Issuers, each Rating Agency and the Investment Manager, declare the principal of all the Rated Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon (including, in the case of the Deferred Interest Notes, any Deferred Interest) through the date of acceleration and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(d) or (e) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Rated Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer, the Trustee and the Investment Manager, may rescind and annul such declaration and its consequences if:

(i) The Issuer or the Co-Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due on the Rated Notes (other than the non-payment of amounts that have become due solely due to acceleration);

(B) to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Interest Rate; and

(C) all unpaid taxes and Administrative Expenses of the Co-Issuers and other sums paid or advanced by the Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement or hereunder, accrued and unpaid Base Management Fees and any other amounts then payable by the Co-Issuers hereunder prior to such Administrative Expenses and such Base Management Fees; and

(ii) It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Rated Notes that has become due solely by such acceleration, have (A) been cured, and a Majority of the Controlling Class by written notice to the Trustee, with a copy to the Investment Manager, has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 5.3. Collection of Indebtedness and Suits for Enforcement by Trustee. The Applicable Issuers covenant that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Rated Note, the Applicable Issuers will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Rated Note, the whole amount, if any, then due and payable on such Rated Note for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall upon direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Applicable Issuers or any other obligor upon the Rated Notes and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default or Enforcement Event occurs and is continuing, the Trustee may in its discretion, and shall (subject to its rights hereunder, including pursuant to Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or the Co-Issuer or any other obligor upon the Rated Notes under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer, the Co-Issuer or their respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Rated Notes, or the creditors or property of the Issuer, the Co-Issuer or such other obligor, the Trustee, regardless of whether the principal of any Rated Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Rated Notes upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Rated Noteholders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Rated Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Rated Noteholders upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any amounts or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Rated Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Rated Noteholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Rated Noteholders, any plan of reorganization, arrangement, adjustment or composition affecting the Rated Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Rated Noteholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Rated Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Rated Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4. Remedies. (a) If the maturity of the Rated Notes has been accelerated as provided in Section 5.2(a) and such acceleration and its consequences have not been rescinded and annulled as provided in Section 5.2(b) or if the Rated Notes have become due and payable at Stated Maturity or on any Redemption Date and shall remain unpaid (either such event, an “Enforcement Event”), the Co-Issuers agree that the Trustee may, and shall, upon written direction (with a copy to the Investment Manager) of a Majority of the Controlling Class (subject to the Trustee’s rights hereunder, including pursuant to Section 6.3(e)), to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Rated Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any amounts adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Rated Notes hereunder (including exercising all rights of the Trustee under the Account Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Trustee may, but need not, obtain and rely upon an opinion or advice of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing notes similar to the Rated Notes, which may be the Placement Agent, or other appropriate advisors, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Rated Notes, which opinion or advice shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(c) has occurred and is continuing the Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class in accordance with Section 5.8(b) shall (subject to the Trustee’s rights hereunder, including pursuant to Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Co-Issuers, the Trustee and the Holders of the Rated Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture, none of the Trustee, the Secured Parties or the beneficial owners or Holders of any Notes may (and the beneficial owners and Holders of each Class of Notes agree, for the benefit of all beneficial owners and Holders of each Class of Notes, that they shall not), prior to the date which is one year (or if longer, any applicable preference period then in effect) plus one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer, the Co-Issuer or any Issuer Subsidiary any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 5.4 shall preclude, or be deemed to estop, the Trustee, any Secured Party or any Holder (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer, the Co-Issuer or any Issuer Subsidiary or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, such Secured Party or such Holder, respectively, or (ii) from commencing against the Issuer, the Co-Issuer or any Issuer Subsidiary or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(e) The Issuer, the Co-Issuer or any Issuer Subsidiary, as applicable, shall, subject to the availability of funds therefor, timely file an answer and any other appropriate pleading objecting to (i) the institution of any Proceeding to have the Issuer, the Co-Issuer or any Issuer Subsidiary, as the case may be, adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition of or in respect of the Issuer, the Co-Issuer or any Issuer Subsidiary, as the case may be, under the Bankruptcy Law or any other applicable law. The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorneys’ fees and expenses) in connection with taking any such action shall be paid as Administrative Expenses.

Section 5.5. Optional Preservation of Assets. (a) If an Enforcement Event has occurred and is continuing (unless the Trustee has commenced exercising remedies pursuant to Section 5.4), then the Investment Manager may continue to direct sales and other dispositions, and purchases, of Collateral Obligations in accordance with and to the extent permitted pursuant to Section 4.4 and Article XII. If an Enforcement Event has occurred and is continuing, the Trustee shall retain the Assets securing the Rated Notes intact (subject to the rights of the Investment Manager pursuant to the preceding sentence), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII, unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the anticipated reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Rated Notes for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts payable prior to payment of principal on such Rated Notes (including amounts due and owing, and amounts anticipated to be due and owing, as Administrative Expenses (without regard to the Administrative Expense Cap) and due and unpaid Base Management Fee) and the Investment Manager and a Majority of the Controlling Class agrees with such determination;

(ii) a Supermajority of each Class of the Rated Notes (voting separately by Class) directs the sale and liquidation of the Assets;

(iii) following the occurrence, and during the continuance of, an Event of Default pursuant to clauses (a), (d), (e) or (f) of Section 5.1, a Majority of the Class A-1 Notes directs the sale and liquidation of the Assets; or

(iv) if no Rated Notes are Outstanding, a Majority of the Subordinated Notes directs the sale and liquidation of the Assets.

Directions by Holders under clauses (ii), (iii) and (iv) above will be effective when delivered to the Issuer, the Trustee and the Investment Manager.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets if the conditions set forth in clause (i), (ii), (iii) or (iv) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Rated Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall obtain, with the cooperation and assistance of the Investment Manager, bid prices with respect to each security contained in the Assets from two nationally recognized dealers (as specified by the Investment Manager in writing) at the time making a market in such notes and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion or advice of an Independent investment banking firm of national reputation or other appropriate advisors (the cost of which shall be payable as an Administrative Expense).

The Trustee shall deliver to the Holders and the Investment Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) at the written request of a Majority of the Controlling Class at any time during which the second sentence of Section 5.5(a) applies; provided that any such request made more frequently than once in any 90-day period shall be at the expense of such requesting party or parties.

Section 5.6. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Rated Notes may be prosecuted and enforced by the Trustee without the possession of any of the Rated Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7.

Section 5.7. Application of Money Collected. Following the commencement of exercise of remedies by the Trustee pursuant to Section 5.4, any amounts collected by the Trustee with respect to the Notes pursuant to this Article V and any amounts that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a), at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(a) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8. Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee (with a copy to the Investment Manager) written notice of an Event of Default;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of the Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9. Unconditional Rights of Holders to Receive Principal and Interest. (a) Subject to Section 2.7(j), but notwithstanding any other provision of this Indenture, the Holder of any Rated Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Rated Note, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Section 5.4 and Section 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Rated Notes ranking junior to Rated Notes still Outstanding shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Priority Class to such Rated Note remains Outstanding, which right shall be subject to the provisions of Section 5.4(d) and Section 5.8, and shall not be impaired without the consent of any such Holder.

(b) Subject to Section 2.7(j), but notwithstanding any other provision of this Indenture, the Holder of any Subordinated Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and Excess Interest payable on such Subordinated Notes, as such principal and Excess Interest becomes due and payable in accordance with the Priority of Payments. Holders of Subordinated Notes shall have no right to institute proceedings for the enforcement of any such payment until such time as no Rated Note remains Outstanding, which right shall be subject to the provisions of Sections 5.4(d) and 5.8 to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Section 5.10. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Co-Issuers, the Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holder shall continue as though no such Proceeding had been instituted.

Section 5.11. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12. Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Rated Notes to exercise any right or remedy accruing upon any Event of Default or Enforcement Event shall impair any such right or remedy or constitute a waiver of any such Event of Default or Enforcement Event or an acquiescence therein or of a subsequent Event of Default or Enforcement Event. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Rated Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Rated Notes.

Section 5.13. Control by Majority of Controlling Class. Notwithstanding any other provision of this Indenture, a Majority of the Controlling Class shall have the right, following the occurrence, and during the continuance of, an Event of Default or an Enforcement Event, to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Indenture; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received the indemnity as set forth in (c) below);

(c) the Trustee shall have been provided with indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets must satisfy the requirements of Section 5.5.

Section 5.14. Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default and its consequences, except any such Event of Default or occurrence:

(a) in the payment of the principal of or interest on any Rated Note (which may be waived only with the consent of the Holder of such Rated Note);

(b) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or

(c) in respect of a representation contained in Section 7.19.

In the case of any such waiver, the Co-Issuers, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to each Rating Agency, the Investment Manager and each Holder.

Upon any such waiver, such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereto.

Section 5.15. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Rated Note on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16. Waiver of Stay or Extension Laws. The Co-Issuers covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshaling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Co-Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17. Sale of Assets. (a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice to the Holders (with a copy to the Investment Manager), and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.

(b) The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Rated Notes or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7. The Rated Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Rated Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of notes issued without registration under the Securities Act (“Unregistered Notes”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or state regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Notes.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of such Sale proceeds.

Section 5.18. Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Holders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer or the Co-Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1. Certain Duties and Responsibilities. (a) Except during the occurrence and continuation of an Event of Default known to the Trustee:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Investment Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Holders (with a copy to the Investment Manager).

(b) If an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Co-Issuer or the Investment Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including providing notices under Article V, under this Indenture; and

(v) in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default described in Sections 5.1(b), (c), (d) or (e) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice states that an Event of Default has occurred and references the Notes generally, the Issuer, the Co-Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e) The Trustee will deliver all notices to the Holders forwarded to the Trustee by the Issuer or the Investment Manager for such purpose. Upon the Trustee receiving written notice from the Investment Manager that an event constituting “cause” as defined in the Investment Management Agreement has occurred, the Trustee will, not later than three Business Days thereafter, notify the Holders. The Trustee shall have no responsibility to determine whether or not “cause” exists.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

(g) If within 80 calendar days of delivery of financial information or disbursements (which delivery may be via posting to the Bank’s website) the Bank receives written notice of an error or omission related thereto and within five calendar days of the Bank’s receipt of such notice the Investment Manager or the Issuer confirms such error or omission, the Bank agrees to use reasonable efforts to correct such error or omission and such use of reasonable efforts shall be the only obligation of the Bank in connection therewith. In no event shall the Bank be obligated to take any action at any time at the request or direction of any Person unless such Person shall have offered to the Bank indemnity reasonably satisfactory to it.

(h) The Trustee shall have no obligation to (i) independently monitor or verify whether any Holder (or beneficial owner) is a Section 13 Banking Entity or (ii) determine whether the Permitted Securities Condition has been satisfied.

Section 6.2. Notice of Default. Promptly (and in no event later than five Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall notify the Investment Manager, each Rating Agency and all Holders of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.

Section 6.3. Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in notes of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class shall (subject to the right of the Trustee hereunder to be satisfactorily indemnified), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Co-Issuers and the Investment Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Co-Issuers’ or the Investment Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed, or attorney appointed, with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder;

(i) nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Investment Manager (unless and except to the extent otherwise expressly set forth herein);

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the Independent accountants appointed by the Issuer pursuant to Section 10.9 (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Investment Manager, the Issuer, the Co-Issuer, DTC, Euroclear, Clearstream or any other clearing agency or depository or any Paying Agent (other than the Trustee), and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Investment Manager with the terms hereof or of the Investment Management Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Investment Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(l) notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a Securities Intermediary) to the contrary, neither the Trustee nor the Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(m) in the event the Bank is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Calculation Agent or Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Account Agreement or any other documents to which the Bank in such capacity is a party;

(n) any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(o) to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(p) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer, the Co-Issuer or this Indenture;

(q) the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services);

(r) in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(s) the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7; and

(t) the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance.

Section 6.4. Not Responsible for Recitals or Issuance of Rated Notes. The recitals contained herein and in the Rated Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Applicable Issuers; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Rated Notes. The Trustee shall not be accountable for the use or application by the Co-Issuers of the Rated Notes or the proceeds thereof or any Money paid to the Co-Issuers pursuant to the provisions hereof.

Section 6.5. May Hold Rated Notes. The Trustee, any Paying Agent, Registrar or any other agent of the Co-Issuers, in its individual or any other capacity, may become the owner or pledgee of Rated Notes and may otherwise deal with the Co-Issuers or any of their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6. Money Held in Trust. Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7. Compensation and Reimbursement. (a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3(c) or 10.7, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Investment Manager;

(iii) to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorney’s fees and costs) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust or the performance of duties hereunder, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13 or Article V.

(b) The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture only as provided in Sections 11.1(a)(i), (ii) and (iii) and only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Holders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee not so paid shall be deferred and payable on such later date on which a fee shall be payable and sufficient funds are available therefor.

(c) The Trustee hereby agrees not to cause the filing of a petition in bankruptcy with respect to the Issuer, the Co-Issuer or any Issuer Subsidiary until at least one year (or if longer the applicable preference period then in effect) plus one day, after the payment in full of all Rated Notes issued under this Indenture.

(d) The Issuer’s payment obligations to the Trustee under this Section 6.7 shall be secured by the lien of this Indenture, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(d) or (e), the expenses are intended to constitute expenses of administration under Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or similar law.

Section 6.8. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a rating of at least “Baa1” by Moody’s and at least “BBB+” by S&P and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) The Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Co-Issuers, the Investment Manager, the Holders and each Rating Agency. Upon receiving such notice of resignation, the Co-Issuers shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Investment Manager; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Rated Notes of each Class or, at any time when an Event of Default or Enforcement Event has occurred and is continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c) The Trustee may be removed at any time by Act of a Majority of each Class of Rated Notes or, at any time when an Event of Default or Enforcement Event has occurred and is continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Co-Issuers.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Co-Issuers or by any Holder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Co-Issuers, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Co-Issuers, by Issuer Order, shall promptly appoint a successor Trustee. If the Co-Issuers shall fail to appoint a successor Trustee within 30 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Co-Issuers. If no successor Trustee shall have been so appointed by the Co-Issuers or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Co-Issuers shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by providing notice of such event to the Investment Manager, to each Rating Agency, the Subordinated Note Paying Agent and to the Holders of the Rated Notes. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Co-Issuers fail to provide such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Co-Issuers.

(g) If the Bank shall resign or be removed as Trustee, the Bank shall also resign or be removed as Paying Agent, Calculation Agent, Registrar and any other capacity in which the Bank is then acting pursuant to this Indenture or any other Transaction Document.

Section 6.10. Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Co-Issuers and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Co-Issuers or a Majority of any Class of Rated Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Co-Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11. Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Rated Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Rated Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Rated Notes.

Section 6.12. Co-Trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Co-Issuers and the Trustee shall have power to appoint one or more Persons satisfying the requirements of Section 6.8 to act as co-trustee, jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Co-Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Co-Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Co-Issuers be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Co-Issuers. The Co-Issuers agree to pay as Administrative Expenses, to the extent funds are available therefor under the Priority of Payments, for any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Rated Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised, solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Co-Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default or Enforcement Event has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Co-Issuers. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

The Issuer shall notify each Rating Agency and the Investment Manager of the appointment of a co-trustee hereunder.

Section 6.13. Certain Duties of Trustee Related to Delayed Payment of Proceeds. In the event that the Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Investment Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or

(y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Investment Manager, request the issuer of such Asset, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Investment Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Investment Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Investment Management Agreement, such release and/or substitution shall be subject to Section 10.8 and Article XII, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14. Authenticating Agents. Upon the request of the Co-Issuers, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Rated Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Rated Notes. For all purposes of this Indenture, the authentication of Rated Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Rated Notes by the Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer (with a copy to the Investment Manager). The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Co-Issuers (with a copy to the Investment Manager). Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Co-Issuers (with a copy to the Investment Manager).

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15. Withholding. If any withholding tax is imposed on the Issuer’s payment (or allocations of income) under the Notes by law or pursuant to the Issuer’s agreement with a governmental authority, such tax shall reduce the amount otherwise distributable to the relevant Holder. The Trustee or any Paying Agent is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer by law or pursuant to the Issuer’s agreement with a governmental authority (but such authorization shall not prevent the Trustee or such Paying Agent from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) and to timely remit such amounts to the appropriate taxing authority. The amount of any withholding tax imposed by law or pursuant to the Issuer’s agreement with a governmental authority with respect to any Note shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Trustee or Paying Agent. If there is a possibility that withholding tax is payable with respect to a distribution, the Paying Agent or the Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Trustee or such Paying Agent shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee or any Paying Agent to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16. Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a) Organization. The Bank has been duly organized and is validly existing as a limited purpose national banking association with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent and securities intermediary.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Registrar, Transfer Agent, Calculation Agent and Intermediary. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound.

ARTICLE VII

COVENANTS

Section 7.1. Payment of Principal and Interest. The Applicable Issuers will duly and punctually pay the principal of and interest on the Rated Notes, in accordance with the terms of such Rated Notes and this Indenture pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes to the Subordinated Note Paying Agent, in accordance with the Subordinated Notes, the Amended and Restated Subordinated Note Paying Agency Agreement and this Indenture.

The Issuer shall, subject to the Priority of Payments, reimburse the Co-Issuer for any amounts paid by the Co-Issuer pursuant to the terms of the Notes or this Indenture. The Co-Issuer shall not reimburse the Issuer for any amounts paid by the Issuer pursuant to the terms of the Notes or this Indenture.

Amounts properly withheld under the Code or other applicable law or pursuant to the Issuer’s agreement with a governmental authority by any Person from a payment under any Rated Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

Section 7.2. Maintenance of Office or Agency. The Co-Issuers hereby appoint the Trustee as a Paying Agent for payments on the Rated Notes and the Co-Issuers hereby appoint the Trustee at its applicable Corporate Trust Office, as the Co-Issuers’ agent where Rated Notes may be surrendered for registration of transfer or exchange. The Co-Issuers may at any time and from time to time appoint additional Paying Agents; provided that no Paying Agent shall be appointed in a jurisdiction which subjects payments on the Rated Notes to withholding tax solely as a result of such Paying Agent’s activities or its location. If at any time the Co-Issuers shall fail to maintain the appointment of a Paying Agent, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding sentence), and Rated Notes may be presented and surrendered for payment, to the Trustee at its main office.

The Co-Issuers have appointed National Corporate Research, Ltd. as their agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby (the “Process Agent”). The Co-Issuers may at any time and from time to time vary or terminate the appointment of such Process Agent or appoint an additional Process Agent; provided that the Co-Issuers will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Co-Issuers in respect of the Notes and this Indenture may be served. If at any time the Co-Issuers shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Trustee with the address thereof, notices and demands may be served on the Issuer or the Co-Issuer by mailing a copy thereof by registered or certified mail or by overnight courier, postage prepaid, to the Issuer or the Co-Issuer, respectively, at its address specified in Section 14.3 for notices.

Section 7.3. Amounts for Payments to be Held in Trust. All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Applicable Issuers shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders of the certificate numbers of individual Notes held by each such Holder.

Whenever the Applicable Issuers shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Applicable Issuers shall promptly notify the Trustee, with a copy to the Investment Manager, of its action or failure so to act. Any amounts deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Rated Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee, with a copy to the Investment Manager; provided that so long as the Rated Notes of any Class are rated by a Rating Agency, with respect to any additional or successor Paying Agent, such Paying Agent has (i) a long-term debt rating of “A” and a short-term debt rating “A-1” (or, if it has no short-term rating, a long-term rating of “A+” or higher) by S&P and (ii) a long-term debt rating of “A1” or higher or a short-term debt rating of “P-1” by Moody’s. If such successor Paying Agent ceases to have such ratings, the Co-Issuers shall remove such Paying Agent and appoint a successor Paying Agent within 30 days. The Co-Issuers shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Co-Issuers shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Rated Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Rated Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee, with a copy to the Investment Manager, notice of any default by the Issuer or the Co-Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Co-Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Co-Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Co-Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any amounts deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment.

Section 7.4. Existence of Co-Issuers. (a) The Issuer and the Co-Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect their existence and rights as companies incorporated or organized under the laws of the Cayman Islands and the State of Delaware, respectively, and shall obtain and preserve their qualification to do business as foreign corporations in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, or any of the Assets; provided that (x) the Issuer shall be entitled to change its jurisdiction of incorporation from the Cayman Islands to any other jurisdiction reasonably selected by the Issuer so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Trustee by the Issuer, which notice shall be forwarded by the Trustee to the Holders, the Investment Manager and each Rating Agency and (iii) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change; and (y) the Issuer shall be entitled to take any action required by this Indenture within the United States notwithstanding any provision of this Indenture requiring the Issuer to take such action outside of the United States so long as prior to taking any such action the Issuer receives a legal opinion from nationally recognized legal counsel to the effect that it is not necessary to take such action outside of the United States or any political subdivision thereof in order to prevent the Issuer from becoming subject to U.S. federal, state or local income taxes on a net income basis or any material other taxes to which the Issuer would not otherwise be subject.

(b) The Issuer and the Co-Issuer shall ensure that all corporate or other formalities regarding their respective existences (including holding regular board of directors’ and shareholders’, or other similar, meetings to the extent required by applicable law) are followed. Neither the Issuer nor the Co-Issuer shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries (other than the Co-Issuer and any Issuer Subsidiaries), (ii) the Co-Issuer shall not have any subsidiaries and (iii) except to the extent contemplated in the Administration Agreement or the Issuer’s declaration of trust by MaplesFS Limited, (x) the Issuer and the Co-Issuer shall not (A) have any employees (other than their respective directors and officers, to the extent they are employees), (B) except as contemplated by the Investment Management Agreement, the Memorandum and Articles, the Registered Office Agreement or the Administration Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Memorandum and Articles and (y) the Issuer shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) maintain an arm’s length relationship with its Affiliates, (H) use separate stationery, invoices and checks, (I) hold itself out as a separate Person and (J) correct any known misunderstanding regarding its separate identity.

(c) With respect to any Issuer Subsidiary:

(i) the Issuer shall not permit such Issuer Subsidiary to incur any indebtedness;

(ii) the constitutive documents of such Issuer Subsidiary shall provide that (A) recourse with respect to the costs, expenses or other liabilities of such Issuer Subsidiary shall be solely to the assets of such Issuer Subsidiary and no creditor of such Issuer Subsidiary shall have any recourse whatsoever to the Issuer or its assets except to the extent otherwise required under applicable law, (B) the activities and business purposes of such Issuer Subsidiary shall be limited to holding Issuer Subsidiary Assets and activities reasonably incidental thereto (including holding interests in other Issuer Subsidiaries), (C) such Issuer Subsidiary will not create, incur, assume or permit to exist any lien (other than a lien arising by operation of law), charge or other encumbrance on any of its assets, or sell, transfer, exchange or otherwise dispose of any of its assets, or assign or sell any income or revenues or rights in respect thereof, (D) such Issuer Subsidiary will be subject to the limitations on powers set forth in the organizational documents of the Issuer, (E) if such Issuer Subsidiary is a foreign corporation for U.S. federal income tax purposes, such Issuer Subsidiary shall file a U.S. federal income tax return reporting all income effectively connected with the conduct of a trade or business within the United States by the Issuer Subsidiary, if any, arising as a result of owning Issuer Subsidiary Assets, (F) after paying Taxes and expenses payable by such Issuer Subsidiary or setting aside adequate reserves for the payment of such Taxes and expenses, such Issuer Subsidiary will distribute 100% of the Cash proceeds of the assets acquired by it (net of such Taxes, expenses and reserves), (G) such Issuer Subsidiary will not form or own any subsidiary or any interest in any other entity other than interests in another Issuer Subsidiary or Issuer Subsidiary Assets and (H) such Issuer Subsidiary will not acquire or hold title to any real property or a controlling interest in any entity that owns real property;

(iii) the constitutive documents of such Issuer Subsidiary shall provide that such Issuer Subsidiary will (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds; provided that the Issuer may pay expenses of such Issuer Subsidiary to the extent that collections on the assets held by such Issuer Subsidiary are insufficient for such purpose, (G) observe all corporate formalities and other formalities in its by-laws and its certificate of incorporation, (H) maintain an arm’s length relationship with its Affiliates, (I) not have any employees, (J) not guarantee or become obligated for the debts of any other person (other than the Issuer) or hold out its credit as being available to satisfy the obligations of others (other than the Issuer), (K) not acquire obligations or securities of the Issuer, (L) allocate fairly and reasonably any overhead for shared office space, (M) use separate stationery, invoices and checks, (N) not pledge its assets for the benefit of any other Person or make any loans or advance to any Person, (O) hold itself out as a separate Person, (P) correct any known misunderstanding regarding its separate identity and (Q) maintain adequate capital in light of its contemplated business operations;

(iv) the constitutive documents of such Issuer Subsidiary shall provide that the business of such Issuer Subsidiary shall be managed by or under the direction of a board of at least one director (or, if such Issuer Subsidiary is a limited liability company that does not have a board of directors, a manager whose vote is required for the initiation of any bankruptcy or other insolvency proceeding) and that at least one such director (or manager) shall be a person who is not at the time of appointment and for the five years prior thereto has not been (A) a direct or indirect legal or beneficial owner of the Investment Manager, such Issuer Subsidiary or any of their respective Affiliates (excluding de minimis ownership), (B) a creditor, supplier, officer, manager, or contractor of the Investment Manager, such Issuer Subsidiary or any of their respective Affiliates or (C) a person who controls (whether directly, indirectly or otherwise) the Investment Manager, such Issuer Subsidiary or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Investment Manager, such Issuer Subsidiary or any of their respective Affiliates;

(v) the constitutive documents of such Issuer Subsidiary shall provide that, so long as the Issuer Subsidiary is owned by the Issuer, upon the occurrence of the earliest of the date on which the Aggregate Outstanding Amount of each Class of Rated Notes is to be paid in full or the date of any voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or the Co-Issuer, (x) the Issuer shall sell or otherwise dispose of all of its equity interests in such Issuer Subsidiary within a reasonable time or (y) such Issuer Subsidiary shall (A) sell or otherwise dispose of all of its property or, to the extent such Issuer Subsidiary is unable to sell or otherwise dispose of such property within a reasonable time, distribute such property in kind to its stockholders, (B) make provision for the filing of a tax return and any action required in connection with winding up such Issuer Subsidiary, (C) liquidate and (D) distribute the proceeds of liquidation to its stockholders; and

(vi) to the extent payable by the Issuer, with respect to any Issuer Subsidiary, any expenses related to such Issuer Subsidiary will be considered Administrative Expenses and will be payable as Administrative Expenses.

(d) Notwithstanding any other provision of this Indenture, the Co-Issuers and the Trustee agree, for the benefit of all Holders of each Class of Notes, not to institute against any Issuer Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law, or a petition for its winding-up or liquidation (other than, in the case of the Issuer, a winding-up or liquidation of an Issuer Subsidiary that no longer holds any assets), until the payment in full of all Notes and the expiration of a period equal to one year (or, if longer, the applicable preference period then in effect) plus one day, following such payment in full.

Section 7.5. Protection of Assets. (a) The Issuer (or the Investment Manager on its behalf) will cause the taking of such action as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets; provided that the Issuer (or the Investment Manager on its behalf) shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) and (iv) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Issuer (or the Investment Manager on its behalf) has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Notes hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Assets or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Trustee and the Holders of the Rated Notes in the Assets against the claims of all Persons and parties; or

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer will make an entry of the security interest created by this Indenture in its Register of Mortgages and Charges.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer’s obligations under this Section 7.5. The Issuer further authorizes and shall cause the Issuer’s United States counsel to file without the Issuer’s signature a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all assets” of the Issuer as the Assets in which the Trustee has a Grant.

(b) The Trustee shall not, except in accordance with this Indenture, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.2 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii)) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.

Section 7.6. Opinions as to Assets. So long as the Rated Notes are Outstanding, on or before March 31 in each calendar year, commencing in 2015, the Issuer shall furnish to the Trustee and Moody’s an Opinion of Counsel relating to the security interest granted by the Issuer to the Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year.

Section 7.7. Performance of Obligations. (a) The Co-Issuers, each as to itself, shall not take any action, and will use their best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Investment Manager under the Investment Management Agreement and in conformity with this Indenture or as otherwise required hereby.

(b) The Applicable Issuers may, with the prior written consent of a Majority of each Class of Rated Notes (except in the case of the Investment Management Agreement and the Collateral Administration Agreement, in which case no consent shall be required), contract with other Persons, including the Investment Manager, the Trustee and the Collateral Administrator for the performance of actions and obligations to be performed by the Applicable Issuers hereunder and under the Investment Management Agreement by such Persons. Notwithstanding any such arrangement, the Applicable Issuers shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Applicable Issuers; and the Applicable Issuers will punctually perform, and use their best efforts to cause the Investment Manager, the Trustee, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in the Investment Management Agreement, this Indenture, the Collateral Administration Agreement or any such other agreement.

(c) The Issuer shall notify each Rating Agency (with a copy to the Investment Manager) within 10 Business Days after any material breach of any Transaction Document, following any applicable cure period for such breach.

(d) The Issuer shall, on the Closing Date, deposit Cash with the Legacy Custodian in an amount equal to the Closing Date Deposit and shall, on October 21, 2013, cause the Legacy Custodian to apply the Closing Date Deposit to the payment in full of all Legacy Rated Noteholders as required under the terms of the Original Indenture.

Section 7.8. Negative Covenants. (a) The Issuer will not and, with respect to clauses (ii), (iii), (iv) and (vi) through (xi) and (xiii) the Co-Issuer will not, in each case from and after the Closing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Investment Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld or deducted in accordance with the Code or any applicable laws of the Cayman Islands or other applicable jurisdiction);

(iii) incur or assume or guarantee any indebtedness, other than the Notes, this Indenture and the transactions contemplated hereby;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes except as may be permitted hereby or by the Investment Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Investment Management Agreement except pursuant to the terms thereof;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) other than as otherwise expressly provided herein, pay any distributions other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries (other than, in the case of the Issuer, the Co-Issuer and Issuer Subsidiaries);

(ix) conduct business under any name other than its own;

(x) have any employees (other than directors and officers, to the extent they are employees);

(xi) fail to maintain an independent director under the Co-Issuer’s certificate of incorporation;

(xii) sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by both this Indenture and the Investment Management Agreement; and

(xiii) (i) in the case of the Issuer, transfer its equity interest in the Co-Issuer so long as any Rated Notes are Outstanding or (ii) in the case of the Co-Issuer, permit the transfer of any of its equity interests so long as any Rated Notes are Outstanding.

(b) The Co-Issuer will not invest any of its assets in “securities” as such term is defined in the Investment Company Act, and will keep all of its assets in Cash.

(c) Neither the Issuer nor the Co-Issuer will be party to any agreements under which it has a future payment obligation without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Investment Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Investment Manager in its sole discretion) loan trading documentation.

(d) The Issuer shall not enter into any agreement amending, modifying or terminating any Transaction Document without notifying each Rating Agency (with a copy to the Investment Manager).

(e) The Issuer may not acquire any of the Notes (including any Notes surrendered or abandoned). This Section 7.8(f) shall not be deemed to limit an optional, special or mandatory redemption pursuant to the terms of this Indenture.

(f) Notwithstanding anything to the contrary contained herein, the Issuer shall not, and shall use commercially reasonable efforts to ensure that the Investment Manager acting on the Issuer’s behalf does not, acquire or own any asset, conduct any activity or take any action unless the acquisition or ownership of such asset, the conduct of such activity or the taking of such action, as the case may be, would not cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes. The requirements of this Section 7.8(f) shall be deemed to be satisfied if the requirements of Section 7.8(g) below are satisfied, so long as the Issuer does not have actual knowledge that there has been a change in U.S. federal income tax law or the interpretation thereof that could cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes notwithstanding the satisfaction of such requirements.

(g) In furtherance and not in limitation of Section 7.8(f), notwithstanding anything to the contrary contained herein, the Issuer shall comply with all of the provisions of the Tax Guidelines unless, with respect to a particular transaction, the Issuer, the Investment Manager and the Trustee have received advice of Winston & Strawn LLP, or a written opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, to the effect that the Issuer’s contemplated activities will not cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes. The Tax Guidelines may be waived, amended, eliminated, modified or supplemented

(without execution of a supplemental indenture) if the Issuer, the Investment Manager and the Trustee have received advice of Winston & Strawn LLP, or a written opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, to the effect that the Issuer’s contemplated activities will not cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes. For the avoidance of doubt, in the event advice of Winston & Strawn LLP, or an opinion of other tax counsel, as described above has been obtained in accordance with the terms hereof, no consent of any holder of Notes or satisfaction of the Rating Agency Confirmation shall be required in order to comply with this Section 7.8(g) in connection with the waiver, amendment, elimination, modification or supplementation of the Tax Guidelines contemplated by such advice or opinion.

Section 7.9. Statement as to Compliance. On or before March 31 in each calendar year commencing in 2015, or immediately if there has been a Default under this Indenture and prior to the issuance of any Additional Notes pursuant to Section 2.13, the Issuer shall deliver to the Trustee and the Administrator (to be forwarded by the Trustee or the Administrator, as applicable, to the Investment Manager, each Holder making a written request therefor and each Rating Agency) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Investment Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10. Co-Issuers May Consolidate, etc. Only on Certain Terms. Neither the Issuer nor the Co-Issuer (the “Merging Entity”) shall consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Cayman Islands law (in the case of the Issuer) or United States and Delaware law (in the case of the Co-Issuer) and unless:

(a) the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company incorporated and existing under the laws of the Cayman Islands or such other jurisdiction approved by a Majority of the Controlling Class (provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4, and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Rated Notes and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b) each Rating Agency shall have been notified in writing of such consolidation or Rating Agency Confirmation shall have been obtained from Moody’s;

(c) if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Trustee and each Rating Agency an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing all of the Rated Notes, (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Rated Notes and (iii) such Successor Entity will not be subject to U.S. net income tax or be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes; and in each case as to such other matters as the Trustee or any Holder may reasonably require; provided that nothing in this clause (d) shall imply or impose a duty on the Trustee to require such other documents;

(e) immediately after giving effect to such transaction, no Default, Event of Default or Enforcement Event has and is continuing;

(f) the Merging Entity shall have notified the Investment Manager of such consolidation, merger, transfer or conveyance and shall have delivered to the Trustee and each Holder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with and that such consolidation, merger, transfer or conveyance will not cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or subject to U.S. net income tax and will not cause any Class of Rated Notes to be deemed retired and reissued;

(g) the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, neither of the Co-Issuers (or, if applicable, the Successor Entity) will be required to register as an investment company under the Investment Company Act; and

(h) after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. Person.

Section 7.11. Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer, in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Rated Notes and from its obligations under this Indenture.

Section 7.12. No Other Business. The Issuer shall not have any employees (other than its directors and officers, to the extent they are employees) and shall not engage in any business or activity other than issuing, paying and redeeming the Rated Notes and any additional notes issued pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, Collateral Obligations and Eligible Investments, acquiring, holding, selling, exchanging, redeeming and pledging shares in Issuer Subsidiaries and other activities incidental thereto, including entering into the Placement Agency Agreement and the Transaction Documents to which it is a party. The Issuer shall not hold itself out as originating loans, lending funds, making a market in loans or other assets or selling loans or other assets to customers or as willing to enter into, assume, offset, assign or otherwise terminate positions in derivative financial instruments with customers. The Co-Issuer shall not engage in any business or activity other than co-issuing and selling the Co-Issued Notes and any additional rated notes co-issued pursuant to this Indenture and other activities incidental thereto, including entering into the Placement Agency Agreement and the Transaction Documents to which it is a party. The Issuer and the Co-Issuer may amend, or permit the amendment of, the Memorandum and Articles of the Issuer and the certificate of incorporation and the by-laws of the Co-Issuer, respectively only with Rating Agency Confirmation with respect to Moody’s and notice to S&P.

Section 7.13. Maintenance of Listing. So long as any Listed Notes remain Outstanding, the Co-Issuers shall use all reasonable efforts to maintain the listing of such Notes on the Irish Stock Exchange.

Section 7.14. Ratings; Review of Credit Estimates. (a) The Applicable Issuers shall promptly notify the Trustee and the Investment Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the rating of any such Class of Rated Notes has been, or is known will be, changed or withdrawn.

(b) The Issuer shall obtain and pay for (i) an annual review of any Collateral Obligation which has a Moody’s Rating derived (under clause (b) of the definition thereof in Schedule 4) as set forth in clause (c)(ii) of the definition of the term Moody’s Derived Rating in Schedule 4 and any DIP Collateral Obligation, (ii) an annual review of any Collateral Obligation with a credit estimate from Moody’s, (iii) upon the occurrence of a Specified Amendment, a review of any Collateral Obligation with a credit estimate from Moody’s and (iv) an annual review of any Collateral Obligation with an S&P Rating derived as set forth in clause (iii)(b) of the part of the definition of the term S&P Rating.

(c) The Issuer will obtain an annual review of any rating estimate with respect to a Collateral Obligation. In addition, the Issuer will notify S&P of any of the following with respect to a Collateral Obligation with a rating estimate from S&P: (i) nonpayment of interest or principal, (ii) rescheduling of any interest or principal in any part of the capital structure, (iii) any breach of covenant, (iv) any restructuring of debt (including proposed debt), (v) the occurrence of significant transactions (sale or acquisitions of assets), and (vi) changes in payment terms—that is, the addition of payment-in-kind terms, changes in maturity dates, and changes in coupon rates (each, a “Material Event”).

Section 7.15. Reporting. At any time when the Co-Issuers are not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of a Holder or, upon the written request to the Trustee in the form of Exhibit D, a beneficial owner of a Note, the Applicable Issuers shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16. Calculation Agent. (a) The Issuer hereby agrees that for so long as any Floating Rate Notes remain Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or its Affiliates or the Investment Manager or its Affiliates) to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of Exhibit C hereto (the “Calculation Agent”). The Issuer hereby appoints the Collateral Administrator as the Calculation Agent. The Calculation Agent may be removed by the Issuer or the Investment Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Investment Manager, on behalf of the Issuer, the Issuer or the Investment Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Investment Manager or its Affiliates. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(b) The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, as soon as possible after 11:00 a.m. London time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the London Banking Day immediately following each Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate

Notes during the related Interest Accrual Period and the Note Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class and the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Co-Issuers, the Trustee, each Paying Agent, the Investment Manager, Euroclear, Clearstream and, if applicable, the Irish Stock Exchange. The Calculation Agent will also specify to the Co-Issuers the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Co-Issuers (with a copy to the Investment Manager) before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties.

Section 7.17. Certain Tax Matters. (a) The Issuer and the Co-Issuer will treat the Issuer, the Co-Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Memorandum for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b) The Issuer and Co Issuer shall prepare and file, and the Issuer shall cause each Issuer Subsidiary to prepare and file, or in each case shall hire accountants and the accountants shall cause to be prepared and filed (and, where applicable, delivered to the Issuer or Holders) for each taxable year of the Issuer, the Co Issuer and the Issuer Subsidiary the federal, state and local income tax returns and reports as required under the Code, or any tax returns or information tax returns required by any governmental authority which the Issuer, the Co Issuer or the Issuer Subsidiary are required to file (and, where applicable, deliver), and shall provide to each Holder any information that such Holder reasonably requests in order for such Holder to comply with its U.S. federal, state or local tax and information return and reporting obligations; provided that neither the Issuer nor the Co-Issuer shall file, or cause to be filed, any income or franchise tax return in the United States or any state of the United States unless it shall have obtained advice of Winston & Strawn LLP, or a written opinion of other nationally recognized U.S. tax counsel experienced in such matters, prior to such filing to the effect that, under the laws of such jurisdiction, the Issuer or Co-Issuer (as applicable) is required to file such income or franchise tax return.

(c) Notwithstanding any provision herein to the contrary, the Issuer shall take, and shall cause any Issuer Subsidiary to take, any and all actions that may be necessary or appropriate to ensure that the Issuer or such Issuer Subsidiary satisfies any and all reporting, withholding and tax payment obligations under Code Sections 1441, 1445, 1446, 1471, 1472, or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, each of the Issuer and any Issuer Subsidiary may withhold any amount that it or any advisor retained by the Trustee on its behalf determines is required to be withheld from any amounts otherwise distributable to any Person. In addition, the Issuer shall, and shall cause each Issuer Subsidiary to, cause to be delivered any properly completed and executed documentation, agreements, and certifications to each issuer, counterparty, paying agent, and/or any applicable taxing authority, and enter into any agreements with a taxing authority or other governmental authority, as necessary to avoid or reduce the withholding, deduction, or imposition of U.S. income or withholding tax.

(d) Upon the Trustee’s receipt of a request of a Holder delivered in accordance with the notice procedures of Section 14.3, for the information described in United States Treasury Regulations Section 1.1275 3(b)(i) that is applicable to such Holder, the Trustee shall forward such request to the Issuer and the Issuer shall cause its Independent accountants to provide promptly to the Trustee and such requesting Holder all of such information. Any issuance of additional notes or replacement notes shall be accomplished in a manner that shall allow the Independent accountants of the Issuer to accurately calculate original issue discount income to holders of Notes (including such additional notes or replacement notes).

(e) Prior to the time that:

(i) the Issuer would acquire or receive (A) a Letter of Credit Letter of Credit Reimbursement Obligation or (B) any asset in connection with a workout or restructuring of a Collateral Obligation that, in either case, could cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes, or

(ii) any Collateral Obligation is modified in a manner that could cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes,

the Issuer will either (x) organize an Issuer Subsidiary and contribute to the Issuer Subsidiary the right to receive such Letter of Credit Reimbursement Obligation or asset or the Collateral Obligation that is the subject of the workout, restructuring, or modification, (y) contribute to an existing Issuer Subsidiary the right to receive such Letter of Credit Reimbursement Obligation or asset or the Collateral Obligation that is the subject of the workout, restructuring, or modification, or (z) sell the right to receive such Letter of Credit Reimbursement Obligation or asset or the Collateral Obligation that is the subject of the workout, restructuring, or modification, in each case unless the Issuer receives advice of Winston & Strawn LLP, or a written opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that the acquisition, ownership, and disposition of such Letter of Credit Reimbursement Obligation or asset, or that the workout, restructuring, or modification of such Collateral Obligation (as the case may be), will not cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net income basis.

(f) Notwithstanding Section 7.17(e), the Issuer shall not acquire any Collateral Obligation if a restructuring or workout of such Collateral Obligation is in process and if such restructuring or workout could reasonably result in the Issuer being treated as engaged in a trade or business in the United States or subject to U.S. federal tax on a net income basis.

(g) Notwithstanding anything to the contrary contained herein, the Issuer shall not dispose of any interest in an Issuer Subsidiary, and no Issuer Subsidiary shall make any distributions to the Issuer, if (A) such interest is a “United States real property interest,” as defined in Section 897(c) of the Code, and (B) the Issuer would be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes as a result of such disposition or distribution.

(h) No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer may at any time consist of real estate mortgages as determined for purposes of Section 7701(i) of the Code unless, based on advice of Winston & Strawn LLP, or a written opinion of other nationally recognized U.S. tax counsel experienced in such matters, the ownership of such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

(i) The Co-Issuer has not and will not elect to be treated as other than a disregarded entity for U.S. federal, state or local tax purposes.

Section 7.18. Collateral Quality Tests.

(a) Minimum Diversity Score/Maximum Rating/Minimum Spread Matrix. The Investment Manager shall elect the Matrix Combination that shall apply to the Collateral Obligations for purposes of determining compliance with the Moody’s Diversity Test, the Maximum Moody’s Rating Factor Test and the Minimum Floating Spread Test (collectively, the “Matrix Tests”), and if such Matrix Combination chosen to apply as of the Closing Date, the Investment Manager will so notify the Trustee. Thereafter, at any time on written notice of one Business Day to the Trustee, the Collateral Administrator and the Rating Agencies, the Investment Manager may elect a different Matrix Combination to apply; provided that if: (i) the Collateral Obligations are currently in compliance with the Matrix Combination then applicable, the Collateral Obligations comply with the Matrix Combination to which the Investment Manager desires to change or (ii) the Collateral Obligations are not currently in compliance with the Matrix Combination then applicable and would not be in compliance with any potential Matrix Combination, the Investment Manager has selected a Matrix Combination that will not (A) increase the level of non-compliance of any Matrix Test or (B) cause the non-compliance with any Matrix Test; provided that if subsequent to such election the Collateral Obligations comply with any Matrix Combination, the Investment Manager shall elect a Matrix Combination with respect to which the Collateral Obligations are in compliance. If the Investment Manager does not notify the Trustee and the Collateral Administrator that it will alter the Matrix Combination chosen in the manner set forth above, the Matrix Combination chosen shall continue to apply.

(b) Weighted Average S&P Recovery Rate. The Investment Manager shall elect the Weighted Average S&P Recovery Rate that shall apply to the Collateral Obligations for purposes of determining compliance with the Minimum Weighted Average S&P Recovery Rate Test, and if such Weighted Average S&P Recovery Rate differs from the Weighted Average S&P Recovery Rate chosen to apply as of the Closing Date, the Investment Manager will so notify the Trustee and the Collateral Administrator. Thereafter, at any time on written notice to the Trustee, the Collateral Administrator and S&P, the Investment Manager may elect a different Weighted Average S&P Recovery Rate to apply to the Collateral Obligations; provided that, if: (i) the Collateral Obligations are currently in compliance with the Weighted Average S&P Recovery Rate case then applicable to the Collateral Obligations, the Collateral Obligations comply with the Weighted Average S&P Recovery Rate case to which the Investment Manager desires to change or (ii) the Collateral Obligations are not currently in compliance with the Weighted Average S&P Recovery Rate case then applicable to the Collateral Obligations and would not be in compliance with any other Weighted Average S&P Recovery Rate case, the

Weighted Average S&P Recovery Rate to apply to the Collateral Obligations shall be the lowest Weighted Average S&P Recovery Rate in Section 2 of Schedule 5. If the Investment Manager does not notify the Trustee and the Collateral Administrator that it will alter the Weighted Average S&P Recovery Rate chosen in the manner set forth above, the Weighted Average S&P Recovery Rate chosen shall continue to apply.

(c) The Investment Manager on behalf of the Issuer shall make reasonable commercial efforts in accordance with the standard of care under the Investment Management Agreement to invest, within 60 days after the Closing Date, all Principal Proceeds held by the Issuer as of the Closing Date in additional Collateral Obligations that satisfy the Ratings Criteria such that the Aggregate Principal Balance is no less than the Target Initial Par Amount.

Section 7.19. Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):

(i) The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture.

(ii) Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii) All Assets constitute Cash, accounts (as defined in Article 9 of the UCC), Instruments, general intangibles (as defined in Article 9 of the UCC), Uncertificated Notes (as defined in Article 8 of the UCC), Certificated Notes or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Article 8 of the UCC).

(iv) All Accounts constitute “securities accounts” within the meaning of Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Article 1 of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(vi) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties.

(vii) None of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(viii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(ix) All Assets other than the Accounts have been credited to one or more Accounts (other than any “general intangibles” within the meaning of the applicable Uniform Commercial Code and any instruments evidencing debt underlying a participation held by a collateral agent).

(x) (A) The Issuer has delivered to the Trustee a fully executed Account Agreement pursuant to which the Intermediary has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Intermediary to identify in its records the Trustee as the person having a security entitlement against the Intermediary in each of the Accounts.

(xi) The Accounts are not in the name of any Person other than the Trustee. The Issuer has not consented to the Intermediary to comply with the Entitlement Order of any Person other than the Trustee.

(b) The Issuer agrees to notify the Rating Agencies, with a copy to the Investment Manager, promptly if it becomes aware of the breach of any of the representations and warranties contained in this Section 7.19 and shall not waive any of the representations and warranties in this Section 7.19 or any breach thereof.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1. Supplemental Indentures Without Consent of Holders. (a) Without the consent of any Holder, the Co-Issuers, when authorized by Resolutions, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Notes;

(ii) to add to the covenants of the Co-Issuers or the Trustee for the benefit of the Secured Parties;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Rated Notes;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Rated Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Co-Issuers to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(vii) to make such changes as shall be necessary or advisable in order for the Listed Notes to be or remain listed on an exchange, including the Irish Stock Exchange;

(viii) otherwise to correct any manifest errors in this Indenture or to conform the provisions of this Indenture to the Offering Memorandum or, with the consent of the Controlling Class, to correct any inconsistency or cure any ambiguity or omission in this Indenture;

(ix) to take any action advisable, necessary or helpful to (A) prevent the Issuer or any Issuer Subsidiary from becoming subject to (or to otherwise minimize) withholding or other taxes, fees or assessments (including by complying with FATCA), (B) reduce the risk that the Issuer may be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, or (C) reduce the risk that the Issuer may be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or that the Issuer or any Holder of Subordinated Notes may otherwise be subject to U.S. federal, state or local income tax on a net income basis;

(x) at any time during the Reinvestment Period, to facilitate the issuance by the Co-Issuers in accordance with Section 9.1 (for which any required consent has been obtained) of replacement notes in connection with a Refinancing;

(xi) to accommodate the issuance of any Rated Notes in book-entry form through the facilities of DTC or otherwise;

(xii) to change the name of the Issuer or the Co-Issuer in connection with any change in name or identity of the Investment Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer or the Co-Issuer does not have a license;

(xiii) to amend, modify or otherwise accommodate changes to this Indenture to comply with any rule or regulation enacted by any regulatory agency of the U.S. federal government after the Closing Date that is applicable to the Rated Notes;

(xiv) to modify the Rule 17g-5 Procedures;

(xv) (A) to enter into any additional agreements not expressly prohibited by this Indenture, upon consent of a Majority of the Controlling Class, or (B) to modify this Indenture or the Notes in a manner that does not materially and adversely affect any Class of Notes; or

(xvi) to change the Minimum Denomination of any Class of Rated Notes; or

(xvii) subject to the approval of a Majority of the Subordinated Notes, to make such changes as are necessary to permit the Applicable Issuers at any time prior to December 23, 2016, to issue Additional Notes of any one or more existing Classes in accordance with Section 2.13.

(b) In addition, the Co-Issuers and the Trustee may enter into supplemental indentures to (A) evidence any waiver by S&P of Rating Agency Confirmation from S&P required hereunder or (B) conform to ratings criteria and other guidelines relating generally to collateral debt obligations published by any Rating Agency, including any alternative methodology published by any Rating Agency; provided that this Section 8.1(b) shall be subject to Sections 8.3(d) and 8.3(h).

(c) Any supplemental indenture entered into for a purpose other than the purposes set forth in this Section 8.1 must be executed pursuant to Section 8.2 with the consent of the percentage of Holders specified therein.

Section 8.2. Supplemental Indentures With Consent of Holders. (a) With the consent of a Majority of each Class materially and adversely affected thereby, if any, and subject to clauses (b) through (d) below, the Trustee and the Co-Issuers may execute one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of any Class under this Indenture; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall, without the consent of Holders of 100% of each Class materially and adversely affected thereby:

(i) with respect to the Rated Notes change the Stated Maturity of the principal of or the due date of any installment of interest on any Rated Note, reduce the principal amount thereof or the rate of interest thereon or the Redemption Price with respect to any Rated Note, or change the earliest date on which Rated Notes of any Class may be redeemed, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Rated Notes or distributions on the Subordinated Notes (other than, following a redemption in full of the

Rated Notes, an amendment to permit distributions to Holders of Subordinated Notes on dates other than Payment Dates) or change any place where, or the coin or currency in which, Rated Notes or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce or increase the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences provided for in this Indenture;

(iii) impair or adversely affect the Assets except as otherwise permitted in this Indenture;

(iv) except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Note of the security afforded by the lien of this Indenture;

(v) reduce or increase the percentage of the Aggregate Outstanding Amount of Holders of any Class of Rated Notes whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee’s election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;

(vi) modify any of the provisions of this Indenture with respect to entering into supplemental indentures, except to increase the percentage of Outstanding Notes the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note Outstanding and affected thereby;

(vii) modify the definition of the term Controlling Class, the definition of the term Outstanding or the Priority of Payments set forth in Section 11.1(a); or

(viii) modify any of the provisions of this Indenture in such a manner as to affect the rights of the Noteholders to the benefit of any provisions for the redemption of such Rated Notes contained herein.

(b) With the consent of the Investment Manager and a Majority of the Controlling Class, the Trustee and the Co-Issuers may execute one or more indentures supplemental hereto to modify the definition of the term Concentration Limitations, Credit Improved Obligation, Credit Risk Obligation, Defaulted Obligation or Equity Security, the restrictions on the sales of Collateral Obligations set forth in Section 12.1 or the Investment Criteria.

(c) With the consent of the Investment Manager and a Majority of the Controlling Class, the Trustee and the Co-Issuers may execute one or more indentures supplemental hereto to modify the Collateral Quality Test or the definitions related thereto (including, for the avoidance of doubt, the Minimum Diversity Score/Maximum Rating/Minimum Spread Matrix), except that such consent will not be required if (i) the Trustee has received a certificate from the Investment Manager that the proposed supplemental indenture conforms the provisions of this Indenture to changes in a Rating Agency’s published criteria or (ii) the modifications are to correct ambiguities, errors (including typographical errors), mistakes or inconsistencies with respect to the Collateral Quality Test or the definitions related thereto, unless, in each case, a Majority of the Controlling Class or a Majority of the Subordinated Notes has provided written notice to the Trustee (who will forward such notice to the Investment Manager) at least one Business Day prior to the proposed execution date of such supplemental indenture that such Class objects to such determination.

(d) With the consent of the Investment Manager, a Majority of the Controlling Class and a Majority of the Subordinated Notes, the Trustee and the Co-Issuers may execute one or more indentures supplemental hereto to modify the Management Fee; provided that the Base Management Fee may not be increased without the consent of Holders of 100% of each Class.

(e) Notwithstanding anything herein to the contrary and in addition to any other requirements of this Section 8.2, no modification or amendment to the definitions of “Concentration Limitations,” “Eligible Investments,” “Participation Interest,” “Permitted Securities Condition,” “Section 13 Banking Entity” or “Volcker Rule” will be effective unless the prior written approval of a supermajority (66 2/3% based on the Aggregate Outstanding Amount of Notes held by the Section 13 Banking Entities) of the Section 13 Banking Entities (voting as a single class) is obtained.

Section 8.3. Execution of Supplemental Indentures. (a) The Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(b) In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee will be entitled to receive, and (subject to Sections 6.1 and 6.3) will be fully protected in relying in good faith upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with.

(c) At the cost of the Co-Issuers, for so long as any Rated Notes shall remain Outstanding, not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1(a)(xv) or Section 8.2, the Trustee will provide to the Investment Manager, the Collateral Administrator, the Rating Agencies and the Holders a notice attaching a copy of such supplemental indenture and request (A) with respect to any supplemental indenture pursuant to Section 8.1(a)(xv)(A), consent of a Majority of the Controlling Class and (B) with respect to any supplemental indenture pursuant to Section 8.1(a)(xv)(B), consent of a Majority of each Class of Notes materially and adversely affected thereby, which consent is required not less than one Business Day prior to the proposed execution date of such supplemental indenture. Any consent given to a proposed supplemental indenture by the Holder of any Rated Notes will be irrevocable and binding on all future Holders or beneficial owners of that Rated Note, irrespective of the execution date of the supplemental indenture.

(d) Notwithstanding any provision of Section 8.1 or Section 8.2 to the contrary, if any supplemental indenture permits the Issuer to enter into a Synthetic Security or other hedge, swap or derivative transaction, the Co-Issuers and the Trustee shall not enter into such supplemental indenture unless (x) either (A) the Permitted Securities Condition is satisfied, or (B) the Co-Issuers obtain written advice of counsel and a certification from the Investment Manager that (1) the written terms of the derivative directly relate to the Collateral Obligations and the Notes and (2) such derivative reduces the interest rate and/or foreign exchange risks related to the Collateral Obligations and the Notes, (y) the Co-Issuers obtain written advice of counsel that such Hedge Agreement will not cause any person to be required to register as a “commodity pool operator” (within the meaning of the Commodity Exchange Act) with the Commodity Futures Trading Commission in connection with the Issuer and (z) a Rating Agency Confirmation (with respect to Moody’s only) has been obtained.

(e) At the cost of the Co-Issuers, the Trustee shall provide to the Investment Manager, the Collateral Administrator, the Rating Agencies and the Holders a copy of any executed supplemental indenture after its execution. Any failure of the Trustee to supply such copy will not, however, in any way impair or affect the validity of any such supplemental indenture.

(f) It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(g) The Investment Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has received written notice of such supplement and a copy of such supplement from the Issuer or the Trustee. The Issuer agrees that it shall not permit to become effective any supplement or modification to this Indenture which would, as reasonably determined by the Investment Manager, (i) increase the duties or liabilities of, reduce or eliminate any right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Investment Manager), or adversely change the economic consequences to, the Investment Manager, (ii) modify the restrictions on the Sales of Collateral Obligations or (iii) materially expand or restrict the Investment Manager’s discretion, and the Investment Manager shall not be bound thereby unless the Investment Manager shall have consented in advance thereto in writing. The Trustee will not be obligated to enter into any amendment or supplement that, as determined by the Trustee, adversely affects its duties, obligations, liabilities or protections under this Indenture. No amendment to this Indenture will be effective against the Collateral Administrator if such amendment would adversely affect the Collateral Administrator, including, without limitation, any amendment or supplement that would increase the duties or liabilities of, or adversely change the economic consequences to, the Collateral Administrator, unless the Collateral Administrator otherwise consents in writing.

(h) If a Majority of any Class has provided notice to the Trustee (with a copy to the Investment Manager) within the ten (10) Business Day period beginning on the date of the delivery to the Noteholders of a proposed supplemental indenture pursuant to Section 8.1(a)(xv)(B), Section 8.2(a), 8.2(b) or, in circumstances where the consent of a Majority of the Controlling Class is required, 8.2(c) that such Class would be materially and adversely affected thereby, the Trustee and the Co-Issuers shall not enter into such supplemental indenture unless consent is obtained from the percentage of Holders of such Class specified in Section 8.1(a)(xv)(B) or 8.2(a), as applicable, or a Majority of the Holders of such Class if a percentage is not specified in such section. The Trustee shall not enter into any supplemental indenture pursuant to Section 8.1(a)(xv)(A) without the consent of a Majority of the Controlling Class.

(i) Notwithstanding anything to the contrary herein, no supplemental indenture or other modification or amendment of this Indenture may become effective without the consent of the Holders of all Notes of each Class Outstanding unless such supplemental indenture or other modification or amendment will not, in the reasonable judgment of the Issuer in consultation with legal counsel experienced in such matters, as certified by the Issuer to the Trustee (upon which certification the Trustee may conclusively rely), (A) result in the Issuer being treated as engaged in a trade or business within the United States, or (B) have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the holders of any Class of Rated Notes Outstanding at the time of such supplemental indenture or other modification or amendment, as described in the Offering Memorandum under the heading “Certain U.S. Federal Income Tax Considerations.”

Section 8.4. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Rated Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5. Reference in Rated Notes to Supplemental Indentures. Rated Notes authenticated and delivered, including as part of a transfer, exchange or replacement pursuant to Article II of Rated Notes originally issued hereunder, after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Applicable Issuers shall so determine, new Rated Notes, so modified as to conform in the opinion of the Co-Issuers to any such supplemental indenture, may be prepared and executed by the Applicable Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Rated Notes.

ARTICLE IX

REDEMPTION OF RATED NOTES

Section 9.1. Mandatory Redemption. If a Coverage Test is not satisfied on any Determination Date on which such Coverage Test is applicable or the Interest Diversion Test is not satisfied on any Determination Date during the Reinvestment Period, the Issuer shall apply available amounts in the Payment Account pursuant to the Priority of Payments on the related Payment Date to make payments in accordance with the Note Payment Sequence to the extent necessary to achieve compliance with such Coverage Tests or Interest Diversion Test, as the case may be.

Section 9.2. Optional Redemption. (a) The Applicable Issuers shall, on any Business Day occurring after the Non-Call Period, (i) if directed by a Majority of the Subordinated Notes, redeem all of the Rated Notes (in whole but not in part) from Sale Proceeds and/or Refinancing Proceeds or (ii) if directed by the Investment Manager, redeem one or more Classes (in whole but not in part) of Rated Notes from Refinancing Proceeds so long as a Majority of the Subordinated Notes has not objected within 10 Business Days’ notice of such proposed Refinancing. In connection with any such redemption, the Rated Notes shall be redeemed at the applicable Redemption Prices. Direction of an Optional Redemption must be provided in accordance with Section 9.4.

(b) Upon receipt of a direction of redemption of each Class of Rated Notes (in whole but not in part) pursuant to Section 9.2(a)(i), the Investment Manager shall direct the sale (and the manner thereof), acting in a commercially reasonable manner to maximize the proceeds of such sale, of all or part of the Collateral Obligations and other Assets in an amount sufficient that the proceeds from such sale and all other funds available for such purpose (including Refinancing Proceeds) will be at least sufficient to pay the Redemption Prices of the Rated Notes, all amounts senior in right of payment to the Rated Notes, all accrued and unpaid Management Fees (unless waived by the Investment Manager) and all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap) (collectively, the “Required Redemption Amount”). If such proceeds of such sale and all other funds available for such purpose would not be at least equal to the Required Redemption Amount, the Rated Notes may not be redeemed. The Investment Manager, in its sole discretion, may affect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(c) [RESERVED.]

(d) In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2(b), all Classes of Rated Notes may, after the Non-Call Period, be redeemed in whole from Refinancing Proceeds and Sale Proceeds or one or more Classes of Rated Notes may be redeemed in whole from Refinancing Proceeds as provided in Section 9.2(a)(ii) by a Refinancing; provided that the terms of such Refinancing must be acceptable to the Investment Manager and a Majority of the Subordinated Notes and such Refinancing otherwise satisfies the conditions described below.

(e) In the case of a Refinancing upon a redemption of all of the Rated Notes pursuant to Section 9.2(a)(i), such Refinancing will be effective only if (i) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least equal to the Required Redemption Amount, including the reasonable fees, costs, charges and expenses incurred by the Co-Issuers, the Trustee and the Collateral Administrator (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, (ii) the Sale Proceeds, Refinancing Proceeds and other available funds are used (to the extent necessary) to make such redemption, (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent to those contained in Section 5.4(d) and Section 2.7(j), (iv) advice of Winston & Strawn LLP, or a written opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, shall be delivered to the Trustee to the effect that the Refinancing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (v) to the extent required by the U.S. Risk Retention Rules (as defined below), (a) the Investment Manager or a majority-owned affiliate (as such term is defined in the U.S. Risk Retention Rules) of the Investment Manager will hold securities of the Issuer in an amount that would satisfy the U.S. Risk Retention Rules and (b) the Investment Manager has committed in writing to the Issuer that it will provide any applicable disclosures required under the U.S. Risk Retention Rules regarding the securities of the Issuer held by it or held by a majority-owned affiliate (as such term is defined in the U.S. Risk Retention Rules) of the Investment Manager. “U.S. Risk Retention Rules” means the joint final rules implementing the credit risk retention requirements of Section 941 of Dodd- Frank Act adopted by the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission, the Department of Housing and Urban Development, and the Federal Housing Finance Agency and published in the Federal Register on December 24, 2014.

(f) In the case of a Refinancing of one or more (but not all) Classes of Rated Notes pursuant to Section 9.2(a)(ii), such Refinancing will be effective only if: (i) the Issuer provides notice to each Rating Agency, (ii) the Refinancing Proceeds together with the Partial Redemption Interest Proceeds will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Rated Notes subject to Refinancing, (iii) the Refinancing Proceeds are used (to the extent necessary) to make such redemption, (iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent to those contained in Section 5.4(d) and Section 2.7(j), (v) the aggregate principal amount of any obligations providing the Refinancing is equal to the Aggregate Outstanding Amount of the Rated Notes being redeemed with the proceeds of such obligations, (vi) the stated maturity of each class of obligations providing the Refinancing is the same as the corresponding Stated Maturity of each Class of Rated Notes being refinanced, (vii) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for, (viii) the interest rate of any obligations providing the Refinancing will not be greater than the interest rate of the Rated Notes subject to such Refinancing, (ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Rated Notes being refinanced, (x) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Rated Notes being refinanced, (xi) advice of Winston & Strawn LLP, or a written opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, shall be delivered to the Trustee to the effect that the Refinancing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (xii) to the extent required by the U.S. Risk Retention Rules, (a) the Investment Manager or a majority-owned affiliate (as such term is defined in the U.S. Risk Retention Rules) of the Investment Manager will hold securities of the Issuer in an amount that would satisfy the U.S. Risk Retention Rules and (b) the Investment Manager has committed in writing to the Issuer that it will provide any applicable disclosures required under the U.S. Risk Retention Rules regarding the securities of the Issuer held by it or held by a majority-owned affiliate (as such term is defined in the U.S. Risk Retention Rules) of the Investment Manager. Fees, costs, charges and expenses incurred in connection with such Refinancing will be Administrative Expenses and may be paid under the Priority of Payments, from proceeds in the Ongoing Expense Smoothing Account.

(g) To implement a Refinancing, the Issuer and, at the direction of the Investment Manager, the Trustee shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders other than Holders of the Subordinated Notes directing the redemption. The Trustee shall not be obligated to enter into any amendment that, as determined by the Trustee, adversely affects its duties, obligations, liabilities or protections hereunder, and the Trustee shall be entitled to conclusively rely upon an Officer’s certificate and, as to matters of law, an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) provided by the Issuer to the effect that such amendment meets the requirements specified above and is permitted under this Indenture (except that such Officer or counsel shall have no obligation to certify or opine as to the sufficiency of the Refinancing Proceeds).

Section 9.3. Tax Redemption. (a) The Rated Notes shall be redeemed in whole but not in part (any such redemption, a “Tax Redemption”) at the written direction (delivered to the Trustee, with a copy to the Investment Manager) of (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes, following (I) the occurrence and continuation of a Tax Event that results or will result in the nonpayment of 5.0% or more of scheduled distributions for any Collection Period, or (II) the occurrence and continuation of a Tax Event resulting in a tax or “gross-up” burden on the Issuer in an aggregate amount in any Collection Period in excess of U.S.$ 1,000,000.

(b) Upon its receipt of such written direction directing a Tax Redemption, the Trustee shall promptly notify the Holders and each Rating Agency thereof.

(c) If an Officer of the Investment Manager obtains actual knowledge of the occurrence of a Tax Event, the Investment Manager shall promptly notify the Issuer, the Collateral Administrator and the Trustee thereof, and upon receipt of such notice the Trustee shall promptly notify the Holders and each Rating Agency thereof.

Section 9.4. Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2, the written direction of the Holders of the Subordinated Notes required thereby or the Investment Manager, as applicable, shall be provided to the Issuer and the Trustee (with a copy to the Investment Manager, if applicable) not later than 30 Business Days prior to the Business Day on which such redemption is to be made, or such shorter period as the Investment Manager may agree (which date shall be designated in such notice). The Issuer (or, upon an Issuer Order, the Trustee in the name and at the expense of the Co-Issuers) shall notify the Holders and each Rating Agency, with a copy to the Investment Manager, at least 10 Business Days prior to the Redemption Date of such Redemption Date, the applicable Record

Date, the principal amount of Rated Notes to be redeemed on such Redemption Date and the applicable Redemption Prices. In the event of any redemption pursuant to Section 9.3, a notice of redemption shall be provided not later than five Business Days prior to the applicable Redemption Date, to each Holder of Rated Notes and each Rating Agency.

(b) All notices of redemption delivered pursuant to Section 9.4(a) shall state:

(i) the applicable Redemption Date;

(ii) the Redemption Prices of the Rated Notes to be redeemed;

(iii) that all of the Rated Notes to be redeemed are to be redeemed in full and that interest on such Rated Notes shall cease to accrue on the Redemption Date specified in the notice; and

(iv) the place or places where Certificated Notes are to be surrendered for payment of the Redemption Prices.

The Issuer may withdraw any such notice of redemption delivered pursuant to Section 9.2, following good faith efforts by the Issuer and the Investment Manager to facilitate such redemption, on any day up to and including the day that is one Business Day prior to the proposed Redemption Date by written notice to the Trustee. A Majority of the Subordinated Notes will have the option to direct the withdrawal of any such notice of redemption delivered pursuant to Section 9.2 on or prior to the sixth Business Day prior to the proposed Redemption Date by written notice to the Issuer, the Trustee and the Investment Manager, provided that neither the Issuer nor the Investment Manager has entered into a binding agreement in connection with the sale of any portion of the Assets or taken any other actions in connection with the liquidation of any portion of the Assets pursuant to such notice of redemption. The Trustee will provide notice, in the name and at the expense of the Co-Issuers, to the Holders, the Investment Manager and each Rating Agency of the withdrawal of any notice of redemption.

Notice of redemption pursuant to Section 9.2 or 9.3 shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Co-Issuers. Failure to give notice of redemption, or any defect therein, to any Holder of any Rated Note selected for redemption shall not impair or affect the validity of the redemption of any other Rated Notes.

(c) Unless Refinancing Proceeds are being used to redeem the Rated Notes, in the event of any redemption pursuant to Section 9.2 or 9.3, no Rated Notes may be optionally redeemed unless (i) at least five Business Days before the scheduled Redemption Date the Investment Manager shall have furnished to the Trustee an Officer’s Certificate from the Investment Manager on behalf of the Issuer stating that it has entered into a binding agreement or agreements with a financial or other institution or institutions whose short-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) are rated, or guaranteed by a Person whose short-term unsecured obligations are rated, at least “P-1” by Moody’s to purchase (directly or by participation or other arrangement) from the Issuer, not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets at a purchase price at least equal to the Required Redemption Amount and redeem all of the Rated Notes on the scheduled Redemption Date at the applicable Redemption Prices (or in the case of any Class of Rated Notes, such lesser amount that the Holders of such Class have elected to receive, where Holders of such Class have elected to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class), (ii) at least five Business Days before the scheduled Redemption Date, the Issuer shall have received proceeds of disposition of all or part of the Assets at least equal to the Required Redemption Amount, or (iii) prior to selling any Collateral Obligations and/or Eligible Investments, the Investment Manager shall certify to the Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale or payment of Eligible Investments, and (B) for each Collateral Obligation, the product of its Principal Balance and its Market Value and its Applicable Advance Rate, shall be at least equal to the Required Redemption Amount. Any certification delivered by the Investment Manager pursuant to this Section 9.4(c) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) or payment of any Collateral Obligations and/or Eligible Investments and (2) all calculations required by this Section 9.4(c). Any Holder, the Investment Manager or any of the Investment Manager’s Affiliates shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or a Tax Redemption.

Section 9.5. Rated Notes Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.4 having been given as aforesaid, the Rated Notes to be redeemed shall, on the Redemption Date, subject to Section 9.4(c) and the Issuer’s right to withdraw any notice of redemption pursuant to Section 9.4(b), become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Rated Notes that are Rated Notes shall cease to bear interest on the Redemption Date. Holders of Certificated Notes, upon final payment on such Note to be so redeemed, shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that in the absence of notice to the Applicable Issuers or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender, if the Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate. Payments of interest on Rated Notes and payments in respect of the Subordinated Notes so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(f).

(b) If any Rated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Rated Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Holder.

Section 9.6. Special Redemption. Principal payments on the Rated Notes shall be made in accordance with the Priority of Payments on any Payment Date during the Reinvestment Period, if the Investment Manager notifies the Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Investment Manager and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (a “Special Redemption”). Any such notice shall be based upon the Investment Manager having attempted, in accordance with the standard of care set forth in the Investment Management Agreement, to identify additional Collateral Obligations as described above. On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a “Special Redemption Date”), the amount in the Collection Account representing Principal Proceeds which the Investment Manager has determined cannot be reinvested in additional Collateral Obligations will be applied in accordance with the Priority of Payments. Notice of payments pursuant to this Section 9.6 shall be given not less than three Business Days prior to the applicable Special Redemption Date to each Holder of Rated Notes and to each Rating Agency (with a copy to the Investment Manager). In addition, with respect to Listed Notes so long as the guidelines of such exchange so require, notice of Special Redemption to the Irish Stock Exchange.

ARTICLE X

ACCOUNTS, ACCOUNTING AND RELEASES

Section 10.1. Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Rated Notes and shall apply it as provided in this Indenture. Each Account shall be an Eligible Account. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and shall cause the Intermediary to comply, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity; provided that the foregoing shall not be construed to prevent the Trustee or Intermediary from investing the Assets of the Issuer in Eligible Investments described in clause (ii) of the definition thereof that are obligations of the Bank.

Section 10.2. Collection Account. (a) In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary two non-interest bearing segregated trust accounts, one of which will be designated the “Interest Collection Account” and one of which will be designated the “Principal Collection Account” (and which together will comprise the Collection Account), each held in the name of the Trustee, for the benefit of the Secured Parties and each of which shall be maintained with the Intermediary in accordance with the Account Agreement. The Trustee shall from time to time deposit into the Interest Collection Account, in addition to the deposits required pursuant to

Section 10.6(a), immediately upon receipt thereof or upon transfer from the Expense Reserve Account or the LC Reserve Account, all Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII). The Trustee shall deposit immediately upon receipt thereof or upon transfer from the Expense Reserve Account, Revolver Funding Account or LC Reserve Account all other amounts remitted to the Collection Account into the Principal Collection Account, including in addition to the deposits required pursuant to Section 10.6(a), (i) any funds designated as Principal Proceeds by the Investment Manager in accordance with this Indenture and (ii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). The Issuer may, but under no circumstances shall be required to, deposit from time to time into the Collection Account, in addition to any amount required hereunder to be deposited therein, such amounts received from external sources for the benefit of the Secured Parties (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as the Issuer deems, in its sole discretion, to be advisable and to designate them as Interest Proceeds or Principal Proceeds. All amounts deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.6(a).

(b) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer (with a copy to the Investment Manager), and the Issuer (or the Investment Manager on its behalf) shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that, subject to the requirements of Section 12.1, the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c) At any time when reinvestment is permitted pursuant to Article XII, the Investment Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation) and reinvest such funds in additional Collateral Obligations or exercise a warrant held in the Assets, in each case in accordance with the requirements of Article XII and such Issuer Order. At any time, the Investment Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit (i) in the Principal Collection Account representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations and (ii) in the Interest Collection Account representing Interest Proceeds and deposit such funds in the LC Funding Account to satisfy the requirements of Section 10.5.

(d) The Investment Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period (i) any amount required to exercise a warrant or right to acquire notes held in the Assets in accordance with the requirements of Article XII and such Issuer Order, and (ii) from Interest Proceeds only, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date. The Trustee shall not be obligated to make such payment if, in the reasonable determination of the Trustee, such payment would leave insufficient funds, taking into account the Administrative Expense Cap, for payments anticipated to be or become due or payable on the next Payment Date that are given a higher priority in the definition of Administrative Expenses.

Section 10.3. Transaction Accounts

(a) Payment Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account held in the name of the Trustee, for the benefit of the Secured Parties, which shall be designated as the “Payment Account,” which shall be maintained with the Intermediary in accordance with the Account Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. Amounts in the Payment Account shall remain uninvested.

(b) Custodial Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, on or prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account held in the name of the Trustee, for the benefit of the Secured Parties, which shall be designated as the “Custodial Account,” which shall be maintained with the Intermediary in accordance with the Account Agreement. All Collateral Obligations, Equity Securities and equity interests in Issuer Subsidiaries shall be credited to the Custodial Account as provided herein. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Co-Issuers, with a copy to the Investment Manager, immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Priority of Payments.

(c) Expense Reserve Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account held in the name of the Trustee, for the benefit of the Secured Parties, which shall be designated as the “Expense Reserve Account,”

which shall be maintained with the Intermediary in accordance with the Account Agreement. The Issuer hereby directs the Trustee to deposit to the Expense Reserve Account the amount specified in Section 3.1(a)(xii). On any Business Day from the Closing Date to and including the Determination Date relating to the first Payment Date following the Closing Date, the Trustee shall apply funds from the Expense Reserve Account, as directed by the Investment Manager, to pay expenses of the Co-Issuers incurred in connection with the establishment of the Co-Issuers, the structuring and consummation of the Offering and the issuance of the Rated Notes. By the Determination Date relating to the first Payment Date following the Closing Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Investment Manager in its sole discretion). On any Business Day after the Determination Date relating to the first Payment Date following the Closing Date, the Trustee shall apply funds from the Expense Reserve Account (except as provided in the next sentence), as a deposit to the Collection Account as Principal Proceeds. Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Account as Interest Proceeds as it is paid.

(d) Ongoing Expense Smoothing Account. The Trustee will, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account held in the name of the Trustee for the benefit of the Secured Parties which will be designated as the “Ongoing Expense Smoothing Account.” The Trustee shall transfer funds to the Ongoing Expense Smoothing Account, in the amounts and as directed by the Investment Manager, on each Payment Date as described under Section 11.1(a)(i). The Trustee shall apply funds from the Ongoing Expense Smoothing Account, in the amounts and as directed by the Investment Manager, to pay Administrative Expenses in the order of priority contained in the definition thereof on or between Payment Dates (without regard to the Administrative Expense Cap) including without limitation, Administrative Expenses incurred in connection with a Refinancing. Any income earned on amounts on deposit in the Ongoing Expense Smoothing Account shall be deposited in the Interest Collection Account as Interest Proceeds as it is paid.

(e) The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.(a), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

Section 10.4. The Revolver Funding Account. The Issuer hereby directs the Trustee to deposit to the Revolver Funding Account the amount specified in Section 3.1(a)(xii). Upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account and, if necessary, from the Principal Collection Account, as directed by the Investment Manager, and deposited by the Trustee pursuant to such direction in a single, segregated non-interest bearing trust account established at the Intermediary and held in the name of the Trustee for the benefit of the Secured Parties (the “Revolver Funding Account”); provided that, if such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is a Participation Interest with respect to which the Selling Institution requires funds to be deposited with the Selling Institution or its custodian in an amount equal to any portion of the undrawn amount of such obligation as collateral for the funding obligations under such obligation (such funds, the “Selling Institution Collateral”), the Investment Manager on behalf of the Issuer shall direct the Trustee to (and pursuant to such direction the Trustee shall) deposit such funds in the amount of the Selling Institution Collateral with such Selling Institution or custodian rather than in the Revolver Funding Account, subject to the following sentence. Any such deposit of Selling Institution Collateral shall satisfy the following requirement (as determined and directed by the Investment Manager): either (a)(i) the aggregate amount of Selling Institution Collateral deposited with such Selling Institution or its custodian (unless such Selling Institution Collateral is deposited in an Eligible Account) under all Participation Interests shall not have an Aggregate Principal Balance in excess of 5.0% of the Collateral Principal Amount and (ii) shall not remain on deposit with such Selling Institution or custodian for more than 30 calendar days after such Selling Institution first fails to satisfy the rating requirements set out in the Third Party Credit Exposure Limits (and the terms of each such deposit shall permit the Issuer to withdraw the Selling Institution Collateral if such Selling Institution fails at any time to satisfy the rating requirements set out in the Third Party Credit Exposure Limits); or (b) such Selling Institution Collateral shall be deposited in an Eligible Account.

The Trustee will deposit the amount specified in Section 3.1(a)(xii) to the Revolver Funding Account to be reserved for unfunded funding obligations under the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations purchased on or before the Closing Date. Upon initial purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds deposited in the Revolver Funding Account in respect of such Collateral Obligation and Selling Institution Collateral deposited with the Selling Institution in respect of such Collateral Obligation will be treated as part of the purchase price therefor. Amounts on deposit in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Investment Manager pursuant to Section 10.6 and earnings from all such investments will be deposited in the Interest Collection Account as Interest Proceeds.

Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Investment Manager such that the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the aggregate amount of unfunded funding obligations (disregarding the portion, if any, of any such unfunded funding obligations that is collateralized by Selling Institution Collateral) under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets, as determined by the Investment Manager.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be available solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (i) the amounts on deposit in the Revolver Funding Account over (ii) the sum of the unfunded funding obligations (disregarding the portion, if any, of any such unfunded funding obligations that is collateralized by Selling Institution Collateral) under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations (which excess may occur for any reason, including upon (A) the sale or maturity of a Delayed Drawdown Collateral Obligation or

Revolving Collateral Obligation, (B) the occurrence of an event of default with respect to any such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or (C) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Trustee (at the written direction of the Investment Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Account.

Section 10.5. LC Reserve Account. The Issuer shall cause each Issuer Subsidiary that holds a Letter of Credit Reimbursement Obligation to, if the Issuer has not received advice of Winston & Strawn LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that the Issuer Subsidiary should not or will not be subject to U.S. federal income tax on a net income basis with respect to any fees it receives in respect of such Letter of Credit Reimbursement Obligation and any gain it recognizes on the disposition of such Letter of Credit Reimbursement Obligation, deposit an amount equal to the highest marginal tax rate specified in Section 11(b) of the Code (or any successor provisions) multiplied by all of such fees and gain, less any amounts withheld in respect of taxes on such fees or from the purchase price (as the case may be), into a single, segregated non-interest bearing trust account established at the Intermediary and held in the name of the Trustee, for the benefit of the Secured Parties (the “LC Reserve Account”). If an Issuer Subsidiary receives the advice or opinion described in the foregoing sentence, the Issuer Subsidiary shall instead deposit an amount equal to 30% of all such fees (and shall not deposit any amount in respect of such gain) into the LC Reserve Account, less any amounts withheld in respect of taxes on such fees, unless the Issuer Subsidiary receives advice of Winston & Strawn LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that such fees should not or will not be subject to U.S. federal withholding tax, in which case the Issuer Subsidiary shall not be required to deposit any amounts into the LC Reserve Account. Amounts deposited into the LC Reserve Account will be invested by the Trustee in Eligible Investments as directed by the Investment Manager. The Issuer shall (or shall cause the Issuer Subsidiary to) withdraw funds from the LC Reserve Account to pay (or to provide for the payments of) the related taxes when due. The Issuer, at its discretion, may also (or may cause the Issuer Subsidiary to) withdraw funds from the LC Reserve Account at any time or times and apply them as Interest Proceeds or Principal Proceeds (as applicable) (i) if and to the extent that the Issuer receives advice of Winston & Strawn LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that the Issuer Subsidiary should not or will not be subject to U.S. withholding or income tax with respect to the fees or gain from which such funds were reserved, (ii) at Stated Maturity, or (iii) on a Redemption Date in connection with an Optional Redemption (other than pursuant to a Refinancing) or a Tax Redemption. The Issuer shall provide to each

Rating Agency a copy of any opinion obtained pursuant to clause (i) of the immediately preceding sentence.

Section 10.6. Reinvestment of Funds in Accounts; Reports by Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Investment Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Revolver Funding Account, the LC Reserve Account, the Expense Reserve Account and the Ongoing Expense Smoothing Account as so directed in Eligible Investments having stated

maturities no later than the earlier of the date that is 60 days after its Delivery and the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If at a time when no Event of Default has occurred and is continuing (regardless of any acceleration of the maturity of the Rated Notes), the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Investment Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Investment Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, but only in one or more Eligible Investments of the type described in clause (g) of the definition of Eligible Investments maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If at a time when an Event of Default has occurred and is continuing, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, the Trustee shall invest and reinvest such amounts as fully as practicable in Eligible Investments of the type described in clause (g) of the definition of Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Account, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Account. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof. Except as expressly provided herein, the Trustee shall not otherwise be under any duty to invest (or pay interest on) amounts held hereunder from time to time. Notwithstanding the foregoing, any Eligible Investments that are issued by the Trustee in its capacity as a banking institution may mature on such Payment Date.

(b) The Trustee agrees to give the Issuer, with a copy to the Investment Manager, immediate notice if any Trust Officer has actual knowledge that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Trustee shall supply, in a timely fashion, to the Co-Issuers, each Rating Agency and the Investment Manager any information regularly maintained by the Trustee that the Co-Issuers, the Rating Agencies or the Investment Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7 or to permit the Investment Manager to perform its obligations under the Investment Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Investment Manager. The Trustee shall promptly forward to the Investment Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.

(d) In addition to any credit, withdrawal, transfer or other application of funds with respect to any Account set forth in Article X, any credit, withdrawal, transfer or other application of funds with respect to any Account authorized elsewhere in this Indenture is hereby authorized.

(e) Any account established under this Indenture may include any number of subaccounts deemed necessary or advisable by the Trustee in the administration of the accounts.

Section 10.7. Accountings.

(a) Monthly. Not later than the 15th calendar day (or, if such day is not a Business Day, the next succeeding Business Day) of each calendar month (other than a month in which a Payment Date occurs) and commencing in January 2014, the Issuer shall compile and make available (or cause to be compiled and made available) to each Rating Agency, the Trustee, the Investment Manager, the Placement Agent and, upon written request therefor, to any Holder and, upon written notice to the Trustee in the form of Exhibit D, any beneficial owner of a Note, a monthly report on a trade date basis (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the eighth Business Day prior to the 15th calendar day of such calendar month. The Monthly Report will contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i) Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii) Adjusted Collateral Principal Amount of Collateral Obligations.

(iii) Collateral Principal Amount of Collateral Obligations.

(iv) A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A) The obligor thereon (including the issuer ticker, if any);

(B) The CUSIP or security identifier thereof;

(C) The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest));

(D) The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E) The related interest rate or spread;

(F) The LIBOR floor, if any (as provided by or confirmed with the Investment Manager);

(G) Any Collateral Obligations subject to a LIBOR floor;

(H) The stated maturity thereof;

(I) The related Moody’s Industry Classification;

(J) The related S&P Industry Classification;

(K) The Moody’s Rating (and, in the event of a downgrade or withdrawal of the applicable Moody’s Rating, the prior rating and the date such Moody’s Rating was changed) and an indication as to whether such Moody’s Rating is a Moody’s Derived Rating; provided that if such rating is based on a credit estimate by Moody’s, only the date on which the most recent estimate was obtained shall be reported;

(L) The Moody’s Default Probability Rating;

(M) The S&P Rating, unless such rating is based on a credit estimate or is a private or confidential rating from S&P;

(N) The country of Domicile;

(O) An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3) a Senior Secured Bond, (4) a Senior Secured Floating Rate Note, (5) a Senior Unsecured Bond, (6) an Unsecured Loan, (7) a Participation Interest (indicating the related Selling Institution and its ratings by each Rating Agency), (8) a Letter of Credit Reimbursement Obligation (indicating the LC Commitment Amount thereunder, the related LOC Agent Bank and its ratings by each Rating Agency), (9) a Delayed Drawdown Collateral Obligation, (10) a Revolving Collateral Obligation, (11) a Fixed Rate Obligation, (12) a Current Pay Obligation, (13) a DIP Collateral Obligation, (14) a Discount Obligation, (15) a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition of Discount Obligation, (16) a Deferrable Security, (17) a Cov-Lite Loan or (18) a First Lien Last Out Loan;

(P) With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition Discount Obligation,

(I) the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II) the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(III) the Moody’s Default Probability Rating assigned to the purchased Collateral Obligation and the Moody’s Default Probability Rating assigned to the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(IV) the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of Discount Obligation and relevant calculations indicating whether such amount is in compliance with the limitations described in the proviso to the definition of Discount Obligation;

(Q) The Moody’s Recovery Rate;

(R) The S&P Recovery Rate;

(S) The Market Value of such Collateral Obligation, if such Market Value was calculated based on a bid price determined by a loan or bond pricing service, and the name of such loan or bond pricing service (including such disclaimer language as a loan or bond pricing service may from time to time require, as provided by the Investment Manager to the Trustee and the Collateral Administrator);

(T) The purchase price (as a percentage of par) of such Collateral Obligation; and

(U) (x) Whether the settlement date with respect to such Collateral Obligation has occurred and (y) such settlement date, if it has occurred.

(v) If the Monthly Report Determination Date occurs on or prior to the last day of the Reinvestment Period, for each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level (including any Moody’s Weighted Average Recovery Adjustment and Excess Weighted Average Floating Spread, if applicable, indicating to which test such Moody’s Weighted Average Recovery Adjustment was allocated) and (3) a determination as to whether such result satisfies the related test.

(vi) The calculation of each of the following:

(A) Each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B) Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test and the Interest Diversion Test).

(vii) The calculation specified in Section 5.1(f).

(viii) For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(ix) A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:

(A) Interest Proceeds from Collateral Obligations; and

(B) Interest Proceeds from Eligible Investments.

(x) Purchases, prepayments, and sales:

(A) The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or other disposition pursuant to Section 12.1 since the last Monthly Report Determination Date and (Y) each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, and whether the sale of such Collateral Obligation was a Discretionary Sale;

(B) The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 since the last Monthly Report Determination Date; and

(C) The identity and Principal Balance (other than any accrued interest that is expected to be purchased with Principal Proceeds (but excluding any capitalized interest)) of each Collateral Obligation that the Issuer has committed to purchase for which the settlement date has not yet occurred.

(xi) The identity of each Defaulted Obligation, the Moody’s and S&P Collateral Value and Market Value of each such Defaulted Obligation and date of default thereof.

(xii) The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below and/or a Moody’s Default Probability Rating of “Caa1” or below and the Market Value of each such Collateral Obligation.

(xiii) The identity of each Deferring Security, the Moody’s and S&P Collateral Value and Market Value of each Deferring Security, and the date on which interest was last paid in full in Cash thereon.

(xiv) The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xv) The percentage of the Collateral Principal Amount comprised of Collateral Obligations that pay interest less frequently than quarterly.

(xvi) The Aggregate Principal Balance, measured cumulatively from the Closing Date onward, of all Collateral Obligations that would have been acquired through a Distressed Exchange but for the operation of the proviso in the definition of Distressed Exchange.

(xvii) The Weighted Average Moody’s Rating Factor and the Adjusted Weighted Average Moody’s Rating Factor.

(xviii) Whether any Trading Plans were entered into since the last Monthly Report Determination Date and the identity of any Assets acquired and/or disposed of in connection with each such Trading Plan.

(xix) If the Investment Manager has engaged in any Trading Plans during the prior month, the Collateral Obligations purchased and/or sold and the purchase prices or Sale Proceeds generated in connection therewith, as applicable, and any other material details with respect to any such Trading Plans.

(xx) The identity, maturity and ratings of each Eligible Investment.

(xxi) The Weighted Average Floating Spread.

(xxii) The Weighted Average Life.

(xxiii) The identity of each Issuer Subsidiary and the property held therein.

(xxiv) Such other information as any Rating Agency or the Investment Manager may reasonably request.

Upon receipt of each Monthly Report, (a) the Trustee shall if the relevant Monthly Report Determination Date occurred on or prior to the last day of the Reinvestment Period, notify S&P, with a copy to the Investment Manager, if such Monthly Report indicates that the S&P CDO Monitor Test has not been satisfied as of the relevant Measurement Date and (b) the Investment Manager shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, the Collateral Administrator, the Rating Agencies and the Trustee if the information contained in the Monthly Report does not conform to the information maintained by the Investment Manager with respect to the Assets. In the event that any discrepancy exists, the Trustee and the Issuer, or the Investment Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days notify the Investment Manager who shall, on behalf of the Issuer, request that the Independent accountants appointed by the Issuer pursuant to Section 10.9 perform agreed upon procedures with respect to such Monthly Report and the Trustee’s records to determine the cause of such discrepancy. If such agreed upon procedures reveal an error in the Monthly Report or the Investment Manager’s records, the Monthly Report or the Investment Manager’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

The Trustee is hereby authorized and directed to make each Transaction Document, Monthly Report and Distribution Report available to Intex Solutions, Inc. and Bloomberg L.P., as well as to any third party vendors selected by the Investment Manager to receive copies of the Monthly Reports and Distributions Reports by granting access to the Trustee’s website.

(b) Payment Date Accounting. The Issuer shall compile and make available (or cause to be compiled and made available) an accounting (each, a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date, to the Trustee, the Investment Manager, the Placement Agent, each Rating Agency, any Holder and, upon written notice to the Trustee in the form of Exhibit D, any beneficial owner of a Note, not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information:

(i) the information required to be in the Monthly Report pursuant to Section 10.7(a);

(ii) (a) the Aggregate Outstanding Amount of the Rated Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Rated Notes of such Class, (b) the amount of principal payments to be made on the Rated Notes of each Class on the next Payment Date, the amount of any Deferred Interest on each Class of Deferred Interest Notes and the Aggregate Outstanding Amount of the Rated Notes of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Rated Notes of such Class, and (c) the amount of distributions to be paid on the Subordinated Notes on the next Payment Date;

(iii) the Interest Rate and accrued interest for each Class of Rated Notes for such Payment Date;

(iv) the amounts payable pursuant to each clause of Section 11.1(a)(i), each clause of Section 11.1(a)(ii) and each clause of Section 11.1(a)(iii), as applicable, on the related Payment Date;

(v) for the Collection Account:

(A) the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Account, the next Business Day);

(B) the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) on the next Payment Date (net of amounts which the Investment Manager intends to reinvest in additional Collateral Obligations pursuant to Article XII); and

(C) the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date; and

(vi) the estimated amount of Dissolution Expenses and the Principal Balances of the remaining Collateral Obligations as of the Determination Date (excluding Defaulted Securities, Equity Securities and Illiquid Assets);

(vii) such other information as the Investment Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c) Interest Rate Notice. The Trustee shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Floating Rate Notes for the Interest Accrual Period preceding the next Payment Date.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Investment Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Investment Manager is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure of the Issuer to provide such information or reports, the Investment Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Investment Manager for such Independent certified public accountant shall be paid by the Issuer.

(e) Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that (a) (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are (A) Qualified Institutional Buyers and (B) Qualified Purchasers (or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser) and (b) can make the representations set forth in Section 2.5 of this Indenture or the appropriate Exhibit thereto. Beneficial ownership interests in the Rule 144A Global Notes may be transferred only to a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser and that can make the representations referred to in clause (b) of the preceding sentence. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11.

Each holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder’s Notes that is permitted by the terms of this Indenture to acquire such holder’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f) Distribution of Reports and Documents. The Trustee will make the Monthly Report, the Distribution Report, this Indenture and the Investment Management Agreement available through the Trustee’s Website. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them by first class mail. The Trustee shall have the right to change the way such statements and documents are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Trustee’s Website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

Section 10.8. Release of Assets. (a) The Investment Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of any sale of an obligation (or, in the case of physical settlement, no later than the Business Day preceding such date), certifying with respect to settlements that the applicable conditions set forth in Article XII have been met, direct the Trustee to deliver such obligation against receipt of payment therefor.

(b) The Investment Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of any redemption or payment in full of a Collateral Obligation or Eligible Investment (or, in the case of physical settlement, no later than the Business Day preceding such date) certifying that such obligation is being redeemed or paid in full, direct the Trustee or, at the Trustee’s instruction, the Intermediary, to deliver such obligation, if in physical form, duly endorsed, or, if such obligation is a Clearing Corporation Security, to cause it to be presented (or in the case of a general intangible or a participation, cause such actions as are necessary to transfer such obligation to the designated transferee free of liens, claims or encumbrances created by this Indenture), to the appropriate paying agent therefor on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof.

(c) Subject to Article XII, the Investment Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of an exchange, tender or sale (or, in the case of physical settlement, no later than the Business Day preceding such date), certifying that a Collateral Obligation is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee or, at the Trustee’s instructions, the Intermediary, to deliver such obligation, if in physical form, duly endorsed, or, if such obligation is a Clearing Corporation Security, to cause it to be delivered, in accordance with such Issuer Order, in each case against receipt of payment therefor.

(d) The Trustee shall deposit any proceeds received by it from the disposition of a Collateral Obligation or Eligible Investment in the Collection Account, unless such proceeds are simultaneously applied to the purchase of Collateral Obligations or Eligible Investments.

(e) The Trustee shall, (i) upon receipt of an Issuer Order, release any Illiquid Assets sold, distributed or disposed of pursuant to Article IV, and (ii) upon receipt of an Issuer Order at such time as there are no Notes Outstanding and all obligations of the Co-Issuers hereunder have been satisfied, release the Assets.

(f) The Trustee shall, upon receipt of an Issuer Order, release from the lien of this Indenture any Equity Security or Collateral Obligation being transferred to an Issuer Subsidiary and deliver it to such Issuer Subsidiary.

(g) Following delivery of any obligation pursuant to clauses (a) through (c) and (e) through (f), such obligation shall be released from the lien of this Indenture without further action by the Trustee or the Issuer.

Section 10.9. Appointment of Independent Accountants. (a) Prior to the delivery of any reports of accountants required to be prepared pursuant to the terms hereof, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Investment Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Investment Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Investment Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee, with a copy to the Investment Manager, of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Investment Manager, who shall appoint a successor firm of

Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer. Neither the Trustee nor the Collateral Administrator shall have any responsibility to the Issuer or the Secured Parties hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Investment Manager on behalf of the Issuer); provided that the Issuer hereby directs the Trustee to execute any acknowledgment or other agreement with the Independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgements with respect to the sufficiency of the agreed upon procedures to be performed by the Independent accountants by the Issuer, (ii) releases of claims (on behalf of itself and the Holders) and other acknowledgments of limitations of liability in favor of the Independent accountants, or (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). It is understood and agreed that the Trustee will deliver such acknowledgement or other agreement in conclusive reliance on the foregoing direction of the Issuer, and the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding the foregoing, in no event shall the Trustee be required to execute any agreement in respect of the Independent accountants that the Trustee determines adversely affects it in its individual capacity.

(b) To the extent a beneficial owner or Holder of a Rated Note requests the yield to maturity in respect of the relevant Rated Note in order to determine any “original issue discount” in respect thereof (which in the case of any beneficial owner will be substantially in the form of Exhibit D), the Trustee shall request that the firm of Independent certified public accountants appointed by the Issuer calculate such yield to maturity and, subject to the foregoing, will provide such information to the Holder or beneficial owner. The Trustee shall have no responsibility to calculate the yield to maturity or to verify the accuracy of such Independent certified public accountants’ calculation. In the event that the firm of Independent certified public accountants fails to calculate such yield to maturity, the Trustee shall have no responsibility to provide such information to the beneficial owner or Holder of a Rated Note.

(c) Upon the written request of the Trustee, or any Holder of a Subordinated Note, the Issuer will cause the firm of Independent certified public accountants appointed pursuant to Section 10.9(a) to provide any Holder of Subordinated Notes with all of the information required to be provided by the Issuer pursuant to Section 7.17 or assist the Issuer in the preparation thereof.

Section 10.10. Reports to Rating Agencies and Additional Recipients. In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Issuer shall provide each Rating Agency with all information or reports delivered to the Trustee hereunder, and such additional information as either Rating Agency may from time to time reasonably request (including (w) notification to Moody’s and S&P of any modification of any loan document relating to a DIP Collateral Obligation or any release of collateral thereunder not permitted by such loan documentation, (x) notification to Moody’s or S&P, as applicable, of any Specified Amendment, which notices to the applicable Rating Agency shall include a copy of such Specified Amendment and a brief summary of its purpose, (y) notification to S&P of any Material Event with respect to any Collateral Obligation with an S&P Rating determined under clause (iii)(b) or (iii)(c) of the definition thereof, whether or not a credit estimate has been requested from S&P, and (z) any additional information reasonably requested by S&P regarding a Collateral Obligation with an S&P Rating determined under clause (iii)(c) of the definition thereof). Notwithstanding the foregoing, certificates, letters or reports prepared by the accountants pursuant to this Indenture will not be provided to the Rating Agencies.

Section 10.11. Procedures Relating to the Establishment of Accounts Controlled by the Trustee. Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it will cause the Intermediary establishing such accounts to enter into an Account Agreement prepared by, or on behalf of, the Issuer and, if the Intermediary is the Bank, shall cause the Bank to comply with the provisions of such Account Agreement. The Trustee may open such subaccounts of any such Account as it deems necessary or appropriate for convenience of administration.

Section 10.12. Section 3(c)(7) Procedures

(a) DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes (or such other appropriate steps regarding legends of restrictions on the Global Notes under Section 3(c)(7) of the Investment Company Act and Rule 144A as may be customary under DTC procedures at any given time):

(i) The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes.

(ii) The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii) On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) notice to all DTC participants in connection with the offering of the Global Notes.

(iv) In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(b) Bloomberg Screens, etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors with respect to Global Notes appropriate legends regarding Rule 144A and all available Section 3(c)(7) legends.

ARTICLE XI

APPLICATION OF MONIES

Section 11.1. Disbursements of Amounts from Payment Account. (a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and to Section 13.1, on each Payment Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (subject to the preceding clauses of this sentence).

(i) On each Payment Date, unless an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority (the “Priority of Interest Proceeds”):

(A) (1) first, to the payment of taxes, governmental fees and registered office fees owing by the Issuer or the Co-Issuer, if any, and (2) second, to the payment of the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap; provided that on any Payment Date, the Investment Manager may, in its discretion, direct the Trustee to deposit to the Ongoing Expense Smoothing Account an amount equal to the lesser of (x) the Ongoing Expense Smoothing Shortfall and (y) the Ongoing Expense Excess Amount;

(B) to the payment of the Base Management Fee due and payable (including any accrued and unpaid interest thereon) to the Investment Manager; provided that such accrued and unpaid interest shall be paid solely to the extent that, after giving effect on a pro forma basis to such payment, sufficient Interest Proceeds remain to pay in full all amounts due under clauses (C), (D) and (E) below;

(C) first, to the payment pro rata of (1) the sum of (x) accrued and unpaid interest on the Class X Notes, (y) the Class X Scheduled Amortization Amount for such Payment Date and (z) any accrued and unpaid Class X Scheduled Amortization Amounts from prior Payment Dates; and (2) accrued and unpaid interest on the Class A-1 Notes; and then, second, to the payment of accrued and unpaid interest on the Class A-2 Notes;

(D) to the payment of accrued and unpaid interest on the Class B Notes;

(E) if either of the Class A/B Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class A/B Coverage Test to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (E);

(F) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class C Notes;

(G) if either of the Class C Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class C Coverage Test to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (G);

(H) to the payment of any Deferred Interest on the Class C Notes;

(I) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class D Notes;

(J) if either of the Class D Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class D Coverage Test to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (J);

(K) to the payment of any Deferred Interest on the Class D Notes;

(L) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class E Notes;

(M) if either of the Class E Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause each Class E Coverage Tests to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (M);

(N) to the payment of any Deferred Interest on the Class E Notes;

(O) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class F Notes;

(P) to the payment of any Deferred Interest on the Class F Notes;

(Q) to the payment (in the same manner and order of priority stated in the definition thereof) of any Administrative Expenses not paid pursuant to clause (A)(2) above due to the Administrative Expense Cap;

(R) to the payment of the Subordinated Management Fee due and payable (including any accrued and unpaid interest thereon) to the Investment Manager;

(S) if no Class A Notes or Class B Notes are then outstanding, to the payment of principal of the Class X Notes until such amount has been paid in full;

(T) if the Interest Diversion Test is not satisfied on the related Determination Date, the lesser of (x) 50% of the Interest Proceeds then available and (y) the amount required to cause such test to be satisfied shall be applied to (i) if the related Payment Date is during the Reinvestment Period, the purchase of additional Collateral Obligations or for deposit into the Collection Account as Principal Proceeds for investment in Eligible Investments pending the purchase of additional Collateral Obligations at a later date (but only during the Reinvestment period) or (ii) if the related Payment Date is after the last day of the Reinvestment Period, to make payments in accordance with the Note Payment Sequence;

(U) to pay the Holders of the Subordinated Notes until the Subordinated Notes have realized the Incentive Management Fee Target Return; and

(V) any remaining Interest Proceeds to be paid (x) 20% to the Investment Manager as part of the Incentive Management Fee payable on such Payment Date; and (y) 80% to the Holders of the Subordinated Notes.

For purposes of calculating the amount of any Interest Proceeds to be applied to satisfy any Coverage Test on any Distribution Date occurring after the Reinvestment Period in accordance with the Priority of Interest Proceeds, the principal of each Class of Rated Notes shall be reduced by (i) the amount of Principal Proceeds transferred to the Payment Account in accordance with this Indenture to be applied on such Payment Date to repay principal of such Class of Rated Notes pursuant to the Priority of Principal Proceeds and (ii) the amount of Interest Proceeds to be applied on such Payment Date to repay principal of such Class of Rated Notes as set forth in the Priority of Interest Proceeds.

(ii) On each Payment Date, unless an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account (which will not include (i) amounts required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account, (ii) during the Reinvestment Period, Principal Proceeds that will be used to reinvest in Collateral Obligations that the Issuer has already committed to purchase, and (iii) amounts that the Issuer is entitled to reinvest in accordance with the Investment Criteria described herein, during the Reinvestment Period which amounts may be retained in the Collection Account for subsequent reinvestment) shall be applied in the following order of priority (the “Priority of Principal Proceeds”):

(A) to pay the amounts referred to in clauses (A) through (D) of the Priority of Interest Proceeds (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(B) to pay the amounts referred to in clause (E) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent necessary to cause the Class A/B Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);

(C) to pay the amounts referred to in clause (F) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class C Notes are the Controlling Class;

(D) to pay the amounts referred to in clause (G) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent necessary to cause the Class C Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (D);

(E) to pay the amounts referred to in clause (H) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class C Notes are the Controlling Class;

(F) to pay the amounts referred to in clause (I) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class D Notes are the Controlling Class;

(G) to pay the amounts referred to in clause (J) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent necessary to cause the Class D Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (G);

(H) to pay the amounts referred to in clause (K) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class D Notes are the Controlling Class;

(I) to pay the amounts referred to in clause (L) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class E Notes are the Controlling Class;

(J) to pay the amounts referred to in clause (M) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent necessary to cause the Class E Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (J);

(K) to pay the amounts referred to in clause (N) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class E Notes are the Controlling Class;

(L) to pay the amounts referred to in clause (O) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class F Notes are the Controlling Class;

(M) to pay the amounts referred to in clause (P) of the Priority of Interest Proceeds, but only to the extent not paid in full thereunder and to the extent that the Class F Notes are the Controlling Class;

(N) (1) if such Payment Date is a Redemption Date (other than in respect of (x) a Special Redemption or (y) a Partial Redemption Date), to make payments in accordance with the Note Payment Sequence, and (2) if such Payment Date is a Redemption Date in respect of a Special Redemption, to make payments in the amount, if any, of the Principal Proceeds that the Investment Manager has determined cannot be practicably reinvested in additional Collateral Obligations, in accordance with the Note Payment Sequence;

(O) during the Reinvestment Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations;

(P) to make payments in accordance with the Note Payment Sequence;

(Q) to pay the amounts referred to in clause (Q) of the Priority of Interest Proceeds only to the extent not already paid;

(R) to pay the amounts referred to in clause (R) of the Priority of Interest Proceeds only to the extent not already paid (in the same manner and order of priority stated therein);

(S) after giving effect to clause (U) of the Priority of Interest Proceeds, to pay the Holders of the Subordinated Notes until the Subordinated Notes have realized the Incentive Management Fee Target Return; and

(T) any remaining proceeds to be paid (x) 20% to the Investment Manager as part of the Incentive Management Fee payable on such Payment Date; and (y) 80% to the Holders of the Subordinated Notes.

(iii) Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and 11.1(a)(ii), in the case of any Enforcement Event that has occurred and is continuing, on each date or dates fixed by the Trustee pursuant to Section 5.7, proceeds in respect of the Assets will be applied in the following order of priority (the “Special Priority of Payments”):

(A) (1) first, to the payment of taxes, governmental fees and registered office fees owing by the Issuer or the Co-Issuer, if any, and (2) second, to the payment of the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (provided that following the commencement of liquidation of the Assets pursuant to Section 5.5(a), the Administrative Expense Cap shall be disregarded);

(B) to the payment of the Base Management Fee due and payable (including any accrued and unpaid interest thereon) to the Investment Manager;

(C) to the payment pro rata of (1) the sum of (x) accrued and unpaid interest on the Class X Notes, (y) the Class X Scheduled Amortization Amount for such Payment Date and (z) any accrued and unpaid Class X Scheduled Amortization Amounts from prior Payment Dates; and (2) accrued and unpaid interest on the Class A-1 Notes;

(D) first, to the payment of principal, pro rata, of the Class X Notes and the Class A-1 Notes; and then, to the payment of accrued and unpaid interest on, and then, to the payment of principal of the Class A-2 Notes;

(E) to the payment of accrued and unpaid interest on the Class B Notes;

(F) to the payment of principal of the Class B Notes;

(G) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class C Notes;

(H) to the payment of principal of the Class C Notes (including the payment of Deferred Interest on the Class C Notes) until such amount has been paid in full;

(I) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class D Notes;

(J) to the payment of principal of the Class D Notes (including the payment of Deferred Interest on the Class D Notes) until such amount has been paid in full;

(K) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class E Notes;

(L) to the payment of principal of the Class E Notes (including the payment of Deferred Interest on the Class E Notes) until such amount has been paid in full;

(M) to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class F Notes;

(N) to the payment of principal of the Class F Notes (including the payment of Deferred Interest on the Class F Notes) until such amount has been paid in full;

(O) to the payment of (in the same manner and order of priority stated in the definition thereof) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the Administrative Expense Cap;

(P) to the payment of the Subordinated Management Fee due and payable (including any accrued and unpaid interest thereon) to the Investment Manager;

(Q) to pay the Holders of the Subordinated Notes until the Subordinated Notes have realized the Incentive Management Fee Target Return; and

(R) to pay the balance to the Investment Manager and the Holders of the Subordinated Notes, such balance to be allocated as follows: (x) 20% to the Investment Manager as the Incentive Management Fee payable on such Payment Date; and (y) 80% to the Holders of the Subordinated Notes.

(iv) On any Partial Redemption Date, Refinancing Proceeds and Partial Redemption Interest Proceeds will be distributed in the following order of priority (the “Priority of Partial Redemption Proceeds”):

(A) to pay the Redemption Price (without duplication of any payments received by the Class of Rated Notes being redeemed pursuant to the Priority of Interest Proceeds or the Special Priority of Payments) of each Class of Rated Notes being refinanced in accordance with the Note Payment Sequence; and

(B) any remaining proceeds from the Refinancing will be deposited in the Interest Collection Account as Interest Proceeds.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1, to the extent funds are available therefor.

(c) In connection with the application of funds to pay Administrative Expenses of the Issuer or the Co-Issuer, as the case may be, in accordance with Section 11.1(a)(i), Section 11.1(a)(ii) and Section 11.1(a)(iii), the Trustee shall remit such funds, to the extent available, as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Trustee no later than the Business Day prior to each Payment Date; provided that such direction and designation by Issuer Order shall not be necessary for, and shall be subject to, the payment of amounts pursuant to, and in the priority stated in, the definition of Administrative Expenses. Notwithstanding the foregoing and absent direction to the contrary, the Distribution Report shall automatically constitute an Issuer Order to pay Administrative Expenses as indicated therein.

(d) To the extent they are not paid when due on any Payment Date due to the operation of the Priority of Payments (and not as the result of an elective deferral by the Investment Manager), the Base Management Fee and the Subordinated Management Fee will be deferred and will be payable on subsequent Payment Dates in accordance with the Priority of Payments. Any such unpaid Base Management Fee or Subordinated Management Fee will accrue interest as provided in the Investment Management Agreement.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1. Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.3, including that the maturity of the Rated Notes has not been accelerated after an Event of Default, the Investment Manager on behalf of the Issuer may, but will not be required to (except as otherwise specified in this Section 12.1), sell or otherwise dispose of any Collateral Obligation or Equity Security (which shall include the direct sale or liquidation of the equity interests of any Issuer Subsidiary or assets held by an Issuer Subsidiary) if, as certified by the Investment Manager, such sale or other disposition meets the requirements of any one of Sections 12.1(a) through (i) (subject in each case to any applicable requirement of disposition under Section 12.1(h)). If the maturity of the Rated Notes has been accelerated or the Stated Maturity has occurred, so long as the Trustee has not commenced exercising remedies pursuant to Section 5.4, the Investment Manager, on behalf of the Issuer, may continue to sell or dispose of Collateral Obligations and Equity Securities pursuant to Sections 12.1(a) through (d) and (g). For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale or other disposition.

(a) Credit Risk Obligations. The Investment Manager may direct the Trustee to sell or otherwise dispose of any Credit Risk Obligation at any time without restriction.

(b) Credit Improved Obligations. The Investment Manager may direct the Trustee to sell or otherwise dispose of any Credit Improved Obligation at any time without restriction.

(c) Defaulted Obligations. The Investment Manager may direct the Trustee to sell or otherwise dispose of any Defaulted Obligation at any time without restriction.

(d) Equity Securities. The Investment Manager may direct the Trustee to sell or otherwise dispose of any Equity Security at any time without restriction, and shall (unless such Equity Security is required to be sold or otherwise disposed of or has been transferred to an Issuer Subsidiary) use its commercially reasonable efforts to effect the sale or other disposition of any Equity Security (other than an interest in an Issuer Subsidiary), regardless of price (i) if such Equity Security constitutes Margin Stock and (ii) to the extent that the amount of all Equity Securities (excluding any interests in Issuer Subsidiaries) exceeds the par value of the Subordinated Notes, within 45 days after receipt unless such sale or other disposition is prohibited by applicable law or an applicable contractual restriction, in which case such Equity Security shall be sold or otherwise disposed of as soon as such sale or other disposition is permitted by applicable law and not prohibited by such contractual restriction.

(e) Optional Redemption. After the Issuer has notified the Trustee of an Optional Redemption or Tax Redemption, the Investment Manager shall direct the Trustee to sell or otherwise dispose of (which disposition may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX are satisfied. If any such disposition is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the disposition.

(f) Discretionary Sales. During the Reinvestment Period, so long as no Restricted Trading Period has occurred and is continuing, the Investment Manager may direct the Trustee to sell or otherwise dispose of any Collateral Obligation (such sales, “Discretionary Sales”) at any time if (i) after giving effect to such disposition, the Aggregate Principal Balance of all Collateral Obligations disposed of as described in this Section 12.1(f) during the preceding period of 12 calendar months is not greater than 25.0% of the Collateral Principal Amount as of the first day of such 12 calendar month period and (ii) either:

(A) during the Reinvestment Period, the Investment Manager reasonably believes prior to such disposition that it will be able to enter into one or more binding commitments to reinvest all or a portion of the proceeds of such disposition, in compliance with the Investment Criteria; or

(B) after the Reinvestment Period, after giving effect to such disposition, either (1) the sales proceeds from such sale are at least sufficient to maintain or increase the Adjusted Collateral Principal Amount (as measured before such sale) or (2) the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligation being disposed of but including, without duplication, the anticipated net proceeds of such disposition) plus, without duplication, the amounts on deposit in the Collection Account (including Eligible Investments therein) representing Principal Proceeds, will be greater than the Reinvestment Target Par Balance.

For purposes of determining the percentage of Collateral Obligations sold during any such period, the amount of any Collateral Obligations sold will be reduced to the extent of any purchases of Collateral Obligations of the same obligor (which are pari passu or senior to such sold Collateral Obligations) occurring within 45 Business Days of such sale (determined based upon the date of any relevant trade confirmation or commitment letter) so long as any such Collateral Obligation was sold with the intention of purchasing a Collateral Obligation of the same obligor (which would be pari passu or senior to such sold Collateral Obligation).

(g) Issuer Subsidiaries. In connection with the incorporation of, or transfer of any security or obligation to, any Issuer Subsidiary, the Issuer shall not be required to obtain Rating Agency Confirmation; provided that prior to the incorporation of any Issuer Subsidiary and the transfer of any Asset thereto, the Investment Manager will, on behalf of the Issuer, provide written notice thereof to each Rating Agency. The Issuer shall not be required to continue to hold in an Issuer Subsidiary (and may instead hold directly) an Issuer Subsidiary

Asset that satisfies the definition of “Collateral Obligation” and with respect to which the Investment Manager has received advice of Winston & Strawn LLP, or a written opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that the Issuer will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes as a result of the acquisition, ownership, and disposition of such Issuer Subsidiary Asset. For financial accounting reporting purposes (including each Monthly Report and Distribution Report) and the Coverage Tests and the Collateral Quality Test (and, for the avoidance of doubt, not for tax purposes), the Issuer will be deemed to own an Equity Security or Collateral Obligation held by an Issuer Subsidiary rather than its interest in that Issuer Subsidiary.

(h) Unrestricted Sales. If the Aggregate Principal Balance of the Collateral Obligations is less than U.S.$10,000,000, the Investment Manager may direct the Trustee to sell the Collateral Obligations without regard to the foregoing limitations.

Section 12.2. Purchase of Additional Collateral Obligations; Investment Criteria.

(a) Reinvestment Period Criteria. On any date during the Reinvestment Period, so long as no Restricted Trading Period has occurred and is continuing, the Investment Manager on behalf of the Issuer may, subject to the other requirements in this Indenture, but will not be required to, direct the Trustee to invest Principal Proceeds and accrued interest received with respect to any Collateral Obligation to the extent used to pay for accrued interest on additional Collateral Obligations, and the Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. No obligation may be purchased by the Issuer during the Reinvestment Period unless each of the following conditions (the “Reinvestment Period Criteria”) is satisfied as of the date the Investment Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Investment Manager after giving effect to such purchase and all other sales (or other dispositions) or purchases previously or simultaneously committed to; provided that; with respect to any Defaulted Obligation acquired in a Bankruptcy Exchange, neither the requirements with respect to the Coverage Tests (as set forth in clause (ii) below), nor the requirements with respect to the Collateral Quality Tests (as set forth in clause (v) below), need to be satisfied in connection with any such exchange:

(i) such obligation is a Collateral Obligation;

(ii) each Coverage Test will be satisfied, or if not satisfied, such Coverage Test will be maintained or improved;

(iii) in the case of additional Collateral Obligations purchased with the proceeds from the sale of a Credit Improved Obligation or a Discretionary Sale, or with Principal Proceeds received from scheduled distributions of principal with respect to any Collateral Obligation or from any Unscheduled Principal Payments, the Reinvestment Balance Criteria will be satisfied;

(iv) in the case of additional Collateral Obligations purchased with the proceeds from the sale of a Credit Risk Obligation or Defaulted Obligation sold at the discretion of the Investment Manager, after giving effect to such purchases, either (1) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the related Sale Proceeds, or (2) the Reinvestment Balance Criteria will be satisfied; and

(v) either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment except that, in the case of an additional Collateral Obligation purchased with the proceeds from the sale or other disposition of a Credit Risk Obligation, a Defaulted Obligation or an Equity Security, the S&P CDO Monitor Test will not apply.

During the Reinvestment Period, following the sale or other disposition of any Credit Improved Obligation or any Discretionary Sale or other discretionary disposition of a Collateral Obligation, the Investment Manager shall use its reasonable efforts to purchase additional Collateral Obligations within 45 Business Days after such disposition; provided that any such purchase must comply with the requirements of this Section 12.2.

(b) Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

(c) End of Reinvestment Period. On the Business Day before the end of the Reinvestment Period, the Investment Manager will send to the Trustee a schedule of purchases of Collateral Obligations for which the settlement date has not yet occurred and will certify to the Trustee that sufficient Principal Proceeds are available to effect the settlement of such Collateral Obligations and that any such settlement will occur on or prior to the 5th Business Day after the last day of the Reinvestment Period.

(d) Bankruptcy Exchanges. At any time during or after the Reinvestment Period, the Investment Manager may direct the Trustee to enter into a Bankruptcy Exchange.

(e) Maturity Amendment. The Issuer (or the Investment Manager on the Issuer’s behalf) may not vote in favor of a Maturity Amendment unless, as determined by the Investment Manager, after giving effect to such Maturity Amendment, (i) the stated maturity of the Collateral Obligation that is the subject of such Maturity Amendment is not later than the Stated Maturity of the Rated Notes and (ii) (A) the Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment, (B) during the Reinvestment Period, if the Weighted Average Life Test was not satisfied immediately prior to giving effect to such Maturity Amendment, the level of compliance with the Weighted Average Life Test will be improved or maintained after giving effect to such Maturity Amendment, after giving effect to any Trading Plan in effect during any applicable Trading Plan Period or (C) after the Reinvestment Period, if the Weighted Average Life Test is not satisfied after giving effect to such Maturity Amendment, the Investment Manager shall use good faith efforts to sell such Collateral Obligation within 20 Business Days of such Maturity Amendment.

Section 12.3. Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article XII or Section 10.6 will be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Investment Manager (or with an account or portfolio for which the Investment Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of the Investment Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated, provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b) Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Assets Granted to the Trustee pursuant to this Indenture and will be Delivered. The Trustee shall also receive, not later than the settlement date, an Officer’s certificate of the Issuer certifying compliance with the provisions of this Article XII; provided that such requirement shall be satisfied and such statements deemed to have been made by the Issuer by the delivery to the Trustee of a trade ticket in respect thereof. Such a trade ticket, signed by an Authorized Officer, shall also constitute direction pursuant to this Article XII to purchase, exchange or sell such security and an Issuer Order required pursuant to Section 10.8.

(c) Notwithstanding anything contained in this Article XII to the contrary and without limiting the right to make any other permitted purchases, sales or other dispositions, the Issuer shall have the right to effect any sale or other disposition of any Asset or purchase of any Collateral Obligation (x) that has been consented to by Holders evidencing (i) with respect to purchases during the Reinvestment Period and sales or other dispositions during or after the Reinvestment Period, at least 75% of the Aggregate Outstanding Amount of each Class of Notes and (ii) with respect to purchases after the Reinvestment Period, 100% of the Aggregate Outstanding Amount of each Class of Notes and (y) of which each Rating Agency and the Trustee (with a copy to the Investment Manager) has been notified.

ARTICLE XIII

HOLDERS’ RELATIONS

Section 13.1. Subordination. (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Junior Class agree for the benefit of the Holders of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to such Priority Class to the extent and in the manner set forth in this Indenture. If an Enforcement Event has occurred and is continuing in accordance with Article V, including as a result of an Event of Default specified in Section 5.1(d) or (e), each Priority Class shall be paid in full in Cash or, to the extent a Majority of such Class consents, other than in Cash, before any further payment or distribution of any kind is made on account of any Junior Class with respect thereto, in accordance with Section 11.1(a)(iii).

(b) In the event that, notwithstanding the provisions of this Indenture, any Holder of any Junior Class shall have received any payment or distribution in respect of such Class contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of such Priority

Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Classes in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.

(c) Each Holder of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holders of the Junior Classes shall not demand, accept, or receive any payment or distribution in respect of such Class in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided that after a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class to receive payments or distributions until all amounts due and payable on the Class shall be paid in full. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class.

Section 13.2. Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer, the Co-Issuer or the Investment Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer), unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer, Co-Issuer or the Investment Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Investment Manager or any other Person (on which the Trustee shall also be entitled to rely), unless such Officer of the Issuer, Co-Issuer or the Investment Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Investment Manager, the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default, Event of Default or Enforcement Event is a condition precedent to the taking of any action by the Trustee at the request or direction of either Co-Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to such Co-Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default, Event of Default or Enforcement Event as provided in Section 6.1(d).

Section 14.2. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in writing or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Co-Issuers, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or the Co-Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) With respect to any vote, each Holder or proxy will be entitled to one vote for each U.S.$1.00 principal amount of the interest in a Note as to which it is the Holder or proxy; provided that no vote will be counted in respect of any Note challenged as not Outstanding and ruled by the Registrar to be not Outstanding.

Section 14.3. Notices, etc., to Certain Parties. (a) Except as otherwise expressly provided herein, any request, demand, authorization, direction, notice, consent or waiver or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with any of the parties indicated below shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile or email in legible form at the following address (or at any other address provided in writing by the relevant party):

(i) the Trustee and the Collateral Administrator at the Corporate Trust Office;

(ii) the Issuer at c/o MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, Attention: Directors – Saratoga Investment Corp. CLO 2013-1, Ltd., facsimile no. +1 (345) 945-7100 (with a copy to +1 (345) 949-8080), email: cayman@maplesfs.com;

(iii) the Co-Issuer at c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, Attention: Independent Director, facsimile no. +1 (302) 738-7210, email: dpuglisi@puglisiassoc.com;

(iv) the Investment Manager at 535 Madison Avenue, 4th Floor, New York, New York 10022, Attention: Henri Steenkamp, facsimile no. +1 (212) 750-3343, with a copy to email: saratoga@saratogapartners.com;

(v) the Placement Agent at 1633 Broadway, 28th Floor,New York, New York 10019, Attention: ABS Desk, facsimile no. +1 (646) 792-5600, Attention: Legal Department, facsimile no. +1 (646) 792-5600;

(vi) the Irish Stock Exchange, (x) for reporting Note Interest Amounts if applicable, at rates@ise.ie and (y) for all other purposes, c/o Maples and Calder as listing agent, at 75 St. Stephen’s Green, Dublin 2, Ireland, telephone no. +353-1-619-2000, facsimile no. +353-1-619-2001, email: dublindebtlisting@maplesandcalder.com; and

(vii) the Administrator at MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, facsimile no. +1 (345) 945-7100 (with a copy to +1 (345) 949-8080), email: cayman@maplesfs.com.

(b) The Bank (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Indenture or any other Transaction Document sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing Authorized Persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(c) In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(d) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee (except information required to be provided to the Irish Stock Exchange) may be provided by providing access to the Trustee’s Website containing such information.

Section 14.4. Notices to Rating Agencies; Rule 17g-5 Procedures. (a) Any notice or other document required or permitted by this Indenture to be made upon, given or furnished to, or filed with, a Rating Agency, and any other communication with a Rating Agency will be sufficient for every purpose hereunder if such notice or other document relating to this Indenture, the Rated Notes or the transactions contemplated hereby:

(i) is in writing;

(ii) has been sent (by 12:00 p.m. (New York time) on or before the date such notice or other document is due) to https:// www.structuredfn.com, or such other email address as is provided by the Information Agent for Posting to the Issuer’s Website in accordance with the Collateral Administration Agreement; and

(iii) upon confirmation from the Information Agent of the Posting of such notice or other document, has been furnished by email to the applicable Rating Agency at the applicable address below (or such other email address as is provided by the applicable Rating Agency):

(A) to Moody’s, at Monitor.CDO@moodys.com; and

(B) to S&P at cdo_surveillance@standardandpoors.com and, with respect to (1) S&P CDO Monitor requests, CDOMonitor@ standardandpoors.com; (2) any reports delivered under Section 10.7, CDO_Surveillance@standardandpoors.com; and (3) any requests for credit estimates, CreditEstimates@standardandpoors.com.

(b) The Co-Issuers will comply with their obligations under Rule 17g-5 by their or their agent’s posting on the Issuer’s Website, no later than the time such information is provided to the Rating Agencies, all information that the Co-Issuers or other parties on their behalf, including the Trustee and the Investment Manager, provide to the Rating Agencies for the purposes of determining the initial credit rating of the Rated Notes or undertaking credit rating surveillance of the Rated Notes (the “Rule 17g-5 Information”). At all times while any Rated Notes are rated by any Rating Agency or any other NRSRO, the Co-Issuers will engage a third-party to post Rule 17g-5 Information to the Issuer’s Website. On the Closing Date, the Issuer will engage the Collateral Administrator (in such capacity, the “Information Agent”) for Posting Rule 17g-5 Information it receives from the Issuer, the Trustee or the Investment Manager in accordance with the Collateral Administration Agreement. To the extent any of the Co-Issuers, the Trustee or the Investment Manager are engaged in oral communications with any Rating Agency, for the purposes of determining the initial credit rating of the Rated Notes or undertaking credit rating surveillance of the Rated Notes, the party communicating with such Rating Agency will cause such oral communication to either be (x) recorded and an audio file containing the recording to be promptly delivered to the Information Agent for Posting or (y) summarized in writing and the summary to be promptly delivered to the Information Agent for Posting. The procedures set forth in clause (a) and this clause (b) constitute the “Rule 17g-5 Procedures.”

(c) Notwithstanding the requirements herein, the Trustee will have no obligation to engage in or respond to any oral communications, for the purposes of determining the initial credit rating of the Rated Notes or undertaking credit rating surveillance of the Rated Notes, with any Rating Agency or any of their respective officers, directors or employees.

(d) The Trustee and the Information Agent will not be responsible for creating or maintaining the Issuer’s Website or assuring that the Issuer’s Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. In no event will the Trustee or the Information Agent be deemed to make any representation in respect of the content of the Issuer’s Website or compliance of the Issuer’s Website with this Indenture, Rule 17g-5 or any other law or regulation. The Trustee will not be responsible under any circumstances for posting any Rule 17g-5 Information to the Issuer’s Website.

(e) The Trustee and the Information Agent will not be responsible or liable for the dissemination of any identification numbers or passwords for the Issuer’s Website, including by the Co-Issuers, the Rating Agencies, the NRSROs, any of their agents or any other party. The Trustee and the Information Agent will not be liable for the use of any information posted on the Issuer’s Website, whether by the Co-Issuers, the Rating Agencies, the NRSROs or any other third party that may gain access to the Issuer’s Website or the information posted thereon.

(f) The maintenance by the Trustee of the Trustee’s Website will not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.

(g) Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.4 will not constitute a Default or an Event of Default.

Section 14.5. Notices to Holders; Waiver. (a) Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(i) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Register (or, in the case of Holders of Global Notes, emailed to DTC for distribution to each Holder affected by such event and posted to the Trustee’s Website), not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(ii) such notice shall be in the English language.

(b) Such notices will be deemed to have been given on the date of such mailing.

(c) In addition, for so long any Listed Notes are Outstanding and the guidelines of the Irish Stock Exchange so require, documents delivered to Holders of such Listed Notes will be provided to the Irish Listing Agent, on behalf of the Irish Stock Exchange.

(d) Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by email or by facsimile transmissions and stating the email address or facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by email or facsimile transmission, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.

(e) Subject to the Trustee’s rights under Section 6.3(e), the Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that nothing herein shall be construed to obligate the Trustee to distribute any notice that the Trustee reasonably determines to be contrary to the terms of this Indenture or its duties and obligations hereunder or applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status.

(f) Neither the failure to provide any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

(g) Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(h) The Trustee shall provide to the Issuer and the Investment Manager upon request any information with respect to the identity of and contact information for any Holder that it has within its possession or may obtain without unreasonable effort or expense and, subject to Section 6.1(c), the Trustee shall have no liability for any such disclosure or the accuracy thereof.

(i) Notwithstanding any provision to the contrary in this Indenture or in any agreement or document related hereto, any information or documents (including, without limitation reports, notices or supplemental indentures) required to be provided by the Trustee to Persons identified in this Section 14.5 may be provided by providing notice of and access to the Trustee’s Website containing such information or document.

Section 14.6. Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.7. Successors and Assigns. All covenants and agreements in this Indenture by the Co-Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.8. Severability. If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.9. Benefits of Indenture. Nothing in this Indenture or in the Rated Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Investment Manager, the Collateral Administrator, the Holders and (to the extent provided herein) the Administrator (solely in its capacity as such) any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.10. Legal Holidays. In the event that the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be, and except as provided in the definition of Interest Accrual Period, no interest shall accrue on such payment for the period from and after any such nominal date.

Section 14.11. Governing Law. This Indenture and the Notes shall be construed in accordance with, and this Indenture and the Notes shall be governed by, the law of the State of New York.

Section 14.12. Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), to the fullest extent permitted by applicable law, each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.13. WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE CO-ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.14. Counterparts. This Indenture and the Rated Notes (and each amendment, modification and waiver in respect of this Indenture or the Rated Notes) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Indenture by email or telecopy shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.15. Acts of Issuer. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Investment Manager on the Issuer’s behalf.

Section 14.16. Confidential Information. (a) The Trustee, the Collateral Administrator and each Holder will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by the Issuer (after consultation with the Co-Issuer, the Trustee and the Collateral Administrator) or such Holder (as the case may be) in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information: (i) with the prior written consent of the Investment Manager, (ii) as required by law, regulation, court order or the rules, regulations or request or order of any governmental, judiciary, regulatory or self-regulating organization, body or official having jurisdiction over such Person, (iii) to its Affiliates, members, partners, officers, directors and employees and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein, (iv) such information as may be necessary or desirable in order for such Person to prepare, publish and distribute to any Person any information relating to the investment performance of the Assets in the aggregate, or (v) in connection with the exercise or enforcement of such Person’s rights hereunder or in any dispute or proceeding related hereto, including defense by the Trustee or Collateral Administrator of any claim of liability that may be brought or charged against it. Notwithstanding the foregoing, delivery to any Person (including Holders) by the Trustee or the Collateral Administrator of any report, notice, document or other information required or expressly permitted by the terms of this Indenture or any of the other Transaction Documents to be provided to such Person or Persons, and delivery to Holders of copies of this Indenture or any of the other Transaction Documents, shall not be a violation of this Section 14.16. Each Holder agrees, except as set forth in clause (ii) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.16. In the event of any required disclosure of the Confidential Information by such Holder, such Holder agrees to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.16 (subject to Section 7.17(f)).

(b) For the purposes of this Section 14.16, “Confidential Information” means information delivered to the Trustee, the Collateral Administrator or any Holder by or on behalf of the Co-Issuers in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture; provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by the Co-Issuers or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Co-Issuers or a contractual duty to the Co-Issuers; or (iv) is allowed to be treated as non-confidential by consent of the Co-Issuers.

(c) Notwithstanding the foregoing, (i) each of the Trustee and the Collateral Administrator may disclose Confidential Information (x) to Moody’s and S&P and (y) as and to the extent it may reasonably deem necessary for the performance of its duties hereunder (including the exercise of remedies pursuant to Article V), including on a confidential basis to its agents, attorneys and auditors in connection with the performance of its duties hereunder and the Trustee will provide, upon request, copies of this Indenture, the Investment Management Agreement, the Collateral Administration Agreement, Monthly Reports and Distribution Reports to a prospective purchaser of an interest in Notes, and (ii) the Trustee and any Holder may provide copies of this Indenture, the Investment Management Agreement, the Collateral Administration Agreement, any Monthly Report and any Distribution Report to any prospective purchaser of Notes.

Section 14.17. Liability of Co-Issuers. Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Co-Issuers or otherwise, neither of the Co-Issuers shall have any liability whatsoever to the other of the Co-Issuers under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, neither of the Co-Issuers shall be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the other of the Co-Issuers or any Issuer Subsidiary. In particular, neither of the Co-Issuers shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of the Co-Issuers or shall have any claim in respect of any assets of the other of the Co-Issuers.

Section 14.18. Issuer Direction to Trustee. The Issuer hereby directs the Trustee to execute this Indenture and acknowledges and agrees that the Trustee shall be fully protected in relying upon the foregoing direction. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of each of the Co-Issuers and the Trustee shall not be responsible or accountable in any way for or with respect to the validity, execution by the Co-Issuers or sufficiency of this Indenture and makes no representation with respect thereto. Each Holder or beneficial owner of a Refinancing Note, by its acquisition thereof on the Closing Date, shall be deemed to agree to this Amended and Restated Indenture and the execution by the Co-Issuers and the Trustee hereof.

ARTICLE XV

ASSIGNMENT OF INVESTMENT MANAGEMENT AGREEMENT

Section 15.1. Assignment of Investment Management Agreement. (a) The Issuer, in furtherance of the covenants of this Indenture and as security for the Secured Obligations and the performance and observance of the provisions hereof, hereby assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Secured Parties, all of the Issuer’s right, title and interest in, to and under the Investment Management Agreement, including, without limitation, (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Investment Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided, however, that the Issuer may exercise any of its rights under the Investment Management Agreement without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture), so long as an Event of Default has not occurred and is not continuing. From and after the occurrence and continuance of an Event of Default, the Investment Manager will continue to perform and be bound by the provisions of the Investment Management Agreement and this Indenture. The Trustee will be entitled to rely and be protected in relying upon all actions and omissions to act of the Investment Manager thereafter as fully as if no Event of Default had occurred.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereof shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Investment Management Agreement, nor shall any of the obligations contained in the Investment Management Agreement be imposed on the Trustee. Upon the retirement of the Notes and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee shall cease and terminate and all of the estate, right, title and interest of the Trustee in, to and under the Investment Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

Section 15.2. Standard of Care Applicable to the Investment Manager. For the avoidance of doubt, the standard of care set forth in the Investment Management Agreement shall apply to the Investment Manager with respect to those provisions of this Indenture applicable to the Investment Manager.

- signature page follows -

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

Executed as a Deed by:

SARATOGA INVESTMENT CORP. CLO 2013-1, Ltd., as Issuer

By:
Name: Jarladth Travers
Title: Director

In the presence of:

Witness:
Name:
Occupation:
Title:

SARATOGA INVESTMENT CORP. CLO 2013-1, INC., as Co-Issuer

By
Name: Donald J. Puglisi
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Amended and Restated Indenture]

Schedule 1

Moody’s Industry Classification Group List

CORP—Aerospace & Defense	1

CORP—Automotive	2

CORP—Banking, Finance, Insurance & Real Estate	3

CORP—Beverage, Food & Tobacco	4

CORP—Capital Equipment	5

CORP—Chemicals, Plastics, & Rubber	6

CORP—Construction & Building	7

CORP—Consumer goods: Durable	8

CORP—Consumer goods: Non-durable	9

CORP—Containers, Packaging & Glass	10

CORP—Energy: Electricity	11

CORP—Energy: Oil & Gas	12

CORP—Environmental Industries	13

CORP—Forest Products & Paper	14

CORP—Healthcare & Pharmaceuticals	15

CORP—High Tech Industries	16

CORP—Hotel, Gaming & Leisure	17

CORP—Media: Advertising, Printing & Publishing	18

CORP—Media: Broadcasting & Subscription	19

CORP—Media: Diversified & Production	20

CORP—Metals & Mining	21

CORP—Retail	22

CORP—Services: Business	23

CORP—Services: Consumer	24

CORP—Sovereign & Public Finance	25

CORP—Telecommunications	26

CORP—Transportation: Cargo	27

CORP—Transportation: Consumer	28

CORP—Utilities: Electric	29

CORP—Utilities: Oil & Gas	30

CORP—Utilities: Water	31

CORP—Wholesale	32

Schedule 1-1

Schedule 2

S&P Industry Classifications

Asset Code	Asset Description
1	Aerospace & Defense

2	Air transport

3	Automotive

4	Beverage & Tobacco

5	Radio & Television

6

7	Building & Development

8	Business equipment & services

9	Cable & satellite television

10	Chemicals & plastics

11	Clothing/textiles

12	Conglomerates

13	Containers & glass products

14	Cosmetics/toiletries

15	Drugs

16	Ecological services & equipment

17	Electronics/electrical

18	Equipment leasing

19	Farming/agriculture

20	Financial intermediaries

21	Food/drug retailers

22	Food products

23	Food service

24	Forest products

25	Health care

26	Home furnishings

27	Lodging & casinos

28	Industrial equipment

29

30	Leisure goods/activities/movies

31	Nonferrous metals/minerals

32	Oil & gas

33	Publishing

34	Rail industries

35	Retailers (except food & drug)

36	Steel

37	Surface transport

Schedule 2-1

Asset Code	Asset Description
38	Telecommunications

39	Utilities

43	Life Insurance

44	Health Insurance

45	Property & Casualty Insurance

46	Diversified Insurance

Schedule 2-2

Schedule 3

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a)	An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Principal Balance of all the Collateral Obligations issued by that issuer and all affiliates.

(b)	An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)	An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)	An “Aggregate Industry Equivalent Unit Score” is then calculated for each of Moody’s industry classification groups, shown on Schedule 1, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)	An “Industry Diversity Score” is then established for each Moody’s industry classification group, shown on Schedule 1, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200

Schedule 3-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)	The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group shown on Schedule 1.

(g)	For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer except as otherwise agreed to by Moody’s.

Schedule 3-2

Schedule 4

Moody’s Rating Definitions

“CFR”: With respect to the obligor of any Collateral Obligation, the corporate family rating assigned to such obligor by Moody’s; provided that if any obligor of any Collateral Obligation does not have a corporate family rating by Moody’s but another entity in such obligor’s corporate family does have a corporate family rating by Moody’s, then the corporate family rating of such other entity will be the CFR for the obligor of such Collateral Obligation.

“Moody’s Default Probability Rating”:

With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i) if the obligor of such Collateral Obligation has a CFR by Moody’s, then such CFR;

(ii) if not determined pursuant to clause (i) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Investment Manager in its sole discretion;

(iii) if not determined pursuant to clause ((i) or (ii) above, if the obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such obligation as selected by the Investment Manager in its sole discretion;

(iv) if not determined pursuant to clause (i), (ii) or (iii) above, if a rating or rating estimate has been assigned to such Collateral Obligation by Moody’s upon the request of the Issuer, the Investment Manager or an Affiliate of the Investment Manager, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation so long as such rating estimate or a renewal for such rating estimate has been issued or provided by Moody’s in each case within the 15 month period preceding the date on which a Moody’s Default Probability Rating is determined;

(v) if not determined pursuant to clause (i), (ii) or (iii) above, and at the election of the Investment Manager, the Moody’s Derived Rating, if any; or

(vi) if the preceding clauses do not apply, “Caa3”;

provided that notwithstanding the methodology above, if a Collateral Obligation is a DIP Collateral Obligation, the Moody’s Default Probability Rating will be the rating that is one subcategory below the Assigned Moody’s Rating of such DIP Collateral Obligation; provided further, that, each applicable rating, at the time of calculation, (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory, and (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by one rating subcategory.

Schedule 4-1

“Moody’s Derived Rating”: With respect to a Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating as determined in the manner set forth below:

(a) by using one of the methods provided below:

(i) if such Collateral Obligation has a public and monitored rating by S&P, pursuant to the table below:

Type of Collateral Obligation	S&P Rating (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P Rating
Not Structured Finance Obligation	≥ “BBB-”	Not a Loan or Participation Interest in Loan	-1

Not Structured Finance Obligation	≤ “BB+”	Not a Loan or Participation Interest in Loan	-2

Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

(ii) if such Collateral Obligation is not rated by S&P but another security or obligation of the obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Investment Manager be determined in accordance with the table set forth in subclause (a)(i) above, and the Moody’s Derived Rating for purposes of the definitions of Moody’s Rating and Moody’s Default Probability Rating (as applicable) of such Collateral Obligation will be determined in accordance with the methodology set forth in the following table (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (a)(ii)):

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1

Senior secured obligation	less than B2	-2

Subordinated obligation	greater than or equal to B3	+1

Subordinated obligation	less than B3	0

or

Schedule 4-2

(iii) if such Collateral Obligation is a DIP Collateral Obligation, no Moody’s Derived Rating may be determined based on a rating by S&P or any other rating agency;

provided, that the Aggregate Principal Balance of the Collateral Obligations that may have a Moody’s Rating derived from an S&P Rating as set forth in subclauses (i) or (ii) of this clause (a) may not exceed 10% of the Collateral Principal Amount.

(b) If not determined pursuant to clause (a) above and such Collateral Obligation is not rated by Moody’s and no other security or obligation of the issuer of such Collateral Obligation is rated by Moody’s, and if Moody’s has been requested by the Issuer, the Investment Manager or the issuer of such Collateral Obligation to assign a rating or rating estimate with respect to such Collateral Obligation but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Derived Rating of such Collateral Obligation for purposes of the definitions of Moody’s Rating or Moody’s Default Probability Rating of such Collateral Obligation shall be (i) “B3” if the Investment Manager certifies to the Trustee and the Collateral Administrator that the Investment Manager believes that such estimate shall be at least “B3” and if the Aggregate Principal Balance of Collateral Obligations determined pursuant to this clause (b)(i) does not exceed 5% of the Collateral Principal Amount or (ii) otherwise, “Caa1.”

For purposes of calculating a Moody’s Derived Rating, each applicable rating, at the time of calculation, (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory and (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by one rating subcategory.

“Moody’s Rating”:

With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(a) if such Collateral Obligation has an Assigned Moody’s Rating or a credit estimate assigned to it by Moody’s, such Assigned Moody’s Rating or credit estimate, as applicable;

(b) if such Collateral Obligation is a Moody’s Senior Secured Loan, and such rating is not determined pursuant to clause (a) above, if the obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory higher than such CFR;

(c) if not determined pursuant to clause (a) or (b) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation (or, if such Collateral Obligation is a Moody’s Senior Secured Loan, the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such senior unsecured obligation) as selected by the Investment Manager in its sole discretion;

(d) if such Collateral Obligation is not a Moody’s Senior Secured Loan and such rating is not determined pursuant to clause (a) or (c) above, if the obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory lower than such CFR;

Schedule 4-3

(e) if such Collateral Obligation is not a Moody’s Senior Secured Loan and such rating is not determined pursuant to clause (a), (c) or (d) above, if the obligor of such Collateral Obligation has one or more subordinated obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on any such obligation as selected by the Investment Manager in its sole discretion;

(f) if not determined pursuant to clauses (a) through (e) above, at the election of the Investment Manager, the Moody’s Derived Rating; and

(g) if not determined pursuant to clause (a) through (f) above, “Caa3”.

provided, that for purposes of calculating a Moody’s Rating, each applicable rating, at the time of calculation, (i) on credit watch by Moody’s with positive implications will be treated as having been upgraded by one rating subcategory and (ii) on credit watch by Moody’s with negative implications will be treated as having been downgraded by one rating subcategory.

For purposes of the definitions of “Moody’s Default Probability Rating,” “Moody’s Derived Rating” and “Moody’s Rating,” any credit estimate assigned by Moody’s shall expire one year from the date such estimate was issued; provided that, for purposes of any calculation under this Indenture, if Moody’s fails to renew for any reason a credit estimate for a previously acquired Collateral Obligation thereunder on or before such one-year anniversary (which may be extended at Moody’s option to the extent the annual audited financial statements for the related obligor have not yet been received), after the Issuer or the Investment Manager on the Issuer’s behalf has submitted to Moody’s all information that Moody’s required to be provided for such renewal, (1) for a period of 90 days, the previous credit estimate assigned by Moody’s shall be downgraded by one notch and (2) thereafter, the Collateral Obligation will be deemed to have a Moody’s rating of “Caa3”; provided that, if there is a Material Change with respect to any Collateral Obligation for which the Moody’s Rating is based on a rating estimate from Moody’s, the Issuer, or the Investment Manager on behalf of the Issuer, will, upon notice or knowledge thereof, use commercially reasonable efforts to notify Moody’s and provide available information with respect thereto (provided that, for the avoidance of doubt, such notification will not, unless so requested by the Issuer, be considered a request for a new or refreshed rating estimate by the Issuer or be considered in determining whether or not the Issuer has complied with the annual rating estimate requirements set forth in this Indenture) and, in the event Moody’s provides an unsolicited update of the rating estimate of such Collateral Obligation following receipt of such information, such rating estimate will be used by the Issuer until such later date that it is updated by Moody’s.

For purposes of the preceding paragraph, “Material Change” means, with respect to any Collateral Obligation, the occurrence of any of the following events: (a) non-payment of interest or principal, (b) the rescheduling of any interest or principal, (c) any material covenant breach, (d) any restructuring of debt with respect to the obligor of such Collateral Obligation, (e) the addition of payment-in-kind terms, change in maturity date or any change in coupon rates and (f) the occurrence of the significant sale or acquisition of assets by the related obligor.

Schedule 4-4

Schedule 5

S&P RECOVERY RATE TABLES

Section 1.

(a)	(i) If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows (and taking into account, for any Collateral Obligation with an S&P Recovery Rating of a Collateral Obligation of ‘2’ through ‘5’, the recovery range indicated in the S&P published report therefor):

S&P Recovery Rating of a Collateral Obligation	Recovery Range from S&P published reports*	Initial Liability Rating
		“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	100	75%	85%	88%	90%	92%	95%
1	90-100	65%	75%	80%	85%	90%	95%
2	80-90	60%	70%	75%	81%	86%	90%
2	70-80	50%	60%	66%	73%	79%	80%
3	60-70	40%	50%	56%	63%	67%	70%
3	50-60	30%	40%	46%	53%	59%	60%
4	40-50	27%	35%	42%	46%	48%	50%
4	30-40	20%	26%	33%	39%	40%	40%
5	20-30	15%	20%	24%	26%	28%	30%
5	10-20	5%	10%	15%	20%	20%	20%
6	0-10	2%	4%	6%	8%	10%	10%
		Recovery Rate

*	If a recovery range is not available from S&P’s published reports for a given loan with an S&P Recovery Rating of a Collateral Obligation of ‘2’ through ‘5’, the lower range for the applicable recovery rating shall be assumed.

(ii)	If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a senior unsecured loan, second lien loan or senior unsecured bond and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation that is a Senior Secured Loan, senior secured note or senior secured bond (a “Senior Secured Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined using the following table:

Schedule 5-1

For Collateral Obligations Domiciled in Group A

S&P Recovery Rating
of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	— %	— %	— %	— %	— %	— %
	Recovery rate

For Collateral Obligations Domiciled in Group B

S&P Recovery Rating
of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	16%	18%	21%	24%	27%	29%
1	16%	18%	21%	24%	27%	29%
2	16%	18%	21%	24%	27%	29%
3	10%	13%	15%	18%	19%	20%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	— %	— %	— %	— %	— %	— %
	Recovery rate

For Collateral Obligations Domiciled in Group C

S&P Recovery Rating
of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	— %	— %	— %	— %	— %	— %
	Recovery rate

(iii)	If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan or subordinated bond and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation that is a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined using the following table:

Schedule 5-2

For Collateral Obligations Domiciled in Groups A, B and C

S&P Recovery Rating
of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	— %	— %	— %	— %	— %	— %
6	— %	— %	— %	— %	— %	— %
	Recovery rate

(b)	If a recovery rate cannot be determined using clause (a) and the Collateral Obligation is secured solely or primarily by common stock, other equity interests and goodwill, and the issuer of such Collateral Obligation has issued another debt instrument that is a senior unsecured loan, then the S&P Recovery Rate for such Collateral Obligation will be equal to the S&P Recovery Rate for such senior unsecured loan (or such other S&P Recovery Rate as S&P may provide, at the request of the Investment Manager, on a case by case basis).

(c)	If a recovery rate cannot be determined using clause (a) or clause (b) and the Collateral Obligation is secured solely or primarily by common stock, other equity interests and goodwill, then the recovery rate shall be determined using the table following clause (d) as if such Collateral Obligation were an Unsecured Loan.

(d)	If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for obligors Domiciled in Group A, B, C or D:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans
Group A	50%	55%	59%	63%	75%	79%
Group B	45%	49%	53%	58%	70%	74%
Group C	39%	42%	46%	49%	60%	63%
Group D	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans), Senior Bonds, and Senior Secured Floating Rate Notes
Group A	41%	46%	49%	53%	63%	67%
Group B	37%	41%	44%	49%	59%	62%
Group C	32%	35%	39%	41%	50%	53%
Group D	17%	19%	27%	29%	31%	34%

Schedule 5-3

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Unsecured loans, Unsecured Bonds, Second Lien Loans[2] and First Lien Las Out Loans
Group A	18%	20%	23%	26%	29%	31%
Group B	16%	18%	21%	24%	27%	29%
Group C	13%	16%	18%	21%	23%	25%
Group D	10%	12%	14%	16%	18%	20%
Subordinated Loans
Group A	8%	8%	8%	8%	8%	8%
Group B	10%	10%	10%	10%	10%	10%
Group C	9%	9%	9%	9%	9%	9%
Group D	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A:	Australia, Denmark, Finland, Hong Kong, Ireland, The Netherlands, New Zealand, Norway, Singapore, Sweden, U.K.
Group B:	Austria, Belgium, Canada, Germany, Israel, Japan, Luxembourg, Portugal, South Africa, Switzerland, U.S.
Group C:	Argentina, Brazil, Chile, France, Greece, Italy, Mexico, South Korea, Spain, Taiwan, Turkey, United Arab Emirates.
Group D:	Kazakhstan, Russia, Ukraine, others

Section 2. S&P CDO Monitor

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate
	35.00%	43.50%	49.20%	55.60%	61.85%	67.10%
	35.00%	43.75%	49.45%	55.85%	62.10%	67.35%
	35.00%	44.00%	49.70%	56.10%	62.35%	67.60%
	35.00%	44.25%	49.95%	56.35%	62.60%	67.85%
	35.00%	44.50%	50.20%	56.60%	62.85%	68.10%
	36.00%	44.50%	50.20%	56.60%	62.85%	68.10%
	36.00%	44.75%	50.45%	56.85%	63.10%	68.35%
	36.00%	45.00%	50.70%	57.10%	63.35%	68.60%
	36.00%	45.25%	50.95%	57.35%	63.60%	68.85%
	36.00%	45.50%	51.20%	57.60%	63.85%	69.10%
	37.00%	45.50%	51.20%	57.60%	63.85%	69.10%
	37.00%	45.75%	51.45%	57.85%	64.10%	69.35%
	37.00%	46.00%	51.70%	58.10%	64.35%	69.60%
	37.00%	46.25%	51.95%	58.35%	64.60%	69.85%
	37.00%	46.50%	52.20%	58.60%	64.85%	70.10%
	38.00%	46.50%	52.20%	58.60%	64.85%	70.10%
	38.00%	46.75%	52.45%	58.85%	65.10%	70.35%

[2]	Second Lien Loans with an Aggregate Principal Balance in excess of 15% of the Collateral Principal Amount shall use the “Subordinated loans” Priority Category for the purpose of determining their S&P Recovery Rate.

Schedule 5-4

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate
	38.00%	47.00%	52.70%	59.10%	65.35%	70.60%
	38.00%	47.25%	52.95%	59.35%	65.60%	70.85%
	38.00%	47.50%	53.20%	59.60%	65.85%	71.10%
	39.00%	47.50%	53.20%	59.60%	65.85%	71.10%
	39.00%	47.75%	53.45%	59.85%	66.10%	71.35%
	39.00%	48.00%	53.70%	60.10%	66.35%	71.60%
	39.00%	48.25%	53.95%	60.35%	66.60%	71.85%
	39.00%	48.50%	54.20%	60.60%	66.85%	72.10%
	39.25%	47.75%	53.45%	59.85%	66.10%	71.35%
	39.25%	48.00%	53.70%	60.10%	66.35%	71.60%
	39.25%	48.25%	53.95%	60.35%	66.60%	71.85%
	39.25%	48.50%	54.20%	60.60%	66.85%	72.10%
	39.25%	48.75%	54.45%	60.85%	67.10%	72.35%
	39.50%	48.00%	53.70%	60.10%	66.35%	71.60%
	39.50%	48.25%	53.95%	60.35%	66.60%	71.85%
	39.50%	48.50%	54.20%	60.60%	66.85%	72.10%
	39.50%	48.75%	54.45%	60.85%	67.10%	72.35%
	39.50%	49.00%	54.70%	61.10%	67.35%	72.60%
	39.75%	48.25%	53.95%	60.35%	66.60%	71.85%
	39.75%	48.50%	54.20%	60.60%	66.85%	72.10%
	39.75%	48.75%	54.45%	60.85%	67.10%	72.35%
	39.75%	49.00%	54.70%	61.10%	67.35%	72.60%
	39.75%	49.25%	54.95%	61.35%	67.60%	72.85%
	40.00%	48.50%	54.20%	60.60%	66.85%	72.10%
	40.00%	48.75%	54.45%	60.85%	67.10%	72.35%
	40.00%	49.00%	54.70%	61.10%	67.35%	72.60%
	40.00%	49.25%	54.95%	61.35%	67.60%	72.85%
	40.00%	49.50%	55.20%	61.60%	67.85%	73.10%
	40.25%	48.75%	54.45%	60.85%	67.10%	72.35%
	40.25%	49.00%	54.70%	61.10%	67.35%	72.60%
	40.25%	49.25%	54.95%	61.35%	67.60%	72.85%
	40.25%	49.50%	55.20%	61.60%	67.85%	73.10%
	40.25%	49.75%	55.45%	61.85%	68.10%	73.35%
	40.50%	49.00%	54.70%	61.10%	67.35%	72.60%
	40.50%	49.25%	54.95%	61.35%	67.60%	72.85%
	40.50%	49.50%	55.20%	61.60%	67.85%	73.10%
	40.50%	49.75%	55.45%	61.85%	68.10%	73.35%
	40.50%	50.00%	55.70%	62.10%	68.35%	73.60%
	40.75%	49.25%	54.95%	61.35%	67.60%	72.85%
	40.75%	49.50%	55.20%	61.60%	67.85%	73.10%
	40.75%	49.75%	55.45%	61.85%	68.10%	73.35%
	40.75%	50.00%	55.70%	62.10%	68.35%	73.60%
	40.75%	50.25%	55.95%	62.35%	68.60%	73.85%
	41.00%	49.50%	55.20%	61.60%	67.85%	73.10%
	41.00%	49.75%	55.45%	61.85%	68.10%	73.35%
	41.00%	50.00%	55.70%	62.10%	68.35%	73.60%
	41.00%	50.25%	55.95%	62.35%	68.60%	73.85%
	41.00%	50.50%	56.20%	62.60%	68.85%	74.10%
	41.25%	49.75%	55.45%	61.85%	68.10%	73.35%
	41.25%	50.00%	55.70%	62.10%	68.35%	73.60%
	41.25%	50.25%	55.95%	62.35%	68.60%	73.85%
	41.25%	50.50%	56.20%	62.60%	68.85%	74.10%

Schedule 5-5

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate
	41.25%	50.75%	56.45%	62.85%	69.10%	74.35%
	41.50%	50.00%	55.70%	62.10%	68.35%	73.60%
	41.50%	50.25%	55.95%	62.35%	68.60%	73.85%
	41.50%	50.50%	56.20%	62.60%	68.85%	74.10%
	41.50%	50.75%	56.45%	62.85%	69.10%	74.35%
	41.50%	51.00%	56.70%	63.10%	69.35%	74.60%
	41.75%	50.25%	55.95%	62.35%	68.60%	73.85%
	41.75%	50.50%	56.20%	62.60%	68.85%	74.10%
	41.75%	50.75%	56.45%	62.85%	69.10%	74.35%
	41.75%	51.00%	56.70%	63.10%	69.35%	74.60%
	41.75%	51.25%	56.95%	63.35%	69.60%	74.85%
	42.00%	50.50%	56.20%	62.60%	68.85%	74.10%
	42.00%	50.75%	56.45%	62.85%	69.10%	74.35%
	42.00%	51.00%	56.70%	63.10%	69.35%	74.60%
	42.00%	51.25%	56.95%	63.35%	69.60%	74.85%
	42.00%	51.50%	57.20%	63.60%	69.85%	75.10%
	42.25%	50.75%	56.45%	62.85%	69.10%	74.35%
	42.25%	51.00%	56.70%	63.10%	69.35%	74.60%
	42.25%	51.25%	56.95%	63.35%	69.60%	74.85%
	42.25%	51.50%	57.20%	63.60%	69.85%	75.10%
	42.25%	51.75%	57.45%	63.85%	70.10%	75.35%
	42.50%	51.00%	56.70%	63.10%	69.35%	74.60%
	42.50%	51.25%	56.95%	63.35%	69.60%	74.85%
	42.50%	51.50%	57.20%	63.60%	69.85%	75.10%
	42.50%	51.75%	57.45%	63.85%	70.10%	75.35%
	42.50%	52.00%	57.70%	64.10%	70.35%	75.60%
	42.75%	51.25%	56.95%	63.35%	69.60%	74.85%
	42.75%	51.50%	57.20%	63.60%	69.85%	75.10%
	42.75%	51.75%	57.45%	63.85%	70.10%	75.35%
	42.75%	52.00%	57.70%	64.10%	70.35%	75.60%
	42.75%	52.25%	57.95%	64.35%	70.60%	75.85%
	43.00%	51.50%	57.20%	63.60%	69.85%	75.10%
	43.00%	51.75%	57.45%	63.85%	70.10%	75.35%
	43.00%	52.00%	57.70%	64.10%	70.35%	75.60%
	43.00%	52.25%	57.95%	64.35%	70.60%	75.85%
	43.00%	52.50%	58.20%	64.60%	70.85%	76.10%
	43.25%	51.75%	57.45%	63.85%	70.10%	75.35%
	43.25%	52.00%	57.70%	64.10%	70.35%	75.60%
	43.25%	52.25%	57.95%	64.35%	70.60%	75.85%
	43.25%	52.50%	58.20%	64.60%	70.85%	76.10%
	43.25%	52.75%	58.45%	64.85%	71.10%	76.35%
	43.50%	52.00%	57.70%	64.10%	70.35%	75.60%
	43.50%	52.25%	57.95%	64.35%	70.60%	75.85%
	43.50%	52.50%	58.20%	64.60%	70.85%	76.10%
	43.50%	52.75%	58.45%	64.85%	71.10%	76.35%
	43.50%	53.00%	58.70%	65.10%	71.35%	76.60%
	43.75%	52.25%	57.95%	64.35%	70.60%	75.85%
	43.75%	52.50%	58.20%	64.60%	70.85%	76.10%
	43.75%	52.75%	58.45%	64.85%	71.10%	76.35%
	43.75%	53.00%	58.70%	65.10%	71.35%	76.60%
	43.75%	53.25%	58.95%	65.35%	71.60%	76.85%
	44.00%	52.50%	58.20%	64.60%	70.85%	76.10%

Schedule 5-6

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate
	44.00%	52.75%	58.45%	64.85%	71.10%	76.35%
	44.00%	53.00%	58.70%	65.10%	71.35%	76.60%
	44.00%	53.25%	58.95%	65.35%	71.60%	76.85%
	44.00%	53.50%	59.20%	65.60%	71.85%	77.10%
	44.25%	52.75%	58.45%	64.85%	71.10%	76.35%
	44.25%	53.00%	58.70%	65.10%	71.35%	76.60%
	44.25%	53.25%	58.95%	65.35%	71.60%	76.85%
	44.25%	53.50%	59.20%	65.60%	71.85%	77.10%
	44.25%	53.75%	59.45%	65.85%	72.10%	77.35%
	44.50%	53.00%	58.70%	65.10%	71.35%	76.60%
	44.50%	53.25%	58.95%	65.35%	71.60%	76.85%
	44.50%	53.50%	59.20%	65.60%	71.85%	77.10%
	44.50%	53.75%	59.45%	65.85%	72.10%	77.35%
	44.50%	54.00%	59.70%	66.10%	72.35%	77.60%
	44.75%	53.25%	58.95%	65.35%	71.60%	76.85%
	44.75%	53.50%	59.20%	65.60%	71.85%	77.10%
	44.75%	53.75%	59.45%	65.85%	72.10%	77.35%
	44.75%	54.00%	59.70%	66.10%	72.35%	77.60%
	44.75%	54.25%	59.95%	66.35%	72.60%	77.85%
	45.00%	53.50%	59.20%	65.60%	71.85%	77.10%
	45.00%	53.75%	59.45%	65.85%	72.10%	77.35%
	45.00%	54.00%	59.70%	66.10%	72.35%	77.60%
	45.00%	54.25%	59.95%	66.35%	72.60%	77.85%
	45.00%	54.50%	60.20%	66.60%	72.85%	78.10%
	45.25%	53.75%	59.45%	65.85%	72.10%	77.35%
	45.25%	54.00%	59.70%	66.10%	72.35%	77.60%
	45.25%	54.25%	59.95%	66.35%	72.60%	77.85%
	45.25%	54.50%	60.20%	66.60%	72.85%	78.10%
	45.25%	54.75%	60.45%	66.85%	73.10%	78.35%
	45.50%	54.00%	59.70%	66.10%	72.35%	77.60%
	45.50%	54.25%	59.95%	66.35%	72.60%	77.85%
	45.50%	54.50%	60.20%	66.60%	72.85%	78.10%
	45.50%	54.75%	60.45%	66.85%	73.10%	78.35%
	45.50%	55.00%	60.70%	67.10%	73.35%	78.60%
	45.75%	54.25%	59.95%	66.35%	72.60%	77.85%
	45.75%	54.50%	60.20%	66.60%	72.85%	78.10%
	45.75%	54.75%	60.45%	66.85%	73.10%	78.35%
	45.75%	55.00%	60.70%	67.10%	73.35%	78.60%
	45.75%	55.25%	60.95%	67.35%	73.60%	78.85%
	46.00%	54.50%	60.20%	66.60%	72.85%	78.10%
	46.00%	54.75%	60.45%	66.85%	73.10%	78.35%
	46.00%	55.00%	60.70%	67.10%	73.35%	78.60%
	46.00%	55.25%	60.95%	67.35%	73.60%	78.85%
	46.00%	55.50%	61.20%	67.60%	73.85%	79.10%
	46.25%	54.75%	60.45%	66.85%	73.10%	78.35%
	46.25%	55.00%	60.70%	67.10%	73.35%	78.60%
	46.25%	55.25%	60.95%	67.35%	73.60%	78.85%
	46.25%	55.50%	61.20%	67.60%	73.85%	79.10%
	46.25%	55.75%	61.45%	67.85%	74.10%	79.35%
	46.50%	55.00%	60.70%	67.10%	73.35%	78.60%
	46.50%	55.25%	60.95%	67.35%	73.60%	78.85%
	46.50%	55.50%	61.20%	67.60%	73.85%	79.10%

Schedule 5-7

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate
	46.50%	55.75%	61.45%	67.85%	74.10%	79.35%
	46.50%	56.00%	61.70%	68.10%	74.35%	79.60%
	46.75%	55.25%	60.95%	67.35%	73.60%	78.85%
	46.75%	55.50%	61.20%	67.60%	73.85%	79.10%
	46.75%	55.75%	61.45%	67.85%	74.10%	79.35%
	46.75%	56.00%	61.70%	68.10%	74.35%	79.60%
	46.75%	56.25%	61.95%	68.35%	74.60%	79.85%
	47.00%	55.50%	61.20%	67.60%	73.85%	79.10%
	47.00%	55.75%	61.45%	67.85%	74.10%	79.35%
	47.00%	56.00%	61.70%	68.10%	74.35%	79.60%
	47.00%	56.25%	61.95%	68.35%	74.60%	79.85%
	47.00%	56.50%	62.20%	68.60%	74.85%	80.10%
	47.25%	55.75%	61.45%	67.85%	74.10%	79.35%
	47.25%	56.00%	61.70%	68.10%	74.35%	79.60%
	47.25%	56.25%	61.95%	68.35%	74.60%	79.85%
	47.25%	56.50%	62.20%	68.60%	74.85%	80.10%
	47.25%	56.75%	62.45%	68.85%	75.10%	80.35%
	47.50%	56.00%	61.70%	68.10%	74.35%	79.60%
	47.50%	56.25%	61.95%	68.35%	74.60%	79.85%
	47.50%	56.50%	62.20%	68.60%	74.85%	80.10%
	47.50%	56.75%	62.45%	68.85%	75.10%	80.35%
	47.50%	57.00%	62.70%	69.10%	75.35%	80.60%
	47.75%	56.25%	61.95%	68.35%	74.60%	79.85%
	47.75%	56.50%	62.20%	68.60%	74.85%	80.10%
	47.75%	56.75%	62.45%	68.85%	75.10%	80.35%
	47.75%	57.00%	62.70%	69.10%	75.35%	80.60%
	47.75%	57.25%	62.95%	69.35%	75.60%	80.85%
	48.00%	56.50%	62.20%	68.60%	74.85%	80.10%
	48.00%	56.75%	62.45%	68.85%	75.10%	80.35%
	48.00%	57.00%	62.70%	69.10%	75.35%	80.60%
	48.00%	57.25%	62.95%	69.35%	75.60%	80.85%
	48.00%	57.50%	63.20%	69.60%	75.85%	81.10%
	48.25%	56.75%	62.45%	68.85%	75.10%	80.35%
	48.25%	57.00%	62.70%	69.10%	75.35%	80.60%
	48.25%	57.25%	62.95%	69.35%	75.60%	80.85%
	48.25%	57.50%	63.20%	69.60%	75.85%	81.10%
	48.25%	57.75%	63.45%	69.85%	76.10%	81.35%

Weighted Average Floating Spread	2.95%
3.00%
3.05%
3.10%
3.15%
3.20%
3.25%
3.30%
3.35%
3.40%
3.45%
3.50%
3.55%
3.60%
3.65%
3.70%
3.75%
3.80%
3.85%
3.90%
3.95%
4.00%
4.05%

Schedule 5-8

As of the Closing Date the Investment Manager will elect the following Weighted Average S&P Recovery Rates for purposes of the S&P CDO Monitor Test:

Liability Rating	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”
Weighted Average S&P Recovery Rate	43.00%	52.00%	57.70%	64.10%	70.35%	75.60%

As of the Closing Date the Investment Manager will elect the following Weighted Average Floating Spread for purposes of the S&P CDO Monitor Test: 3.65%

Schedule 5-9

Schedule 6

APPROVED INDEX LIST

1.	Merrill Lynch Investment Grade Corporate Master Index

2.	CSFB Leveraged Loan Index

3.	JPMorgan Domestic High Yield Index

4.	Barclays Capital U.S. Corporate High-Yield Index

5.	Merrill Lynch High Yield Master Index

Schedule 6-1